Exhibit 10.2

CONFORMED COPY THROUGH FIRST AMENDMENT

DATED MAY 2, 2022

TERM LOAN CREDIT AGREEMENT

DATED AS OF AUGUST 11, 2021

by and among

PLYMOUTH INDUSTRIAL OP, LP

AS BORROWER,

THE guarantorS FROM TIME TO TIME PARTY HERETO,

KEYBANK NATIONAL ASSOCIATION,

THE OTHER LENDERS WHICH ARE PARTIES TO THIS AGREEMENT

AND

OTHER LENDERS THAT MAY BECOME

PARTIES TO THIS AGREEMENT,

KEYBANK NATIONAL ASSOCIATION,

AS AGENT,

KEYBANC CAPITAL MARKETS AND CAPITAL ONE, NATIONAL ASSOCIATION,
AS JOINT LEAD ARRANGERS AND BOOK MANAGERS

TABLE OF CONTENTS

§1. DEFINITIONS AND RULES OF INTERPRETATION.	1
§1.1 Definitions	1
§1.2 Rules of Interpretation.	35
§1.3 Divisions	37
§1.4 Benchmark Notification	37
§2. THE CREDIT FACILITY.	37
§2.1 Loans	37
§2.2 RESERVED	38
§2.3 Notes	38
§2.4 RESERVED	38
§2.5 RESERVED	38
§2.6 RESERVED.	38
§2.7 Interest on Loans.	38
§2.8 Requests for Loans	39
§2.9 Funds for Loans.	40
§2.10 Use of Proceeds	41
§2.11 RESERVED.	41
§2.12 Additional Term Loans.	41
§2.13 RESERVED	43
§2.14 Pro Rata Treatment.	43
§3. REPAYMENT OF THE LOANS.	44
§3.1 Stated Maturity	44
§3.2 Mandatory Prepayments	44
§3.3 Optional Prepayments.	44
§3.4 Partial Prepayments	44
§3.5 Effect of Prepayments	44
§4. CERTAIN GENERAL PROVISIONS.	44
§4.1 Conversion Options.	44
§4.2 Fees	45
§4.3 [Intentionally Omitted.]	45
§4.4 Funds for Payments.	45
§4.5 Computations	50
§4.6 Suspension of SOFR Loans	50
§4.7 Illegality	51
§4.8 Additional Interest	51
§4.9 Additional Costs, Etc.	51
§4.10 Capital Adequacy	52
§4.11 Breakage Costs	52
§4.12 Default Interest; Late Charge	53
§4.13 Certificate	53
§4.14 Limitation on Interest	53

§4.15 Certain Provisions Relating to Increased Costs and Non-Funding Lenders	53
§4.16 Effect of Benchmark Transition Event	54
§5. UNENCUMBERED PROPERTIES.	56
§5.1 Addition of Unencumbered Properties.	56
§5.2 Release of Unencumbered Property	57
§5.3 Additional Subsidiary Guarantors	58
§5.4 Release of Certain Subsidiary Guarantors	58
§5.5 Suspended Unencumbered Properties.	59
§6. REPRESENTATIONS AND WARRANTIES	59
§6.1 Corporate Authority, Etc.	59
§6.2 Governmental Approvals	60
§6.3 Title to Unencumbered Properties	61
§6.4 Financial Statements	61
§6.5 No Material Changes	61
§6.6 Franchises, Patents, Copyrights, Etc.	61
§6.7 Litigation	62
§6.8 No Material Adverse Contracts, Etc.	62
§6.9 Compliance with Other Instruments, Laws, Etc.	62
§6.10 Tax Status	62
§6.11 No Event of Default	62
§6.12 Investment Company Act	63
§6.13 Absence of UCC Financing Statements, Etc.	63
§6.14 [Intentionally Omitted].	63
§6.15 Certain Transactions	63
§6.16 Employee Benefit Plans	63
§6.17 Disclosure	63
§6.18 Trade Name; Place of Business	64
§6.19 Regulations T, U and X	64
§6.20 Environmental Compliance	64
§6.21 Subsidiaries; Organizational Structure	66
§6.22 Leases	66
§6.23 Unencumbered Properties	66
§6.24 Brokers	67
§6.25 Other Debt	67
§6.26 Solvency	68
§6.27 No Bankruptcy Filing	68
§6.28 No Fraudulent Intent	68
§6.29 Transaction in Best Interests of Credit Parties; Consideration	68
§6.30 OFAC	68
§6.31 Ground Lease.	69
§7. AFFIRMATIVE COVENANTS	70
§7.1 Punctual Payment	70
§7.2 Maintenance of Office	70
§7.3 Records and Accounts	70

§7.4 Financial Statements, Certificates and Information	70
§7.5 Notices.	73
§7.6 Existence; Maintenance of Properties.	75
§7.7 Insurance	75
§7.8 Taxes; Liens	76
§7.9 Inspection of Unencumbered Properties and Books	76
§7.10 Compliance with Laws, Contracts, Licenses, and Permits	76
§7.11 Further Assurances	77
§7.12 Management	77
§7.13 Leases of the Property.	77
§7.14 Business Operations	77
§7.15 Registered Service Mark	77
§7.16 Ownership of Real Estate	77
§7.17 RESERVED.	78
§7.18 Plan Assets	78
§7.19 Guarantor Covenants	78
§7.20 Unencumbered Properties	78
§7.21 REIT Guarantor	78
§7.22 Sanctions Laws and Regulations	79
§8. NEGATIVE COVENANTS	79
§8.1 Restrictions on Indebtedness	79
§8.2 Restrictions on Liens, Etc.	80
§8.3 Restrictions on Investments.	81
§8.4 Merger, Consolidation	83
§8.5 Intentionally Deleted.	83
§8.6 Compliance with Environmental Laws	83
§8.7 Distributions	83
§8.8 Asset Sales	84
§8.9 Unencumbered Property Pool.	84
§8.10 Derivatives Contracts	85
§8.11 Transactions with Affiliates	85
§8.12 Management Fees	85
§8.13 Changes to Organizational Documents	85
§9. FINANCIAL COVENANTS	85
§9.1 Maximum Total Leverage Ratio	85
§9.2 Minimum Fixed Charge Coverage Ratio	85
§9.3 Minimum Consolidated Tangible Net Worth	85
§9.4 Secured Indebtedness	86
§9.5 Additional Recourse Indebtedness	86
§9.6 Maximum Unencumbered Leverage	86
§9.7 Minimum Unencumbered Interest Coverage	86
§10. CLOSING CONDITIONS	86
§10.1 Loan Documents	86
§10.2 Certified Copies of Organizational Documents	86

§10.3 Resolutions	86
§10.4 Incumbency Certificate; Authorized Signers	86
§10.5 Opinion of Counsel	87
§10.6 Payment of Fees	87
§10.7 Insurance	87
§10.8 Performance; No Default	87
§10.9 Representations and Warranties	87
§10.10 Proceedings and Documents	87
§10.11 Unencumbered Properties	87
§10.12 Compliance Certificate	87
§10.13 Consents	87
§10.14 KYC; Beneficial Ownership Regulation	88
§10.15 Revolving Credit Agreement	88
§10.16 Other	88
§11. CONDITIONS TO ALL BORROWINGS	88
§11.1 Prior Conditions Satisfied	88
§11.2 Representations True; No Default	88
§11.3 Pro Forma Compliance	88
§11.4 Borrowing Documents	88
§12. EVENTS OF DEFAULT; ACCELERATION; ETC.	88
§12.1 Events of Default and Acceleration	89
§12.2 Certain Cure Periods	91
§12.3 Termination of Commitments	92
§12.4 Remedies	92
§12.5 Distribution of Proceeds	92
§12.6 Remedies in Respect of Hedge Obligations	93
§13. SETOFF	94
§14. THE AGENT.	94
§14.1 Authorization	94
§14.2 Employees and Agents	95
§14.3 No Liability	95
§14.4 No Representations	95
§14.5 Payments.	96
§14.6 Holders of Notes	96
§14.7 Indemnity	96
§14.8 Agent as Lender	97
§14.9 Resignation	97
§14.10 Duties in the Case of Enforcement	97
§14.11 Bankruptcy	98
§14.12 Request for Agent Action	98
§14.13 Reliance by Agent	98
§14.14 Approvals	99
§14.15 Borrower Not Beneficiary	99

§14.16 Defaulting Lenders.	99
§14.17 Reliance on Hedge Provider	101
§14.18 Certain ERISA Matters.	101
§14.19 Erroneous Payments.	102
§15. EXPENSES	104
§16. INDEMNIFICATION	105
§17. SURVIVAL OF COVENANTS, ETC.	106
§18. ASSIGNMENT AND PARTICIPATION.	106
§18.1 Conditions to Assignment by Lenders	106
§18.2 Register	107
§18.3 New Notes	108
§18.4 Participations	108
§18.5 Pledge by Lender	109
§18.6 No Assignment by Borrower	109
§18.7 Disclosure	109
§18.8 Titled Agents	110
§18.9 Amendments to Loan Documents	110
§19. NOTICES	110
§20. RELATIONSHIP	111
§21. GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE	112
§22. HEADINGS	112
§23. COUNTERPARTS	112
§24. ENTIRE AGREEMENT, ETC.	112
§25. WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS	113
§26. DEALINGS WITH THE BORROWER	113
§27. CONSENTS, AMENDMENTS, WAIVERS, ETC	114
§27.1 Amendments Generally	114
§27.2 Additional Lender Consents	114
§27.3 Amendment of Agent’s Duties, Etc	114
§27.4 Defaulting Lender Votes	115
§27.5 Technical Amendments	115
§27.6 Conforming Amendments	115
§28. SEVERABILITY	115
§29. TIME OF THE ESSENCE	115
§30. NO UNWRITTEN AGREEMENTS	116
§31. REPLACEMENT NOTES	116
§32. NO THIRD PARTIES BENEFITED	116

v

§33. PATRIOT ACT	116
§34. [Intentionally Omitted.]	116
§35. JOINT AND SEVERAL LIABILITY	116
§36. ADDITIONAL AGREEMENTS CONCERNING OBLIGATIONS OF CREDIT PARTIES.	117
§36.1 Waiver of Automatic or Supplemental Stay	117
§36.2 Waiver of Defenses	117
§36.3 Waiver	119
§36.4 Subordination	119
§36.5 Further Waivers	120
§37. ACKNOWLEDGMENT OF BENEFITS; EFFECT OF AVOIDANCE PROVISIONS.	120
§38. ACKNOWLEDGMENT AND CONSENT TO BAIL-IN OF AFFECTED FINANCIAL INSTITUTIONS.	122
§39. ACKNOWLEDGMENT REGARDING ANY SUPPORTED QFCS.	123

EXHIBITS AND SCHEDULES

Exhibit A	FORM OF NOTE
Exhibit B	RESERVED
Exhibit C	FORM OF JOINDER AGREEMENT
Exhibit D	FORM OF LOAN REQUEST
Exhibit E	RESERVED
Exhibit F	FORM OF UNENCUMBERED PROPERTY ADDITION CERTIFICATE
Exhibit G	FORM OF COMPLIANCE CERTIFICATE
Exhibit H	FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT
Exhibit I	RESERVED
Exhibit J	FORMS OF TAX CERTIFICATION
Schedule 1.1	LENDERS AND COMMITMENTS
Schedule 6.3	LIST OF ALL ENCUMBRANCES ON ASSETS
Schedule 6.5	NO MATERIAL CHANGES
Schedule 6.7	PENDING LITIGATION
Schedule 6.15	CERTAIN TRANSACTIONS

Schedule 6.20(d)	REQUIRED ENVIRONMENTAL ACTIONS
Schedule 6.21	SUBSIDIARIES
Schedule 6.22	EXCEPTIONS TO RENT ROLL
Schedule 6.23	PROPERTY
Schedule 6.25	MATERIAL LOAN AGREEMENTS
Schedule 19	NOTICE ADDRESSES
Schedule SG	SUBSIDIARY GUARANTORS
Schedule UP	UNENCUMBERED PROPERTIES

TERM LOAN CREDIT AGREEMENT

THIS TERM LOAN CREDIT AGREEMENT is made as of August 11, 2021, by and among PLYMOUTH INDUSTRIAL OP, LP, a Delaware limited partnership (“Borrower”), the Subsidiary Guarantors hereafter becoming a party hereto, KEYBANK NATIONAL ASSOCIATION (“KeyBank”), the other lending institutions which are parties to this Agreement as “Lenders”, and the other lending institutions that may become parties hereto pursuant to §18, KEYBANK NATIONAL ASSOCIATION, as administrative agent for the Lenders (the “Agent”), and KEYBANC CAPITAL MARKETS and CAPITAL ONE, NATIONAL ASSOCIATION, as Joint Lead Arrangers and Book Managers.

R E C I T A L S

WHEREAS, at the request of the Borrower, the Agent and the Lenders have agreed to make available to the Borrower a term loan facility in the initial amount of $200,000,000.00, each in accordance with the terms and conditions contained herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

§1.	DEFINITIONS AND RULES OF INTERPRETATION.

§1.1        Definitions. The following terms shall have the meanings set forth in this §1 or elsewhere in the provisions of this Agreement referred to below:

2027 Closing Date Loan. An advance made by a Lender pursuant to §2.1(a).

2027 Delayed Draw Term Loan. An advance made by a Lender pursuant to §2.1(b).

2027 Term Commitment. For each 2027 Term Lender, its obligation to make a 2027 Closing Date Loan to Borrower pursuant to §2.1(a) and one or more 2027 Delayed Draw Loans to Borrower pursuant to §2.1(b) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1 (as amended) as such Lender’s “2027 Term Commitment”, or as set forth in the applicable Assignment and Assumption Agreement, as the same may be increase, or reduced as appropriate to reflect any assignment to or by such Lender pursuant to §18.

2027 Term Lender. A Lender having a 2027 Term Commitment, or if such 2027 Term Commitment has terminated, a Lender holding a 2027 Term Loan.

2027 Term Loan. A Loan made by a 2027 Term Lender to the Borrower in the form of a 2027 Closing Date Loan or a 2027 Delayed Draw Loan.

2027 Maturity Date. February 11, 2027.

2027 Term Note. A Note payable to a 2027 Term Lender, or its registered assignees, in a principal amount equal to the amount of such 2027 Term Lender’s 2027 Term Loan at the time of the making or acquisition of such Loan.

Additional Commitment Request Notice. See §2.12(a).

Additional Subsidiary Guarantor. Each additional Subsidiary of Borrower which becomes a Subsidiary Guarantor pursuant to §5.3.

Additional Term Commitment. See §2.12(a).

Additional Term Loan. A Loan made on any Commitment Increase Date by a Lender pursuant to such Lender’s Additional Term Commitment as of such Commitment Increase Date.

Additional Term Loan Amendment. See §2.12(b).

Adjusted Daily Simple SOFR. With respect to a Daily Simple SOFR Loan, the greater of (1) the sum of (a) Daily Simple SOFR and (b) the applicable SOFR Index Adjustment and (2) the Floor.

Adjusted Net Operating Income. On any date of determination, for any Real Estate, an amount equal to (i) the Net Operating Income from such Real Estate for the applicable period; less (ii) the Capital Reserve applicable to such Real Estate for the applicable period, calculated on a trailing 12-month basis. For the purposes of calculating Adjusted Net Operating Income for any Real Estate not owned and operated by the Borrower or a Subsidiary Guarantor for the prior four (4) full fiscal quarters most recently ended, the Adjusted Net Operating Income attributable to such Real Estate shall be calculated by using the actual historical results for such Real Estate for the prior four (4) full fiscal quarters most recently ended as if such Real Estate had been owned by the Borrower or a Subsidiary thereof during such period; provided, however, to the extent actual historical Adjusted Net Operating Income attributable to such Real Estate is unavailable, the Borrower may include such calculation of Adjusted Net Operating Income attributable to such Real Estate calculated on a proforma basis utilizing the most recent results available to the Borrower, annualized, so long as the Agent shall have given its prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Additionally, for such Real Estate that has been disposed of by the Borrower or Subsidiary Guarantor during the period of the prior four (4) fiscal quarters most recently ended, the Adjusted Net Operating Income attributable to such Real Estate shall be excluded from the calculation of Unencumbered Pool NOI and Value.

Adjusted Term SOFR. For any Available Tenor and Interest Period with respect to a Term SOFR Loan, the greater of (1) sum of (a) Term SOFR for such Interest Period and (b) the applicable SOFR Index Adjustment and (2) the Floor.

Affected Financial Institution. Means (a) any EEA Financial Institution or (b) any UK Financial Institution.

Affiliate. As applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means (a) the possession, directly or indirectly, of the power to vote more than ten percent (10%) of the stock, shares, voting trust certificates, beneficial interest, partnership interests, member interests or other interests having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, or (b) the ownership of (i) a general partnership interest, (ii) a managing member’s or manager’s interest in a limited liability company or (iii) a limited partnership interest or Preferred Securities (or other ownership interest) representing more than twenty percent (20%) of the outstanding limited partnership interests, Preferred Securities or other ownership interests of such Person.

Agent. KeyBank National Association, acting as administrative agent for the Lenders, and its permitted successors and assigns.

Agent’s Head Office. The Agent’s head office located at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other location as the Agent may designate from time to time by notice to the Borrower and the Lenders.

Agent’s Special Counsel. Riemer & Braunstein LLP or such other counsel as selected by Agent.

Aggregate Occupancy Rate. The quotient of (a) Net Rentable Area for all of the Unencumbered Properties subject to Leases as to which (i) tenants are in occupancy of their respective leased premises (or as to which a tenant has executed and delivered a lease for space within an Unencumbered Property, which lease is in full force and effect and with respect to which the tenant will take occupancy within ninety (90) days of execution of such lease), (ii) tenants are not in default of any of their monetary or other material obligations under their respective Lease beyond sixty (60) days (excluding year-end reconciliations of CAM charges or similar items and any failure to pay the first month such amount becomes due and payable the incremental increase in annual base rent as a result of the impact of an annual escalation of such rent), (iii) are an arm’s length Lease entered into in the ordinary course of business with a party that is not an Affiliate of the Borrower, and (iv) tenants or any guarantor thereunder are not subject to any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or similar debtor relief proceeding, divided by (b) Net Rentable Area for all of the Unencumbered Properties, expressed as a percentage.

Agreement. This Term Loan Credit Agreement, as the same may be amended, modified, supplemented and/or extended from time to time, including the Schedules and Exhibits hereto.

Agreement Regarding Fees. See §4.2.

Allocable Principal Balance. See §37(b).

Anti-Corruption Laws. All Legal Requirements of any jurisdiction applicable to the Credit Parties concerning or relating to bribery or corruption, including without limitation, the Foreign Corrupt Practices Act of 1977.

Anti-Money Laundering Laws. All Legal Requirements related to the financing of terrorism or money laundering, including without limitation, any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

Applicable Contribution. See §37(d).

Applicable Law. All applicable provisions of constitutions, statutes, rules, regulations, treaties, guidelines and orders of all Governmental Authorities and all orders and decrees of all courts, tribunals and arbitrators.

Applicable Lending Office. With respect to each Lender, the office designated by such Lender to the Agent as such Lender’s lending office for all purposes of this Agreement. A Lender may have a different Applicable Lending Office for Base Rate Loans and SOFR Loans.

Applicable Margin. The Applicable Margin for SOFR Loans and Base Rate Loans shall be as set forth below based on the Total Leverage as set forth in the most recent Compliance Certificate pursuant to §7.4(c):

Pricing Level	Total Leverage	SOFR Loans	Base Rate Loans
Pricing Level 1	Less than 40%	1.30%	0.30%
Pricing Level 2	Equal to or greater than 40% but less than 45%	1.40%	0.40%
Pricing Level 3	Equal to or greater than 45% but less than 50%	1.50%	0.50%
Pricing Level 4	Equal to or greater than 50% but less than 55%	1.65%	0.65%
Pricing Level 5	Equal to or greater than 55% but less than 60%	1.85%	0.85%

The Applicable Margin shall not be adjusted based upon such Total Leverage Ratio, if at all, until the third (3rd) Business Day following receipt of any updated Compliance Certificate. In the event that Borrower shall fail to deliver to the Agent a quarterly Compliance Certificate on or before the date required by §7.4(c), then without limiting any other rights of the Agent and the Lenders under this Agreement, the Applicable Margin shall be at Pricing Level 5 commencing on the first (1st) Business Day following the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until such failure is cured, in which event the Applicable Margin shall adjust, if necessary, on the first (1st) day of the first (1st) month following receipt of such Compliance Certificate. The Applicable Rate in effect from the date hereof through the date of the next change in the Applicable Rate pursuant to the provisions hereof shall be determined based upon Pricing Level 4. The provisions of this definition shall be subject to §2.7(e).

Applicable Percentage. With respect to each Class of Lender, the percentage set forth on Schedule 1.1 hereto as such Lender’s percentage of the Commitment of such Class, as the same may be changed from time to time in accordance with the terms of this Agreement, or if the

Commitments of such Class have been terminated or reduced to zero, such Lender’s percentage of all Outstanding Loans of such Class.

Approved Fund. Any Fund that is managed by (a) a Lender or (b) an Affiliate of a Lender.

Arranger. KeyBanc Capital Markets Inc. and Capital One, National Association, or any successors thereto.

Assignment and Acceptance Agreement. See §18.1.

Authorized Officer. Any of the following Persons: Jeffrey Witherell, Pendleton White, Jr., Daniel Wright and such other Persons as Borrower shall designate in a written notice to Agent.

Available Tenor. As of any date of determination and with respect to the then-current Benchmark, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement, or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section §4.16(d).

Availability Period. The period from and including the Closing Date to the Availability Period Termination Date.

Availability Period Termination Date. The earliest of (a) the Maturity Date for the 2027 Term Loans, (b) 4:00p.m. (Eastern Time) on December 9, 2021, (c) the date when the 2027 Term Commitments have been funded in full, and (d) the date of termination of the commitment of each Term Lender to make Term Loans pursuant to §12.3.

Bail-In Action. The exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an Affected Financial Institution.

Bail-In Legislation. (a) With respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirements for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the UK, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the UK relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

Balance Sheet Date. June 30, 2021.

Bankruptcy Code. Title 11, U.S.C.A., as amended from time to time or any successor statute thereto.

Base Rate. The greater of on any day (a) the fluctuating annual rate of interest announced from time to time by the Agent at the Agent’s Head Office as its “prime rate”, (b) one half of one percent (0.50%) above the Federal Funds Effective Rate, or (c) Adjusted Term SOFR for a one month tenor in effect on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus one percent (1%) per annum. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. Any change in the rate of interest payable hereunder resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change in the Base Rate becomes effective, without notice or demand of any kind.

Base Rate Loans. Loans of any Class bearing interest calculated by reference to the Base Rate.

Benchmark means, initially, with respect to (a) any Daily Simple SOFR Loan, Daily Simple SOFR, and (b) any Term SOFR Loan, Term SOFR; provided that if a Benchmark Transition Event has occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 4.16.

Benchmark Replacement means, with respect to any Benchmark Transition Event for the then-current Benchmark, the sum of: (i) the alternate benchmark rate that has been selected by the Agent as the replacement for such Benchmark giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in U.S. dollars at such time and (ii) the related Benchmark Replacement Adjustment, if any; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

Benchmark Replacement Adjustment means, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), if any, that has been selected by the Agent giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated syndicated credit facilities.

Benchmark Replacement Date means the earlier to occur of the following events with respect to the then-current Benchmark:

(a)	in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)	in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

Benchmark Transition Event means, with respect to the then-current Benchmark, the occurrence of one or more of the following events with respect to such Benchmark:

(a)	a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)	a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

Benchmark Transition Start Date means, with respect to any Benchmark, in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

Benchmark Unavailability Period means, with respect to any then-current Benchmark, the period (if any) (i) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.16 and (ii) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.16.

Beneficial Ownership Certification. A certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

Beneficial Ownership Regulation. 31 C.F.R. § 1010.230.

Benefit Plan. Any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of the Plan Assets Regulation) the assets of any such “employee benefit plan” or “plan.”

BHC Act Affiliate. With respect to any Person, an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such Person.

Borrower. PLYMOUTH INDUSTRIAL OP, LP, a Delaware limited partnership.

Breakage Costs. The commercially reasonable and documented cost to any Lender of re-employing funds bearing interest at Term SOFR incurred (or reasonably expected to be incurred during such Interest Period) in connection with (i) any payment of any portion of the Loans bearing interest at Term SOFR prior to the termination of any applicable Interest Period, (ii) the conversion of a Term SOFR Loan to any other applicable interest rate on a date other than the last day of the relevant Interest Period, or (iii) the failure of Borrower to draw down, on the first day of the applicable Interest Period, any amount as to which Borrower has elected a Term SOFR Loan.

Building. With respect to each Unencumbered Property or parcel of Real Estate, all of the buildings, structures and improvements now or hereafter located thereon.

Business Day. Any day on which banking institutions located in the same city and State as the Agent’s Head Office are located are open for the transaction of banking business and, in the case of SOFR Loans, which also is a SOFR Business Day.

Capital Lease Obligations. With respect to the Borrower and its Subsidiaries for any period, the obligations of the Borrower or any Subsidiary to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as liabilities on a balance sheet of the Borrower and its Subsidiaries under GAAP and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP.

Capitalization Rate. Six and one half percent (6.50%).

Capital Reserve. For any period and with respect to any Real Estate, an amount equal to $0.15 per annum multiplied by the weighted average total square footage of the Buildings in such Real Estate during such period.

Capitalized Lease. A lease under which the discounted future rental payment obligations of the lessee or the obligor are required to be capitalized on the balance sheet of such Person in accordance with GAAP.

Cash Equivalents. As of any date, (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from such date, (ii) time deposits and certificates of deposits having maturities of not more than one year from such date and issued by any domestic commercial bank having, (A) senior long term unsecured debt rated at least A or the equivalent thereof by S&P or A2 or the equivalent thereof by Moody’s and (B) capital and surplus in excess of $100,000,000; and (iii) shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least AAA or the equivalent thereof by Moody’s.

CBA. Has the meaning provided in the definition of “Adjusted Term SOFR”.

CERCLA. The Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. 9601 et seq., as amended from time to time, and regulations promulgated thereunder.

Change in Law. The occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and

Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

Change of Control. A Change of Control shall exist upon the occurrence of any of the following:

(a)            During any twelve month period on or after the date of this Agreement, individuals who at the beginning of such period constituted the Board of Directors or Trustees of the Guarantor (the “Board”) (together with any new directors whose election by the Board or whose nomination for election by the shareholders of the REIT Guarantor was approved by a vote of at least a majority of the members of the Board then in office who either were members of the Board at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the REIT Guarantor then in office;

(b)           Any Person (including a Person’s Affiliates and associates) or group (as that term is understood under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder), shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a percentage (based on voting power, in the event different classes of stock or voting interests shall have different voting powers) of the voting stock or voting interests of REIT Guarantor equal to at least twenty percent (20%) who did not hold such beneficial ownership as of the date of this Agreement;

(c)            REIT Guarantor shall fail to own at least seventy five percent (75%) of the limited partner Equity Interests of the Borrower and own and control the general partner of Borrower, shall fail to own such interests in Borrower free of any lien, encumbrance or other adverse claim, or shall fail to control management and policies of Borrower;

(d)           the Borrower or Guarantor consolidates with, is acquired by, or merges into or with any Person (other than a merger permitted by Section 8.4); or

(e)            Borrower fails to own directly or indirectly, free of any lien, encumbrance or other adverse claim, one hundred percent (100%) of the economic, voting and beneficial interest of each Subsidiary Guarantor.

Class. When used with respect to (a) a Commitment, refers to whether such Commitment is any tranche of Commitments, (b) when used with respect to any Loan, refers to whether such Loan is any tranche of Loan, and (c) when used with respect to a Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments. For the avoidance of doubt, each tranche of Loans may, if agreed by the Borrower, the Agent, and the applicable Lenders, be treated as a separate Class.

Closing Date. The date agreed to by the parties hereto on which all of the conditions set forth in §10 and §11 have been satisfied.

CME. Means CME Group Benchmark Administration Ltd.

Code. The Internal Revenue Code of 1986, as amended, as amended, and all regulations and formal guidance issued thereunder.

Commitment. With respect to each Lender, the amount set forth on Schedule 1.1 hereto as the amount of such Lender’s commitment to make or maintain 2027 Term Loans or Additional Term Loans to the Borrower, as the same may be changed from time to time in accordance with the terms of this Agreement; provided that if the Commitments of the Lenders have been terminated as provided in this Agreement, then the Commitment of each Lender shall be determined based on the Applicable Percentage of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

Commitment Increase. See §2.12(a).

Commitment Increase Date. See §2.12(a).

Commodity Exchange Act. The Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

Compliance Certificate. See §7.4(c).

Conforming Changes. With respect to either the use or administration of Daily Simple SOFR or Term SOFR, or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “SOFR Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of any “breakage” provisions and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

Connection Income Taxes. Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

Consolidated. With reference to any term defined herein, that term as applied to the accounts of a Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

Consolidated Tangible Net Worth. As of any date of determination, Total Asset Value less all Indebtedness.

Contribution. See §37(b).

Conversion/Continuation Request. A notice given by the Borrower to the Agent of its election to convert or continue a Loan in accordance with §4.1.

Covered Entity. Any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

Credit Party(ies). Individually and collectively, the Borrower, the REIT Guarantor and each Subsidiary Guarantor.

Daily Simple SOFR. For any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day, the “SOFR Determination Day”) that is five (5) SOFR Business Days prior to (i) if such SOFR Rate Day is a SOFR Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a SOFR Business Day, the SOFR Business Day immediately preceding such SOFR Rate Day, in each case, as and when SOFR for such SOFR Rate Day is published by the Daily Simple SOFR Administrator on the SOFR Administrator’s Website. If by 5:00 pm (New York City time) on the second (2nd) SOFR Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding SOFR Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided, that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

Debtor Relief Laws. The Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

Default. See §12.1.

Default Rate. See §4.12.

Defaulting Lender. Any Lender that, subject to §14.16, (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded by it hereunder unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower, the Agent or any Lender that it does not intend to comply with its funding obligations hereunder or has made a public statement to that effect unless with respect to this clause (b), such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied, (c) has failed, within three (3) Business Days after request by the Agent, to confirm in a manner reasonably satisfactory to the Agent that it will comply with its funding obligations; provided that, notwithstanding the provisions of §14.16, such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Agent’s receipt of confirmation that such Defaulting Lender will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any bankruptcy, insolvency, reorganization, liquidation, conservatorship, assignment for the benefit of creditors, moratorium, receivership, rearrangement or similar Debtor Relief Law of the United States or other applicable jurisdictions from time to time in effect, including any law for the appointment of the Federal Deposit Insurance Corporation or any other state or federal regulatory authority as receiver, conservator, trustee, administrator or any similar capacity, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity, charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment, or (iv) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow, or disaffirm any contracts or agreements made with such Person. Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to §14.16) upon delivery of written notice of such determination to the Borrower and each Lender.

Defaulting Party. See §37(c).

Derivatives Contract. Any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement. Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any

International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

Designated Jurisdiction. At any time, a country, territory or region which is, or whose government is, the subject or target of any Sanctions.

Direct Owner. Means each Subsidiary of the REIT Guarantor and/or a Borrower that directly owns, or is the ground lessee of an interest in, any Real Estate.

Distribution. Any (a) dividend or other distribution, direct or indirect, on account of any Equity Interest of REIT Guarantor, Borrower or a Subsidiary Guarantor, now or hereafter outstanding, except a dividend or other distribution payable solely in Equity Interest to the holders of that class; (b) redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of REIT Guarantor, Borrower or a Subsidiary Guarantor now or hereafter outstanding; and (c) payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of REIT Guarantor, Borrower or a Subsidiary Guarantor now or hereafter outstanding.

Dollars or $. Dollars in lawful currency of the United States of America.

Domestic Lending Office. Initially, the office of each Lender designated as such on Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, located within the United States that will be making or maintaining Base Rate Loans.

Drawdown Date. The date on which any Loan is made or is to be made, and the date on which any Loan which is made prior to the Maturity Date is converted in accordance with §4.1.

EBITDA. An amount equal to, without double-counting, the net income or loss of the REIT Guarantor, Borrower, and its respective subsidiaries determined in accordance with GAAP (before minority interests and excluding losses attributable to the sale or other disposition of assets and the adjustment for so-called “straight-line rent accounting”) for such period, plus (x) the following to the extent deducted in computing such consolidated net income for such period: (i) Total Interest Expense for such period, (ii) real estate depreciation and amortization for such period, and (iii) other non-cash charges for such period; and minus (y) all gains (or plus all losses) attributable to the sale or other disposition of assets or debt restructurings in such period, in each case adjusted to include the Borrower, the REIT Guarantor or any Subsidiaries Equity Percentage of EBITDA (and the items comprising EBITDA) from any Unconsolidated Affiliate in such period, based on its Equity Percentage ownership interest in such partially-owned entity (or such other amount to which the Borrower, the REIT Guarantor or such Subsidiary is entitled or for which the Borrower, the REIT Guarantor or such Subsidiary is obligated based on an arm’s length agreement). “EBITDA” shall be adjusted to remove any impact of straight lining of rents and amortization of intangibles pursuant to Accounting Standards Codification No. 805, Business Combinations (formerly Statement of Financial Accounting Standards No. 141 (revised 2007), Business Combinations).

EEA Financial Institution. (a) Any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority,

(b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

EEA Member Country. Any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

EEA Resolution Authority. Any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Electronic System. See §7.4.

Eligible Assignee. (a) A Lender; (b) an Affiliate of a Lender; (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Agent, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include Borrower or any of the Borrower’s or the REIT Guarantor’s Affiliates or Subsidiaries, or any Defaulting Lender, or any natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person).

Eligible Real Estate. Real Estate:

(a)            which is wholly owned in fee (or leased under a Ground Lease) by a Wholly Owned Subsidiary of the Borrower organized in a state within the United States or in the District of Columbia;

(b)           which is a completed, revenue-producing industrial property consisting of one of the following property types: warehouse, distribution, flex (light manufacturing or research & development) or trans-shipment property and functions ancillary thereto, located within the forty-eight (48) States of the continental United States or the District of Columbia and further within the Borrower’s target geographical markets and of a quality consistent with the Borrower’s Real Estate portfolio;

(c)            the Direct Owner of which Real Estate and each Indirect Owner of such Direct Owner is a Subsidiary Guarantor or a Borrower;

(d)           with respect to which all of the representations set forth in §6 of this Agreement concerning Unencumbered Property are true and correct in all material respects;

(e)            which Real Estate (and the right to any income therefrom or proceeds thereof) is not subject to any ground lease (other than a Ground Lease), Lien or Negative Pledge or any restriction on the ability of the Borrower or Direct Owner thereof to transfer or encumber such property or income therefrom or proceeds thereof (other than Permitted Liens);

(f)            none of the Equity Interests (or the right to any income therefrom or proceeds thereof) of any Unencumbered Property Subsidiary owning an interest in such Real Estate, are subject to any Lien or Negative Pledge or any restriction on the ability of the Borrower or any such Unencumbered Property Subsidiary to transfer or encumber such Equity Interests or any income therefrom or proceeds thereof (other than Permitted Liens described in §8.2(i)(x) or §8.2(vii));

(g)           no Unencumbered Property Subsidiary with respect to which Real Estate is a borrower or guarantor of, or otherwise obligated in respect of, any Indebtedness other than (i) the Obligations, (ii) Indebtedness of such Unencumbered Property Subsidiary that is owed to a Borrower or any of its Subsidiaries, and (iii) Indebtedness permitted under §8.1;

(h)           which (a) does not have any material title, survey, structural, or other defects that would prevent the use of such Unencumbered Property in accordance with its intended purpose and (b) is not subject to any material condemnation or similar proceeding that would prevent the use of such Unencumbered Property in accordance with its intended purpose;

(i)             which is not listed or formally proposed for listing on the “National Priorities List” under CERCLA or on SEMS or any analogous foreign, state or local list and no Material Environmental Event has occurred and is continuing with respect thereto; and

(j)             no Unencumbered Property Subsidiary with respect to which Real Estate is subject to any proceedings under any Debtor Relief Laws.

Employee Benefit Plan. Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

Environmental Engineer. Such firm or firms of independent professional engineers or other scientists generally recognized as expert in the detection, analysis and remediation of Hazardous Substances and related environmental matters and acceptable to the Agent in its reasonable discretion.

Environmental Laws. Means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to Hazardous Substances or wastes, air emissions and discharges to waste or public systems.

Equity Interests. With respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

Equity Percentage. The aggregate ownership percentage of REIT Guarantor or its respective Subsidiaries in each Affiliate.

ERISA. The Employee Retirement Income Security Act of 1974, as amended and in effect from time to time and all regulations and formal guidelines issued thereunder.

ERISA Affiliate. Any Person which for purposes of Title IV of ERISA and/or Section 412 of the Code is treated as a single employer with Borrower or its Subsidiaries under §414(b) or (c) of the Code (and, for purposes of Section 302 of ERISA and each “applicable section” under Section 414(t)(2) of the Code, under Section 414(b), (c), (m) or (o) of the Code) or Section 4001 of ERISA and any predecessor entity of any of them.

ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived or any other event with respect to which the Borrower, its Subsidiaries or an ERISA Affiliate could reasonably be expected to have liability under Section 4062(e) or Section 4063 of ERISA.

Erroneous Payment. See §14.19(a).

Erroneous Payment Deficiency Assignment. See §14.19(d).

Erroneous Payment Impacted Class. See §14.19(d).

Erroneous Payment Return Deficiency. See §14.19(d).

Erroneous Payment Subrogation Rights. See §14.19(d).

EU Bail-In Legislation Schedule. The EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

Event of Default. See §12.1.

Excluded Hedge Obligation. With respect to any Guarantor, any Hedge Obligation, if, the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Hedge Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Hedge Obligation. If a Hedge Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedge Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

Excluded Taxes. Any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or its Commitment pursuant to Applicable Law in effect on the date on which (i) such Lender acquires such interest in the Loan or its Commitment (other than pursuant to an assignment request by the Borrower under §4.14 as a result of costs sought to be reimbursed pursuant to §4.4), or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to §4.4, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with §4.4(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

Facility Cap. As of any date of calculation, the lesser of (i) the Commitment (less any prepayments of Loans) and (ii) the Unencumbered Pool Value less the Outstanding amount of all Unsecured Indebtedness other than the Obligations (including, without limitation, any Pari Passu Facility).

FATCA. Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

Federal Funds Effective Rate. For any day, the rate per annum (rounded upward to the nearest one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of Cleveland on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.” Notwithstanding the foregoing, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed zero for the purposes of this Agreement.

Fee Owner. See §6.31(a).

First Amendment Effective Date. May 2, 2022

Fixed Charge Ratio. The ratio of (a) EBITDA for a trailing twelve (12) month period to (b) Fixed Charges for a trailing twelve (12) month period.

Fixed Charges. For any applicable period, an amount equal to (i) Total Interest Expense for such period plus (ii) the aggregate amount of scheduled principal payments of Indebtedness (excluding balloon payments at maturity) required to be made during such period by the Borrower, the REIT Guarantor and their respective Subsidiaries on a consolidated basis plus (iii)

the dividends and distributions, if any, paid or required to be paid during such period on the Preferred Securities of the Borrower, the REIT Guarantor and their respective Subsidiaries (other than dividends paid in the form of capital stock) plus (iv) the Borrower’s Equity Percentage of all Fixed Charges from Unconsolidated Affiliates plus (v) the ground lease payments to the extent not otherwise included. For the avoidance of doubt, “Fixed Charges” shall not include any interest or similar costs relating to yield maintenance or defeasance required to extinguish any Secured Indebtedness in accordance with the terms of the underlying document evidencing such Secured Indebtedness.

Floor means a rate of interest equal to 0% per annum.

Foreign Lender. If the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

Fund. Any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

Funding Party. See §37(b).

Funds from Operations. Net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for Unconsolidated Affiliates and non-wholly Owned Subsidiaries. Adjustments for Unconsolidated Affiliates and non-wholly Owned Subsidiaries will be calculated to reflect funds from operations on the same basis. For purposes of this Agreement, Funds From Operations shall be calculated consistent with the White Paper on Funds From Operations dated October 1999 issued by National Association of Real Estate Investments Trusts, Inc. (“NAREIT”), as supplemented by the National Policy Bulletin dated November 8, 1999 issued by NAREIT, but without giving effect to any supplements, amendments or other modifications promulgated after the date hereof.

GAAP. Principles that are (a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time and (b) consistently applied with past financial statements of the Person adopting the same principles.

Global Commitment. The sum of (i) the Total Commitment and (ii) the Total Commitment (as defined in the Revolving Credit Agreement, which as of the First Amendment Effective Date is currently $600,000,000.00 ($350,000,000.00 with respect to the revolving loan component and $250,000,000.00 with respect to the term loan component)), each as in effect from time to time.

Governmental Authority. The government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

Ground Lease. An unsubordinated ground lease as to which no default (other than a default which remains subject to grace or cure periods) or event of default has occurred or with the passage of time or the giving of notice would occur and containing the following terms and conditions: (a) a remaining term (exclusive of any unexercised extension options) of thirty five (35) years or more from the date such Real Estate is included as an Unencumbered Property; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosure, and fails to do so; (d) reasonable transferability of the lessee’s interest under such lease, including the ability to sublease; (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease, and (f) is otherwise acceptable to the Agent.

Ground Lease Default. See §6.31(d).

Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Guarantor(s). REIT Guarantor and each Subsidiary Guarantor.

Guaranty. The guaranty of the REIT Guarantor (or a Subsidiary Guarantor) in favor of the Agent and the Lenders of certain of the Obligations of the Borrower hereunder.

Hazardous Substances. Means and includes (i) asbestos, toxic mold, flammable materials, explosives, radioactive or nuclear substances, polychlorinated biphenyls, other carcinogens, oil and other petroleum products, radon gas, urea formaldehyde; (ii) chemicals, gases, solvents, pollutants or contaminants that could be a detriment or pose a danger to the environment or to the health or safety of any person; and (iii) any other hazardous or toxic materials, wastes and substances which are defined, determined or identified as such in any past, present or future federal, state or local laws, by-laws, rules, regulations, codes or ordinances or any legally binding judicial or administrative interpretation thereof in concentrations which violate Environmental Laws.

Hedge. Any interest rate swap, collar, cap or floor or a forward rate agreement or other agreement regarding the hedging of interest rate risk exposure relating to the Obligations, and any confirming letter executed pursuant to such hedging agreement, and which shall include, without limitation, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, all as amended, restated or otherwise modified.

Hedge Obligations. All obligations of Borrower to any Lender Hedge Provider to make any payments under any agreement with respect to Hedge. Under no circumstances shall any of the Hedge Obligations secured or guaranteed by any Loan Document as to a Guarantor include any obligation that constitutes an Excluded Hedge Obligation of such Guarantor.

Increase Notice. See §2.12(a).

Indebtedness. Without duplication, as of any date of determination, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed (other than trade debt incurred in the ordinary course of business which is not more than one hundred eighty (180) days past due); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) obligation of such Person as a lessee or obligor under a Capitalized Lease; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all off-balance sheet obligations of such Person; (f) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests), (g) net obligations under any Derivatives Contract not entered into as a hedge against existing Indebtedness, in an amount equal to the Swap Termination Value thereof; (h) all Indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants, and other similar exceptions to recourse liability until a claim is made with respect thereto, and then shall be included only to the extent of the amount of such claim), including liability of a general partner in respect of liabilities of a partnership in which it is a general partner which would constitute “Indebtedness” hereunder, any obligation to supply funds to or in any manner to invest directly or indirectly in a Person, to maintain working capital or equity capital of a Person or otherwise to maintain net worth, solvency or other financial condition of a Person, to purchase indebtedness, or to assure the owner of indebtedness against loss, including, without limitation, through an agreement to purchase property, securities, goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise; (i) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; (j) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any mandatorily redeemable stock issued by such Person (unless such mandatorily redeemable stock may be settled 100% in stock at the Borrower’s sole discretion), valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, and (k) such Person’s Equity Percentage of the Indebtedness (based upon its Equity Percentage in such Unconsolidated Affiliates) of any Unconsolidated Affiliate of such Person. “Indebtedness” shall be adjusted to remove any impact of intangibles pursuant to FAS 141, as issued by the Financial Accounting Standards Board in June of 2001.

Indemnified Taxes. (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any Guarantor under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.

Indirect Owner. Means each Subsidiary of the REIT Guarantor and/or a Borrower that directly or indirectly owns an ownership interest in any Direct Owner.

Information Material. See §7.4.

Initial Unencumbered Properties. Collectively, each property listed on Schedule UP as of the Closing Date.

Interest Payment Date. As to each Loan, the first Business Day of each calendar month.

Interest Period. With respect to each Term SOFR Loan, a period of one, three or six months (subject to availability of all Lender) as selected by the Borrower; provided, however, that (i) the initial Interest Period for any Term SOFR Loan shall commence on the Drawdown Date of such Term SOFR Loan and each Interest Period occurring thereafter in respect of such Term SOFR Loan shall commence on the day on which the next preceding Interest Period expires; (ii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month; (iii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; (iv) no Interest Period for any Term SOFR Loan may be selected that would end after the applicable Maturity Date, as the case may be; and (v) if, upon the expiration of any Interest Period, the Borrower has failed to (or may not) elect a new Interest Period to be applicable to the respective Term SOFR Loans as provided above, the Borrower shall be deemed to have elected a continuation of the affected Term SOFR Loans as a Term SOFR Loan for an Interest Period of one-month as of the expiration date of such current Interest Period

Investments. With respect to any Person, all shares of capital stock, evidences of Indebtedness and other securities issued by any other Person and owned by such Person, all loans, advances, or extensions of credit to, or contributions to the capital of, any other Person, all purchases of the securities or business or integral part of the business of any other Person and commitments and options to make such purchases, all interests in real property, and all other investments; provided, however, that the term “Investment” shall not include (i) equipment, inventory and other tangible personal property acquired in the ordinary course of business, or (ii) current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms. In determining the aggregate amount of Investments outstanding at any particular time: (a) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (b) there shall be deducted in respect of each Investment any amount received as a return of capital; (c) there shall not be deducted in respect of any

Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (a) may be deducted when paid; and (d) there shall not be deducted in respect of any Investment any decrease in the value thereof.

Joinder Agreement. The Joinder Agreement with respect to this Agreement and the Guaranty to be executed and delivered pursuant to §5.3 by any Additional Subsidiary Guarantor, such Joinder Agreement to be substantially in the form of Exhibit C hereto.

KeyBank. As defined in the preamble hereto.

Leases. Leases, licenses and agreements, whether written or oral, relating to the use or occupation of space in any Building or of any Real Estate.

Legal Requirements shall mean all applicable federal, state, county and local laws, rules, regulations, codes and ordinances, and the requirements in each case of any governmental agency or authority having or claiming jurisdiction with respect thereto, including, but not limited to, those applicable to zoning, subdivision, building, health, fire, safety, sanitation, the protection of the handicapped, and environmental matters and shall also include all orders and directives of any court, governmental agency or authority having or claiming jurisdiction with respect thereto.

Lender Hedge Provider. With respect to any Hedge Obligations, any counterparty thereto that, at the time the applicable hedge agreement was entered into, was a Lender or an Affiliate of a Lender.

Lenders. KeyBank, the other lending institutions which are party hereto and any other Person which becomes an assignee of any rights of a Lender pursuant to §18 (but not including any participant as described in §18), including, without limitation, the 2027 Term Lenders, with the initial Lenders being identified on Schedule 1.1 hereto.

Lien. See §8.2.

LLC Division. In the event the Borrower, any Guarantor or any Subsidiary thereof is a limited liability company, (i) the division of any such Person into two or more newly formed limited liability companies (whether or not any such Person is a surviving entity following any such division) pursuant to, in the event any such Person is organized under the laws of the State of Delaware, Section 18-217 of the Delaware Limited Liability Company Act or, in the event any such Person is organized under the laws of a State or Commonwealth of the United States (other than Delaware) or of the District of Columbia, any similar provision under any similar act governing limited liability companies organized under the laws of such State or Commonwealth or of the District of Columbia, or (ii) the adoption of a plan contemplating, or the filing of any certificate with any applicable Governmental Authority that results in (or with the passage of time shall result in) any such division.

Loan and Loans. An individual loan or the aggregate loans, as the case may be, in the maximum principal amount of $200,000,000 (subject to increase as provided in §2.12), to be made by the Lenders hereunder to the Borrower, including, without limitation, the 2027 Term

Loans. Any Additional Term Loan shall be, upon the making thereof in accordance with the terms hereof, a “Loan” for the purposes hereof.

Loan Documents. This Agreement, the Notes and all other documents, instruments or agreements now or hereafter executed or delivered by or on behalf of Borrower or Subsidiary Guarantor or Guarantor in connection with the Loans and intended to constitute a Loan Document.

Loan Request. See §2.7.

Lookback Day. Has the meaning provided in the definition of “Term SOFR.”

Management Agreements. Written property management agreements providing for the management of the Unencumbered Properties or any of them.

Material Adverse Effect. A material adverse effect on (a) the business, properties, assets, condition (financial or otherwise), or results of operations of REIT Guarantor and its Subsidiaries considered as a whole; (b) the ability of Borrower or Guarantors to perform any of its material obligations under the Loan Documents; (c) compliance of the Unencumbered Property with any Legal Requirements which causes a material adverse effect on the business, properties, assets, condition (financial or otherwise), or results of operations of REIT Guarantor and its Subsidiaries considered as a whole; (d) the value or condition of the Unencumbered Property which causes a material adverse effect on the business, properties, assets, condition (financial or otherwise), prospects or results of operations of REIT Guarantor and its Subsidiaries considered as a whole; or (e) the validity or enforceability of any of the Loan Documents or the rights or remedies of Agent or the Lenders thereunder.

Material Environmental Event means, with respect to any Unencumbered Property, (a) a violation of any Environmental Law with respect to such Unencumbered Property or (b) the presence of any Hazardous Substances on, about, or under such Unencumbered Property that, under or pursuant to any Environmental Law, would require remediation, or (c) unquantifiable remediation costs as determined by an environmental diligence report, if in the case of either clause (a), (b) or (c), such event or circumstance would reasonably be expected to result in a material adverse effect with respect to the use, operations or marketability of such Unencumbered Property.

Maturity Date. (a) (i) with respect to the 2027 Term Loans, the 2027 Maturity Date, or (ii) with respect to any tranche of Additional Term Loans, the date agreed by Borrower and the applicable Lenders in the applicable Additional Term Loan Amendment in accordance with §2.12 or (b) such earlier date on which the Loans shall become due and payable pursuant to the terms hereof.

Moody’s. Moody’s Investor Service, Inc.

Multiemployer Plan. Any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by Borrower or any ERISA Affiliate.

Negative Pledge. Means, a provision of any agreement (other than any Loan Document) that prohibits the creation of any Lien on any assets of a Person to secure the Obligations; provided, however, that (i) an agreement (including pursuant to any Pari Passu Facility) that establishes a maximum ratio of unsecured debt to unencumbered assets, or of secured debt to total assets, or that otherwise conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, and (ii) an agreement relating to the sale of a Property that limits the creation of any Lien pending the closing of the sale thereof, in each case shall not constitute a “Negative Pledge.”

Net Operating Income. For any parcel of Real Estate as of any date of determination, an amount equal to (A) the aggregate gross revenues from tenants with respect to the operations of such Real Estate during such period, excluding (i) any accrued revenues attributable to so called “straight-line rent accounting” and (ii) all rents, common area reimbursements and other income for such Real Estate received from tenants in default of monetary or other material obligations under their Lease beyond sixty (60) days (excluding year-end reconciliations of CAM charges or similar items and any failure to pay the first month such amount becomes due and payable the incremental increase in annual base rent as the result of the impact of an annual escalation of such rent) or with respect to Leases as to which the tenant or any guarantor thereunder is subject to any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or similar debtor relief proceeding; minus (B) the sum of all expenses and other proper charges incurred in connection with the operation of such Real Estate during such period (including real estate taxes, management fees (equal to the greater of actual management fees or an amount equal to four percent (4%) of gross revenues from such Real Estate), payments under ground leases and bad debt expenses, but excluding any debt service charges, income taxes, capital expenses, depreciation, amortization, and other non-cash expenses).

Net Rentable Area. With respect to any Real Estate, the net rentable square footage as determined in accordance with the most recent appraisal of such Real Estate.

Non-Recourse Exclusions. With respect to any Non-Recourse Indebtedness of any Person, any industry standard exclusions from the non-recourse limitations governing such Indebtedness, including, without limitation, exclusions for claims that (i) are based on fraud, intentional misrepresentation, misapplication or misappropriation of funds, gross negligence or willful misconduct (ii) result from intentional mismanagement of or physical waste at the Real Estate securing such Non-Recourse Indebtedness, or (iii) arise from the presence of Hazardous Substances on the Real Estate securing such Non-Recourse Indebtedness (whether contained in a loan agreement, promissory note, indemnity agreement or other document), or (iv) are the result of any unpaid real estate taxes and assessments if sufficient cash flow from the Real Estate exists (whether contained in a loan agreement, promissory note, indemnity agreement or other document).

Non-Recourse Indebtedness. Indebtedness of REIT Guarantor, Borrower, their respective Subsidiaries, or an Unconsolidated Affiliate of any such Person, which is secured by one or more parcels of Real Estate (other than an Unencumbered Property) or interests therein or equipment and which is not a general obligation of Guarantor, Borrower or such Subsidiary or

Unconsolidated Affiliate, the holder of such Indebtedness having recourse solely to the parcels of Real Estate, or interests therein, securing such Indebtedness or the direct owner of such Real Estate, the leases thereon and the rents, profits and equity thereof or equipment, as applicable (except for recourse against the general credit of the Person obligated thereon for any Non-Recourse Exclusions), provided that in calculating the amount of Non-Recourse Indebtedness at any time, the Borrower’s reasonable estimate of the amount of any Non-Recourse Exclusions which are the subject of a claim and action shall not be included in the Non-Recourse Indebtedness but shall constitute Recourse Indebtedness. Non-Recourse Indebtedness shall also include Indebtedness of a Subsidiary of Guarantor or Borrower that is not a Subsidiary Guarantor or of an Unconsolidated Affiliate which is a special purpose entity that is recourse solely to such Subsidiary or Unconsolidated Affiliate, which is not cross-defaulted to other Indebtedness of the Borrower and which does not constitute Indebtedness of any other Person (other than such Subsidiary or Unconsolidated Affiliate which is the borrower thereunder).

Notes. See §2.3.

Notice. See §19.

Obligations. The term “Obligations” shall mean and include:

A.       The payment of the principal sum, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) at variable rates, charges and indebtedness under the Loans (whether or not evidenced by the Notes) including any extensions, renewals, replacements, increases, modifications and amendments thereof, given by Borrower to the order of the respective Lenders;

B.       The payment, performance, discharge and satisfaction of each covenant, warranty, representation, undertaking and condition to be paid, performed, satisfied and complied with by Borrower under and pursuant to this Agreement or the other Loan Documents;

C.       The payment of all costs, expenses, legal fees and liabilities incurred by Agent and the Lenders in connection with the enforcement of any of Agent’s or any Lender’s rights or remedies under this Agreement or the other Loan Documents, or any other instrument, agreement or document which evidences or secures any other obligations or collateral therefor, whether now in effect or hereafter executed;

D.        Any Erroneous Payment Subrogation Rights; and

E.       The payment, performance, discharge and satisfaction of all other liabilities and obligations of Borrower to Agent or any Lender, whether now existing or hereafter arising, direct or indirect, absolute or contingent, and including, without limitation express or implied upon the generality of the foregoing, each liability and obligation of Borrower under any one or more of the Loan Documents and any amendment, extension, modification, replacement or recasting of any one or more of the instruments, agreements and documents referred to in this Agreement or any other Loan Document or executed in connection with the transactions contemplated by this Agreement or any other Loan Document; provided however that notwithstanding anything to the contrary set forth in the definition of Obligations, with respect to any indemnification, contingent or other similar obligations, such matters shall be considered “Obligations” only to the extent a reasonable good faith claim has been made on such indemnification, contingent or similar obligation on or before the date that all other Obligations are satisfied in full.

OFAC. Office of Foreign Asset Control of the Department of the Treasury of the United States of America.

Other Connection Taxes. With respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

Other Taxes. All present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to §4.14 as a result of costs sought to be reimbursed pursuant to §4.4).

Outstanding. With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination after giving effect to any repayments and borrowings occurring on such date.

Pari Passu Facility. Any Unsecured Indebtedness of REIT Guarantor, Borrower or its direct or indirect Subsidiaries that substantially relies on the Unencumbered Properties for purposes of determining availability of such Unsecured Indebtedness or complying with a borrowing base, unencumbered asset pool or similar covenants, including, without limitation, the “Obligations” under the Revolving Credit Agreement.

Participant Register. See §18.4.

Partnership Agreement. The Amended and Restated Agreement of Limited Partnership of Borrower dated July 1, 2014, as amended.

Patriot Act. The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

Payment Recipient. See §14.19(a).

PBGC. The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

Permitted Liens. Liens, security interests and other encumbrances permitted by §8.2.

Person. Any individual, corporation, limited liability company, partnership, trust, unincorporated association, or other legal entity, and any government or any governmental agency or political subdivision thereof.

Plan Assets. Assets of any Employee Benefit Plan within the meaning of Department of Labor regulation 29 C.F.R. 2510.3-101, Title I of ERISA as modified by Section 3(42) of ERISA.

Preferred Securities. With respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation, or both.

Property Addition Request. See §5.1(a)(iii).

PTE. A prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

Public Lender. See §7.4.

QFC. Has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

QFC Credit Support. See §39.

Real Estate. All real property at any time owned or leased (as lessee or sublessee) by REIT Guarantor or any of its respective Subsidiaries and/or Unconsolidated Affiliates, including, without limitation, the Unencumbered Properties.

Recipient. The Agent and any Lender.

Recourse Indebtedness. As of any date of determination, any Indebtedness (whether secured or unsecured) of a Person other than Non-Recourse Indebtedness.

Register. See §18.2.

Reimbursement Contribution. See §37(b).

REIT Guarantor. Plymouth Industrial REIT, Inc., a Maryland corporation.

Release. See §6.20(c)(iii).

Relevant Governmental Body. Means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

Rent Roll. A report prepared by the Borrower showing for each Unencumbered Property owned or leased by Borrower or a Subsidiary Guarantor, its occupancy, tenants, lease expiration dates, lease rent and other information in substantially the form presented to Agent on or prior to the date hereof.

Representative. See §14.17.

Required Class Lenders. Means, with respect to any Class of Commitments or Lenders on any date of determination, the Lender or Lenders holding greater than fifty percent (50%) of the aggregate unfunded Commitments and Outstanding Loans of such Class; provided that in determining said percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the Applicable Percentages of the Lenders shall be redetermined for voting purposes only to exclude the Applicable Percentages of such Defaulting Lenders; provided further that any time there are two (2) or more non-Defaulting Lenders of such Class hereunder, Required Class Lenders shall mean at least two (2) non-Defaulting Lenders of such Class.

Required Lenders. As of any date, the Lender or Lenders holding more than fifty percent (50%) of the sum of (i) the Outstanding Loans and (ii) the aggregate unfunded Commitments; provided that in determining said percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the Applicable Percentages of the Lenders shall be redetermined for voting purposes only to exclude the Applicable Percentages of such Defaulting Lenders and at all times when two or more Lenders are party to this Agreement, provided that if there are three (3) or fewer Lenders, then Required Lenders shall mean two (2) Lenders that are Non-Defaulting Lenders (or if there shall not be two (2) Non-Defaulting Lenders, then such fewer number of Lenders as are Non-Defaulting Lenders).

Reserve Percentage. For any Interest Period, that percentage which is specified three (3) Business Days before the first day of such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) or any other governmental or quasi-governmental authority with jurisdiction over Agent or any Lender for determining the maximum reserve requirement (including, but not limited to, any marginal reserve requirement) for Agent or any Lender with respect to liabilities constituting of or including (among other liabilities) Eurocurrency liabilities in an amount equal to that portion of the Loan affected by such Interest Period and with a maturity equal to such Interest Period.

Resolution Authority. An EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

Revolving Credit Agreement. That certain Second Amended and Restated Credit Agreement, dated as of October 8, 2020, by and among the Borrower, REIT Guarantor, and certain of their Subsidiaries, as guarantors, KeyBank, as administrative agent, and the financial institutions party thereto from time to time as lenders, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

S&P. Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc. and any successor thereto.

Sanctioned Person. Any Person that is (i) in any Sanctions-related list of designated Persons maintained by any Governmental Authority of the United States of America, including without limitation, OFAC or the U.S. Department of State, or by the United Nations Security Council, Her Majesty’s Treasury, the European Union or any other Governmental Authority, (ii)

any Person located, operating, organized or resident in a Designated Jurisdiction, (iii) an agency of the government of a Designated Jurisdiction, or (iv) fifty percent (50%) or greater owned or controlled by a Person described in clause (i) - (iii) above.

Sanction(s). Any sanction administered or enforced by the United States government or any agency or instrumentality thereof (including without limitation, OFAC and the U.S. Department of State), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

SEC. The federal Securities and Exchange Commission.

Secured Indebtedness. Collectively, all Indebtedness of REIT Guarantor, Borrower or its direct or indirect Subsidiaries which is secured by a lien on real property, an ownership interest in any Person or any other asset.

Secured Recourse Indebtedness. As of any date of determination, any Indebtedness of any Person that is both Secured Indebtedness and Recourse Indebtedness.

SEMS. The Superfund Enterprise Management System maintained by the U.S. Environmental Protection Agency.

SOFR or SOFR Rate. With respect to any SOFR Business Day, a rate per annum equal to the secured overnight financing rate for such SOFR Business Day.

SOFR Administrator. The Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

SOFR Administrator’s Website. The website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

SOFR Business Day. Any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

SOFR Index Adjustment. Means, (i) for Daily Simple SOFR, 0.100000% (10 basis points) and (ii) for Adjusted Term SOFR and with respect to any Interest Period relating to a Term SOFR Loan, the rate per annum set forth in the table below across from the relevant Interest Period:

One-Month	0.100000% (10 basis points)
Three-Months	0.100000% (10 basis points)
Six-Months	0.100000% (10 basis points)

For the avoidance of doubt, any changes to the SOFR Index Adjustment shall only require the prior written consent of the Required Lenders.

SOFR Loan. Means, a Loan that bears interest at a rate based on SOFR (other than pursuant to clause (iii) of the definition of “Base Rate”), and includes each Daily Simple SOFR Loan and each Term SOFR Loan.

SOFR Rate Day. Has the meaning specified in the definition of “Daily Simple SOFR.”

State. A state of the United States of America and the District of Columbia.

Subsidiary. For any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

Subsidiary Guarantor(s). Collectively, each Subsidiary of the Borrower that is party to the Guaranty, including, each Unencumbered Property Subsidiary. As of the Closing Date, the Subsidiary Guarantors are set forth in Schedule SG.

Supported QFC. See §39.

Suspended Unencumbered Property. Any Real Estate that, after the date when it was initially accepted as an Unencumbered Property, and for as long as such Real Estate remains subject to any of the following circumstances:

(a)            one or more tenants occupying, in the aggregate, greater than 25% of the Net Rentable Area such Real Estate are (i) subject to a then-continuing bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or similar debtor relief proceeding or admit in writing an inability to pay its debts generally as they become due, or (ii) more than 90 days past due on rental payments owed to the Credit Parties;

(b)           such Real Estate ceases to have all material licenses required under the laws of the jurisdiction in which such Real Estate is located necessary to operate the Real Property in accordance with its intended purpose; or

(c)            such Real Estate otherwise fails to satisfy the requirements for Eligible Real Estate.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, unless the Required Lenders shall otherwise agree in writing, no Suspended Unencumbered Property shall be included as an Unencumbered Property.

Swap Termination Value. In respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include a Lender or any Affiliate of a Lender).

Taxes. All present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Term SOFR. For any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Lookback Day”) that is two SOFR Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Lookback Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding SOFR Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding SOFR Business Day is not more than three SOFR Business Days prior to such Lookback Day, and for any calculation with respect to a Base Rate Loan, the Term SOFR Reference Rate for a tenor of one month on the day that is two SOFR Business Days prior to the date the Base Rate is determined, subject to the proviso provided above.

Term SOFR Administrator. CME (or a successor administrator of the Term SOFR Reference Rate, as selected by the Agent in its reasonable discretion).

Term SOFR Loan. Means, a Loan that bears interest based on the Adjusted Term SOFR.

Term SOFR Reference Rate. The forward-looking term rate based on SOFR.

Titled Agents. The Arranger the Syndication Agent, and any co-syndication agents or documentation agent.

Total Asset Value. As of any date of determination, the total of i) the value of Unrestricted Cash and Cash Equivalents on such date, as determined in accordance with GAAP, plus ii) the Value of the Borrower’s real estate. The Value of real estate held within Unconsolidated Affiliates and non-Wholly Owned Subsidiaries will be valued using the same methodology with the Borrower only receiving credit for their Equity Percentage of the subject Unconsolidated Affiliates and non-Wholly Owned Subsidiaries.

Total Commitment. The sum of the Commitments of the Lenders, as in effect from time to time, including without limitation the 2027 Term Commitment from the 2027 Term Lenders.

As of the date of this Agreement, the Total Commitment is $200,000,000.00. The Total Term Commitment may increase in accordance with §2.12.

Total Exposure. As of any date of calculation, the aggregate Outstanding amount of all Loans as of such date.

Total Interest Expense. For any applicable period, the aggregate amount of interest required in accordance with GAAP to be paid, accrued, expensed or, to the extent it could be a cash expense in the applicable period, capitalized, without double-counting, by the Borrower, the REIT Guarantor and their respective Subsidiaries during such period on: (i) all Indebtedness of the Borrower, the REIT Guarantor and their respective Subsidiaries (including the Loans, obligations under Capital Leases (to the extent EBITDA has not been reduced by such Capital Lease obligations in the applicable period), Unsecured Indebtedness and any subordinated Indebtedness and including original issue discount and amortization of prepaid interest, if any, but excluding any Distributions on Preferred Securities), (ii) all amounts available for borrowing, or for drawing under letters of credit, if any, issued for the account of the Borrower, the REIT Guarantor or any of their respective Subsidiaries, but only if such interest was or is required to be reflected as an item of expense, and (iii) all commitment fees, agency fees, facility fees, balance deficiency fees and similar fees and expenses in connection with the borrowing of money.

Total Leverage. The total Indebtedness of the REIT Guarantor, Borrower and its Subsidiaries (without duplication, including the Equity Percentage of Indebtedness of Unconsolidated Affiliates) divided by the Total Asset Value of the REIT Guarantor, Borrower and its Subsidiaries.

Type. As to any Loan, its nature as a Base Rate Loan, Daily Simple SOFR Loan, or a Term SOFR Loan.

U.S. Person. Any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

U.S. Tax Compliance Certificate. See §4.4(g)(ii)(B)(III).

UK. The United Kingdom of Great Britain and Northern Ireland.

UK Financial Institution. Any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

UK Resolution Authority. The Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

Unadjusted Benchmark Replacement. Means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

Unconsolidated Affiliate. In respect of any Person, any other Person in whom such Person holds an Investment, (a) whose financial results would not be consolidated under GAAP with the financial results of such first Person on the consolidated financial statements of such first Person, and (b) which is not a Subsidiary of such first Person.

Unconsolidated Subsidiary. In respect of any Person, any other Person in whom such Person holds an Investment, whose financial results would not be consolidated under GAAP with the financial results of such first Person on the consolidated financial statements of such first Person.

Unencumbered Interest Coverage Ratio. Means, on any date of determination, the ratio of (a) Unencumbered Pool NOI to (b) the greater of (i) total interest expense required in accordance with GAAP to be paid, accrued, or expensed in respect of all Unsecured Indebtedness for the twelve (12) month period ending on any date of calculation, and (ii) the hypothetical annual interest expense that would have been payable on all Unsecured Indebtedness assuming an interest rate of 5.25% per annum for the twelve (12) month period ending on any date of calculation.

Unencumbered Pool Leverage. At any time of determination, the ratio (expressed as a percentage) of (a) all Unsecured Indebtedness to (b) the Unencumbered Pool Value.

Unencumbered Pool NOI. As of any date of calculation, the aggregate Adjusted Net Operating Income from all Unencumbered Properties for the trailing twelve (12) months; provided that, for calculation purposes, (i) revenues from any single tenant (together with its Affiliates) shall be limited to less than or equal to ten percent (10%) of the Unencumbered Pool NOI at any time; (ii) from and after October 1, 2021, the aggregate Adjusted Net Operating Income from Unencumbered Properties located in any single metropolitan statistical area shall be limited to less than or equal to twenty five percent (25%) of the Unencumbered Pool NOI at any time, provided; however, for the two (2) calendar quarters immediately following the acquisition of additional Unencumbered Properties financed principally with Unsecured Indebtedness, such limit shall be increased to thirty percent (30%), provided that such increased limit shall only be permitted up to two (2) times during the term of this Agreement (as may be extended in accordance with the terms hereof); and (iii) Adjusted Net Operating Income from Unencumbered Properties that are subject to a Ground Lease shall be limited to less than or equal to fifteen percent (15%) of the Unencumbered Pool NOI at any time.

Unencumbered Pool Value. As of any date of calculation the sum of the Value of each Unencumbered Property as of such date. For the avoidance of doubt, the Adjusted Net Operating Income of the Unencumbered Properties for purposes of calculating Value shall be subject to the concentration limits set forth in the definition of Unencumbered Pool NOI.

Unencumbered Property or Unencumbered Properties. The Eligible Real Estate which has been added as an Unencumbered Property under this Agreement in accordance with §5.1 and has not been removed pursuant to §5.2.

Unencumbered Property Subsidiary. Each direct and indirect Wholly Owned Subsidiary of the Borrower that is the Direct Owner of an Unencumbered Property or an Indirect Owner of

any such Direct Owner and each of which shall be organized under the laws of a State in the United States.

Unrestricted Cash and Cash Equivalents. As of any date of determination, the sum of (a) the aggregate amount of Unrestricted Cash and (b) the aggregate amount of Unrestricted Cash Equivalents (valued at fair market value). As used in this definition, “Unrestricted” means the specified asset is not subject to any escrow, reserves or Liens or similar claims of any kind in favor of any Person (other than any statutory right of set off).

Unsecured Indebtedness. Collectively, all Indebtedness of REIT Guarantor, Borrower or its direct or indirect Subsidiaries (without duplication, including the Equity Percentage of Indebtedness of Unconsolidated Affiliates) which is not Secured Indebtedness, which shall include, without limitation, the Indebtedness evidenced by this Agreement and the Indebtedness under a Pari-Passu Facility.

Value. As of any date of determination for any Real Estate (including any Unencumbered Property), (i) for Real Estate owned less than twelve (12) months as of such date of determination, the undepreciated cost thereof, or (ii) for Real Estate owned for at least twelve (12) months as of such date of determination, the Adjusted Net Operating Income for such Real Estate for the most recently ended twelve (12) month period divided by the Capitalization Rate; provided that if the Value for any Real Estate as calculated pursuant to this clause (ii) would be less than $0, the Value of such Real Estate for the purposes hereof shall be deemed to be $0.

Wholly Owned Subsidiary. As to Borrower, any Subsidiary of Borrower that is directly or indirectly owned 100% by Borrower.

Withholding Agent. The Borrower, each Guarantor, and the Agent.

Write-Down and Conversion Powers. (a) With respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the UK, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

§1.2        Rules of Interpretation.

(a)            A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

(b)           The singular includes the plural and the plural includes the singular.

(c)            A reference to any law includes any amendment or modification of such law.

(d)           A reference to any Person includes its permitted successors and permitted assigns, and in the event the Borrower, any Guarantor or any of their respective Subsidiaries is a limited liability company and shall undertake an LLC Division (any such LLC Division being a violation of this Agreement), shall be deemed to include each limited liability company resulting from any such LLC Division.

(e)            Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of REIT Guarantor or any of its Subsidiaries at “fair value”, as defined therein, and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(f)            The words “include”, “includes” and “including” are not limiting.

(g)           The words “approval” and “approved”, as the context requires, means an approval in writing given to the party seeking approval.

(h)           All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein.

(i)             Reference to a particular “§”, refers to that section of this Agreement unless otherwise indicated.

(j)             The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

(k)           The words “the date hereof” or words of like import shall mean the date that this Agreement is fully executed by all parties.

(l)             In the event of any change in generally accepted accounting principles after the date hereof or any other change in accounting procedures pursuant to §7.3 which would affect the computation of any financial covenant, ratio or other requirement set forth in any Loan Document, then upon the request of Borrower or Agent, the Borrower and the Agent shall negotiate promptly, diligently and in good faith in order to amend the provisions of the Loan Documents such that such financial covenant, ratio or other requirement shall continue to provide substantially the same financial tests or restrictions of the Borrower as in effect prior to such accounting change, as determined by the Agent in its good faith judgment. Until such time as such amendment shall have been executed and delivered by the Borrower and the Agent, such financial covenants, ratio and other requirements, and all financial statements and other documents required to be delivered under the Loan Documents, shall be calculated and reported as if such change had not occurred. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to any change in accounting for leases pursuant to GAAP resulting from the implementation of Financial Accounting Standards Board ASU No. 2016-02, Leases (Topic 842), or (Y) other changes to GAAP taking effect after the Closing Date, in each case, to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect immediately prior to the effectiveness of such change.

(m)          To the extent that any of the representations and warranties contained in this Agreement or any other Loan Document is qualified by “Material Adverse Effect” or any other materiality qualifier, then any further qualifier as to representations and warranties being true and correct “in all material respects” contained elsewhere in the Loan Documents shall not apply with respect to any such representations and warranties.

§1.3        Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

§1.4        Benchmark Notification. The Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to: (a) the administration of, submission of, calculation of, or any other matter related to SOFR, Daily Simple SOFR, Term SOFR, Adjusted Term SOFR, any component definition thereof or rates referenced in the definition thereof or with respect to any alternative, comparable or successor rate thereto (including any then-current Benchmark or any Benchmark Replacement), or replacement rate therefor or thereof, including, without limitation, whether the composition or characteristics of any such alternative, comparable, successor or replacement reference rate, as it may or may not be adjusted pursuant to §4.16, will be similar to, or produce the same value or economic equivalence of, SOFR, Daily Simple SOFR, Term SOFR, Adjusted Term SOFR, or any other Benchmark or the effect, implementation or composition of any Benchmark Replacement Conforming Changes.

§2.           THE CREDIT FACILITY.

§2.1        Loans.

(a)            Subject to the terms and conditions set forth in this Agreement, each of the 2027 Term Lenders severally agrees to make a term loan (each, a “2027 Closing Date Loan”) to the Borrower in Dollars on the Closing Date, in an aggregate principal amount not to exceed its Applicable Percentage of $150,000,000; provided, that in all events no Default or Event of Default shall have occurred and be continuing, the aggregate Outstanding amount of such Lender’s Loans shall not exceed its Commitment, and the Total Exposure shall not exceed the Facility Cap.

(b)           Subject to the terms and conditions set forth in this Agreement, each of the 2027 Term Lenders severally agrees to make additional term loans (each such loan, a “2027 Delayed Draw Term Loan”) to the Borrower from time to time on no more than five (5) occasions, on any Business Day during the Availability Period, in an aggregate principal amount not to exceed such Lender’s unfunded Commitment as of such date; provided, that in all events no Default or Event of Default shall have occurred and be continuing, the aggregate Outstanding amount of such Lender’s Loans shall not exceed its Commitment, and the Total Exposure shall not exceed the Facility Cap.

(c)            The Borrower may not re-borrow any portion of a Loan which is repaid. Upon a Lender’s funding of a 2027 Closing Date Loan or 2027 Delayed Draw Loan, such Lender’s unfunded 2027 Term Commitment shall be permanently reduced by the principal amount of such Loan. All Commitments shall terminate on the Availability Period Termination Date if not previously terminated pursuant hereto.

(d)           The Loans shall be made pro rata in accordance with each Lender’s Applicable Percentage. Each request for a Loan hereunder shall constitute a representation and warranty by the Borrower that all of the conditions required of Borrower set forth in §10 and §11 have been satisfied (unless waived by Agent in writing) on the date of such request (or if such condition is required to have been satisfied only as of the initial Closing Date, that such condition was satisfied as of the Closing Date). The Agent may assume that the conditions in §10 and §11 have been satisfied (unless waived by Agent in writing) unless it receives prior written notice from a Lender that such conditions have not been satisfied or waived. No Lender shall have any obligation to make Loans to Borrower in the maximum aggregate principal outstanding balance of more than the principal face amount of its Note or its Commitment, as applicable.

§2.2        RESERVED.

§2.3        Notes.

(a)            [Reserved].

(b)           The Loans shall, if requested by any Lender, be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit A hereto (collectively, the “Notes”), dated of even date with this Agreement (except as otherwise provided in §18.3) and completed with appropriate insertions. One Note shall be payable to the order of each Lender which so requests the issuance of a Note in the principal amount equal to such Lender’s Commitment or, if less, the outstanding amount of all Loans made by such Lender, plus interest accrued thereon, as set forth below.

§2.4        RESERVED.

§2.5        RESERVED.

§2.6        RESERVED.

§2.7        Interest on Loans.

(a)            Each Loan of each Class that is a Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Base Rate Loan is repaid or converted to a SOFR Loan at the rate per annum equal to the sum of the Base Rate plus the Applicable Margin for the applicable Class of Base Rate Loans.

(b)           Each Loan of each Class that is a Daily Simple SOFR Loan, shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Daily Simple SOFR Loan is repaid or converted to a Term SOFR Loan or a Base Rate Loan, at the rate per annum equal to the sum of Adjusted Daily Simple SOFR plus the Applicable Margin for the applicable Class of Daily Simple SOFR Loans.

(c)            Each Loan of each Class that is a Term SOFR Loan, shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of each Interest Period with respect thereto, at the rate per annum equal to the sum of Adjusted Term SOFR determined for such Interest Period plus the Applicable Margin for the applicable class of Term SOFR Loans.

(d)           The Borrower promises to pay interest on each Loan in arrears on each Interest Payment Date with respect thereto.

(e)            Base Rate Loans and SOFR Loans may be converted to Loans of the other Type as provided in §4.1.

(f)            The parties understand that the applicable interest rate for the Loans and certain fees set forth herein may be determined and/or adjusted from time to time based upon certain financial ratios and/or other information to be provided or certified to the Lenders by Borrower (the “Borrower Information”). If it is subsequently determined that any such Borrower Information was incorrect (for whatever reason, including without limitation because of a subsequent restatement of earnings by the Borrower) at the time it was delivered to the Agent, and if the applicable interest rate or fees calculated for any period were different than they should have been had the correct information been timely provided, then, such interest rate and such fees for such period shall be automatically recalculated using correct Borrower Information. The Agent shall promptly notify Borrower in writing of any additional interest and fees due because of such recalculation, and the Borrower shall pay such additional interest or fees due to the Agent, for the account of each Lender, within five (5) Business Days of receipt of such written notice. Borrower shall receive a credit or refund of any overpayment promptly after such determination. Any recalculation of interest or fees required by this provision shall survive the termination of this Agreement for a period of one hundred eighty (180) days, and this provision shall not in any way limit any of the Agent’s or any Lender’s other rights under this Agreement.

§2.8        Requests for Loans. Except with respect to any 2027 Closing Date Loan on the Closing Date, the Borrower shall give to the Agent written notice executed by an Authorized

Officer in the form of Exhibit D hereto (or telephonic notice confirmed in writing in the form of Exhibit D hereto) of each 2027 Delayed Draw Loan requested hereunder (a “Loan Request”) by 1:00 p.m. (Eastern time) one (1) Business Day prior to the proposed Drawdown Date with respect to Base Rate Loans or Daily Simple SOFR Loans and two (2) Business Days prior to the proposed Drawdown Date with respect to Term SOFR Loans, together with an updated Compliance Certificate calculated on a pro forma basis. Each such notice shall specify with respect to the requested 2027 Delayed Draw Loan the proposed principal amount of such Loan, the Type of Loan, the initial Interest Period (if applicable) for such Loan and the Drawdown Date. Promptly upon receipt of any such notice, the Agent shall notify each of the Lenders thereof. Each such Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the 2027 Delayed Draw Loan requested from the applicable Lenders on the proposed Drawdown Date. The Borrower shall be liable to each Lender for any costs or expenses incurred by such Lender in the event that they fail to borrow any requested Term SOFR LoanNothing herein shall prevent the Borrower from seeking recourse against any Lender that fails to advance its proportionate share of a requested Loan as required by this Agreement. Each Loan Request shall be (a) for a Base Rate Loan in a minimum aggregate amount of $100,000; or (b) for a SOFR Loan in a minimum aggregate amount of $1,000,000 and minimum increments of $250,000 in excess thereof; provided, however, that (i) a 2027 Delayed Draw Loan may be in the aggregate amount of the remaining unfunded amount of the 2027 Term Commitments and (ii) there shall be no more than five (5) Term SOFR Loans outstanding at any one time.

§2.9        Funds for Loans.

(a)            Not later than noon (Eastern time) on the proposed Drawdown Date of any 2027 Delayed Draw Loans, each of the Lenders will make available to the Agent, at the Agent’s Head Office, in immediately available funds, the amount of such Lender’s Applicable Percentage of the amount of the requested Loans, which may be disbursed pursuant to §2.1. Upon receipt from each such Lender of such amount, and upon receipt of the documents required by §10 and §11 and the satisfaction of the other conditions set forth therein to the extent applicable, the Agent will make available to the Borrower the aggregate amount of such Loans made available to the Agent by the 2027 Term Lenders by crediting such amount to the account of the Borrower maintained at the Agent’s Head Office or wiring such funds in accordance with Borrower’s written instructions. The failure or refusal of any Lender to make available to the Agent at the aforesaid time and place on any Drawdown Date the amount of its Applicable Percentage of the requested Loans shall not relieve any other Lender of the applicable Class from its several obligation hereunder to make available to the Agent the amount of such other Lender’s Applicable Percentage of any requested Loans, including any additional Loans that may be requested subject to the terms and conditions hereof to provide funds to replace those not advanced by the Lender so failing or refusing.

(b)           Unless the Agent shall have been notified by any Lender of any Class prior to the applicable Drawdown Date that such Lender will not make available to Agent such Lender’s Applicable Percentage, of a proposed Loan, Agent may in its discretion assume that such Lender has made such Loan available to Agent in accordance with the provisions of this Agreement and the Agent may, if it chooses, in reliance upon such assumption make such Loan available to the Borrower, and such Lender shall be liable to the Agent for the amount of such advance. If such Lender does not pay such corresponding amount upon the Agent’s demand therefor, the Agent will promptly notify the Borrower, and the Borrower shall promptly pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from the Lender or the Borrower (without duplication), as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for such Loan or (ii) from a Lender at the Federal Funds Effective Rate.

§2.10     Use of Proceeds. The Borrower and their Subsidiaries will use the proceeds of the Loans solely to (a) pay closing costs in connection with this Agreement; (b) repay existing loans, (c) fund acquisitions of Eligible Real Estate, (d) fund capital and construction expenditures, tenant improvements, leasing commissions and property and equipment acquisitions; and (e) for general working capital purposes (including without limitation to finance direct and indirect acquisitions and other investments in real estate, interest shortfalls, general operating expenses).

§2.11     RESERVED.

§2.12     Additional Term Loans.

(a)            Provided that no Default or Event of Default has occurred and is continuing, subject to the terms and conditions set forth in this §2.12, the Borrower shall have the option to request increases in the Total Commitment, at any time and from time to time before at least three (3) months prior to the latest Maturity Date, in an amount such the Global Commitment would not exceed $1,000,000,000.00 (after giving effect to each such increase), which increase shall be allocated one or more tranches of term loan commitments, which may include the 2027 Term Commitments (each, an “Additional Term Commitment”) by giving written notice to the Agent (an “Increase Notice”; and the amount of each such requested increase, a “Commitment Increase”), provided that any such individual increase must be in a minimum amount of $10,000,000. Upon receipt of any Increase Notice, the Agent shall consult with Arrangers and within ten (10) days shall notify the Borrower of the amount of facility fees to be paid to any Lenders who provide an Additional Term Commitment in connection with such increase (which shall be in addition to the fees to be paid to Agent or Arrangers pursuant to the Agreement Regarding Fees). If the Borrower agrees to pay the facility fees so determined, then the Agent promptly shall send a notice to all Lenders (the “Additional Commitment Request Notice”) informing them of the Borrower’s request to increase the Total Commitment and of the facility fees to be paid with respect thereto. Each Lender who desires to provide an Additional Term Commitment, in each case, upon such terms described in the Additional Commitment Request Notice, shall provide Agent with a written commitment letter specifying the amount of the Additional Term Commitment, as applicable, by which it is willing to provide prior to such deadline as may be specified in the Additional Commitment Request Notice not to exceed ten (10) days. If the requested increase is oversubscribed then the Agent and the Arrangers shall allocate the Commitment Increase among the Lenders, who provide such commitment letters on such basis mutually acceptable to each of the Borrower, Agent and Arrangers. If the Additional Term Commitments so provided are not sufficient to provide the full amount of the Commitment Increase requested by the Borrower, then the Agent, Arrangers or Borrower will seek one or more banks or lending institutions (which banks or lending institutions shall be reasonably acceptable to Agent, Arrangers and Borrower) to become a Lender and provide an Additional Term Commitment, as applicable. The Agent shall provide all Lenders with a notice setting forth the amount, if any, of the Additional Term Commitment to be provided by each Lender and the revised Applicable Percentages which shall be applicable after the effective date of the Additional Term Commitment specified therein (the “Commitment Increase Date”). In no event shall any Lender be obligated to provide an Additional Term Commitment.

(b)           Any Additional Term Commitment may, if determined necessary by the Agent and the Lenders providing such Additional Term Commitments, in their reasonable discretion, be effected pursuant to one or more amendments (the “Additional Term Loan Amendment”) executed and delivered by the Borrower, the applicable Lenders providing such Additional Term Commitments, and the Agent. All Additional Term Loans shall (A) mature on the Maturity Date with respect thereto as set forth in the applicable Additional Term Loan Amendment, but shall mature no earlier than the earliest Maturity Date for any Class of outstanding Loans, (B) bear interest at such rates as are agreed upon by the Borrower and the Lenders providing such Additional Term Loans, (C) not require scheduled amortization prior to the earliest Maturity Date for any Class of outstanding Loans but may permit voluntary prepayment (subject to sub-clause (D) hereof), and (D) not rank higher than pari passu in right of payment and with respect to security with all other existing Loans or have different borrower or guarantors as the Borrower and Guarantors with respect to all other Obligations. Each Additional Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as are consistent with this Section 2.12 and may be necessary or appropriate, in the opinion of the Agent, to effect the provisions of this Section 2.12 with respect thereto. On any Commitment Increase Date on which any Additional Term Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each applicable Lender shall make an Additional Term Loan to the Borrower (an “Additional Term Loan”) in an amount equal to its Additional Term Commitment as of such date, and (ii) each new Lender shall become a Lender hereunder with respect to the Additional Term Commitment and the Additional Term Loans made pursuant thereto.

(c)            [Reserved].

(d)           Upon the effective date of each increase in the Commitment pursuant to this §2.12 the Agent may unilaterally revise Schedule 1.1 and the Borrower shall, if requested by such Lender, execute and deliver to the Agent new Notes for each Lender who provided an Additional Term Loan. The Agent shall deliver such replacement Notes to the respective Lenders in exchange for the Notes replaced thereby which shall be surrendered by such Lenders and delivered to Borrower. Such new Notes shall provide that they are replacements for the surrendered Notes and that they do not constitute a novation, shall be dated as of the Commitment Increase Date and shall otherwise be in substantially the form of the replaced Notes.

(e)            Notwithstanding anything to the contrary contained herein, any increase in the Total Commitment pursuant to this §2.12 shall be conditioned upon satisfaction or waiver of the following conditions precedent which must be satisfied or waived prior to the effectiveness of any increase of the Total Commitment:

(i)             Payment of Activation Fee. The Borrower shall pay (A) to the Agent those fees described in and contemplated by the Agreement Regarding Fees with respect to the applicable Commitment Increase, and (B) to the Arranger such facility fees as the Lenders who are providing an Additional Term Commitment may require to increase the Total Commitment, which fees shall, when paid, be fully earned and non-refundable under any circumstances. The Arranger shall pay to the Lenders acquiring the increased Commitment certain fees pursuant to their separate agreement; and

(ii)           No Default. On the date any Increase Notice is given and on the date such increase becomes effective, both immediately before and after the Total Commitment is increased, there shall exist no Default or Event of Default; and

(iii)         Representations True. The representations and warranties made by the Borrower in the Loan Documents or otherwise made by or on behalf of the Borrower in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects (except to the extent that any representation and warranty that is qualified by materiality shall be true and correct in all respects) on the date of such Increase Notice and on the date the Total Commitment is increased (unless such representations are limited by their terms to a specific date), both immediately before and after the Total Commitment is increased, other than for changes in the ordinary course of business permitted by this Agreement; and

(iv)          Additional Documents and Expenses. The Borrower shall execute and deliver to Agent and the Lenders such additional documents, instruments, certifications and opinions as the Agent may reasonably require, including, without limitation, a Compliance Certificate, demonstrating compliance with all covenants set forth in the Loan Documents after giving effect to the increase, and the Borrower shall pay the cost of any updated UCC searches, all recording costs and fees, and any and all intangible taxes or other documentary taxes, assessments or charges or any similar reasonable fees, taxes or expenses which are reasonably requested in connection with such increase.

§2.13     RESERVED.

§2.14     Pro Rata Treatment.

(a)            As provided elsewhere herein, all interests of the Lenders in the Loans and the Loan Documents shall be ratable undivided interests and none of such Lenders’ interests shall have priority over the others. Each payment delivered to the Agent for the account of any Lender or amount to be applied or paid by the Agent to any Lender shall be paid promptly by the Agent to such Lender in the same type of funds that the Agent received at such Lender’s address specified pursuant to §19.

(b)           Except to the extent otherwise explicitly provided in this Agreement: (a) the making of any Loans under §2.12 shall be made from the applicable Lenders, pro rata according to the amounts of their respective commitments for such Loans; (b) each payment of such Class or prepayment of principal of Loans of any Class shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans of such

Class held by them; and (c) the conversion and continuation of Loans of a particular Class and Type shall be made pro rata among the Lenders of such Class according to the amounts of their respective Loans of such Class, and the then current Interest Period for each Lender’s portion of each such Loan of such Type shall be coterminous.

§3.           REPAYMENT OF THE LOANS.

§3.1        Stated Maturity. The Borrower promises to pay on the Maturity Date of each Class of Loans and thereon shall become absolutely due and payable on such Maturity Date, all of the Loans of such Class outstanding on such date, together with any and all accrued and unpaid interest thereon.

§3.2        Mandatory Prepayments(a)            . If at any time the Total Exposure exceeds the Facility Cap, then the Borrower shall, within ten (10) Business Days after receipt of notice from Agent of such occurrence, (i) to the extent Total Exposure exceeds the Facility Cap due to the Total Exposure being greater than the Total Commitment, repay the Loans in an aggregate principal amount at least equal to such excess to the Agent for the respective accounts of the Lenders, and (ii) to the extent the Total Exposure exceeds the Facility Cap due to the Unencumbered Pool Value being less than the Total Exposure, either, in Borrower’s discretion, (A) add additional Eligible Real Estate to the Unencumbered Pool with an aggregate value sufficient to cause the Facility Cap to exceed the Total Exposure, or (B) repay the Loans in an aggregate principal amount at least equal to such excess to the Agent for the respective accounts of the Lenders.

§3.3        Optional Prepayments.

(a)            Borrower shall have the right, at its election, to prepay the outstanding amount of the Loans of any Class, as a whole or in part, at any time without penalty or premium; provided, that if any prepayment of the outstanding amount of any Term SOFR Loans pursuant to this §3.3 is made on a date that is not the last day of the Interest Period relating thereto, such prepayment shall be accompanied by the payment of any amounts due pursuant to §4.8.

(b)           The Borrower shall give the Agent, no later than 1:00 p.m. (Eastern time) at least three (3) days prior written notice of any prepayment pursuant to this §3.3, in each case specifying the proposed date of prepayment of the Loans, the Class of Loans to be prepaid, and the principal amount to be prepaid (provided that (i) any such notice may be revoked or modified upon one (1) day’s prior notice to the Agent) and/or (ii) any such notice or repayment may be conditioned upon the consummation of a transaction. In the absence of a Default or Event of Default, subject to §3.4 below, Borrower shall have the right to specify the order and manner of how any options prepayments of the Loan are applied.

§3.4        Partial Prepayments. Each partial prepayment of the Loans under §3.3 shall be in a minimum amount of $5,000,000, shall be accompanied by the payment of accrued interest on the principal prepaid to the date of payment. Each partial payment under §3.2 and §3.3 shall be applied, first to the principal of Base Rate Loans, then to the principal of Daily Simple SOFR Loans, and then to the principal of Term SOFR Loans.

§3.5        Effect of Prepayments. Amounts of any Loans prepaid under this Agreement may not be reborrowed.

§4.           CERTAIN GENERAL PROVISIONS.

§4.1        Conversion Options.

(a)            The Borrower may elect from time to time to convert any outstanding Loan of any Class to a Loan of the same Class but of another Type and such Loan shall thereafter bear interest as a Base Rate Loan or SOFR Loan, as applicable; provided that (i) with respect to any such conversion of a Term SOFR Loan to a Base Rate Loan or Daily Simple SOFR Loan, the Borrower shall give the Agent at least one (1) Business Day’s prior written notice of such election, and such conversion shall only be made on the last day of the Interest Period with respect to such Term SOFR Loan unless the Borrower pay Breakage Costs as required under this Agreement; (ii) with respect to any such conversion of a Base Rate Loan or Daily Simple SOFR Loan to a Term SOFR Loan, the Borrower shall give the Agent at least three (3) Business Days’ prior written notice of such election and the Interest Period requested for such Loan, the principal amount of the Loan so converted shall be in a minimum aggregate amount of $1,000,000 and minimum increments of $250,000 in excess thereof, after giving effect to the making of such Loan, there shall be no more than eight (8) Term SOFR Loans outstanding at any one time; and (iii) no Loan may be converted into a SOFR Loan when any Default or Event of Default has occurred and is continuing. All or any part of the outstanding Loans of any Class and Type may be converted as provided herein, provided that no partial conversion shall result in a Base Rate Loan in a principal amount of less than $1,000,000 or a SOFR Loan in a principal amount of less than $1,000,000. On the date on which such conversion is being made, each Lender shall take such action as is necessary to transfer its Applicable Percentage of such Loans, as applicable, to its Applicable Lending Office. Each Conversion/Continuation Request relating to the conversion of a Base Rate Loan to a SOFR Loan shall be irrevocable by the Borrower.

(b)           Any Term SOFR Loan may be continued as such Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the terms of §4.1; provided that no Term SOFR Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the Interest Period relating thereto ending during the continuance of any Default or Event of Default.

(c)            In the event that the Borrower does not notify the Agent of their election hereunder with respect to any Term SOFR Loan, such Loan shall be automatically continued at the end of the applicable Interest Period as a Term SOFR Loan for an Interest Period of one month unless such Interest Period shall be greater than the time remaining until the Maturity Date of the applicable Class of Loans, in which case such Loan shall be automatically converted to a Base Rate Loan at the end of the applicable Interest Period.

§4.2        Fees. In addition to all fees specified herein, the Borrower agrees to pay to KeyBank and the Arranger for their own account certain fees for services rendered or to be rendered in connection with the Loans as provided pursuant to a fee letter dated June 30, 2021 between the Borrower, KeyBank and the Arranger (the “Agreement Regarding Fees”).

§4.3        [Intentionally Omitted.]

§4.4        Funds for Payments.

(a)            All payments of principal, interest, facility fees, closing fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent, for the respective accounts of the Lenders and the Agent, as the case may be, at the Agent’s Head Office, not later than 2:00 p.m. (Cleveland time) on the day when due, in each case in lawful money of the United States in immediately available funds. The Agent is hereby authorized to charge the accounts of the Borrower with KeyBank, on the dates when the amount thereof shall become due and payable, with the amounts of the principal of and interest on the Loans and all fees, charges, expenses and other amounts owing to the Agent and/or the Lenders under the Loan Documents. Subject to the foregoing, all payments made to the Agent on behalf of the Lenders, and actually received by the Agent, shall be deemed received by the Lenders on the date actually received by the Agent.

(b)           All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim, and free and clear of and without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or other applicable Guarantor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this §4.4) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)            The Borrower and the Guarantors shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(d)           The Borrower and the Guarantors shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this §4.4) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error; provided that the determinations in such statement are made on a reasonable basis and in good faith.

(e)            Each Lender shall severally indemnify the Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or a Guarantor has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower and the Guarantors to do

so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of §18.4 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this subsection.

(f)            As soon as practicable after any payment of Taxes by the Borrower or any Guarantor to a Governmental Authority pursuant to this §4.4, the Borrower or such Guarantor shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(g)           (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the immediately following clauses (ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)       Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A)          any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), an electronic copy (or an original if requested by the Borrower or the Agent) of an executed IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(I)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an electronic copy (or an original if requested by the Borrower or the Agent) of an executed IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)          an electronic copy (or an original if requested by the Borrower or the Agent) of an executed IRS Form W-8ECI;

(III)        in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E; or

(IV)        to the extent a Foreign Lender is not the beneficial owner, an electronic copy (or an original if requested by the Borrower or the Agent) of an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W 9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

(C)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), an electronic copy (or an original if requested by the Borrower or the Agent) of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(D)          if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in

Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(h)           If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this §4.4 (including by the payment of additional amounts pursuant to this §4.4), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this §4.4 with respect to the Taxes giving rise to such refund), net of all reasonable third party out-of-pocket expenses (including Taxes) of such indemnified party actually incurred and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund has not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it reasonably deems confidential) to the indemnifying party or any other Person.

(i)             Each party’s obligations under this §4.4 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(j)             The obligations of the Borrower to the Lenders under this Agreement shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances: (i) any lack of validity or enforceability of this Agreement, or any other Loan Document; (ii) any improper use which may be made of any proceeds of the Loans; (iii) the existence of any claim, set-off, defense or any right which the

Borrower or any of their Subsidiaries or Affiliates may have at any time against the Lenders (other than the defense of payment to the Lenders in accordance with the terms of this Agreement) or any other person, whether in connection with athis Agreement, any other Loan Document, or any unrelated transaction; (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (v) the occurrence of any Default or Event of Default; and (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

§4.5        Computations. All computations of interest on the Loans and of other fees to the extent applicable shall be based on a 360-day year, except that interest computed by reference to the Base Rate (except at times when the Base Rate is determined with reference to Term SOFR) shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term “Interest Period” with respect to Term SOFR Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The Outstanding Loans as reflected on the records of the Agent from time to time shall be considered prima facie evidence of such amount.

§4.6        Suspension of SOFR Loans. (i) If the Agent determines (which determination shall be conclusive and binding on the Borrower) that the Daily Simple SOFR, Adjusted Term SOFR, or SOFR cannot be determined temporarily pursuant to the definition thereof on or prior to the first day of any Interest Period other than due to a Benchmark Transition Event, the Agent will promptly so notify the Borrower and each Lender. Upon notice thereof by the Agent to the Borrower and each Lender, (i) any obligation of the Lenders to make or continue SOFR Loans or to convert Base Rate Loans to SOFR Loans shall be suspended to the extent of the applicable Interest Period, (ii) all SOFR Loans of the affected Interest Period shall be immediately converted to Base Rate Loans (the interest rate on which Base Rate Loans shall be determined by the Lender without reference to the SOFR component of Base Rate) and (iii) the component of Base Rate based upon Term SOFR will not be used in any determination of Base Rate, in each case, until the Agent revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans or, failing that, will be deemed to have converted such request into a request for Base Rate Loans in the amount specified therein. Upon any such conversion, the Borrower shall also pay any additional amounts required pursuant to §4.8; and/or (ii) If the Agent determines (which determination shall be conclusive and binding on the Borrower) that Daily Simple SOFR, Adjusted Term SOFR, SOFR cannot be determined permanently pursuant to the definition thereof as a result of a Benchmark Transition Event, the Agent will promptly so notify the Borrower and each Lender, and the provisions of §4.16 of this Agreement shall be applicable. Upon notice thereof by the Agent to the Borrower and the Lenders, (i) any obligation of the Lenders to make or continue SOFR Loans or to convert Base Rate Loans to SOFR Loans shall be suspended, (ii) all SOFR Loans shall be immediately converted to Base Rate Loans (the interest rate on which Base Rate Loans shall be determined by the Agent without reference to the SOFR component of Base Rate) and (iii) the component of Base Rate based upon SOFR will not be used in any determination of Base Rate. Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans or, failing that, will be deemed to have converted such request into a request for Base Rate Loans in the amount specified therein.

Unless and until the Agent and the Borrower have amended this Agreement to provide for a Benchmark Replacement in accordance with §4.16 of this Agreement, all Loans shall be Base Rate Loans.

§4.7        Illegality. Notwithstanding any other provisions herein, if any Change in Law shall make it unlawful, or any central bank or other governmental authority having jurisdiction over a Lender or its Applicable Lending Office shall assert that it is unlawful, for any Lender to make or maintain SOFR Loans, such Lender shall forthwith give notice of such circumstances to the Agent and the Borrower thereupon (a) the commitment of the Lenders to make SOFR Loans shall forthwith be suspended and (b) the SOFR Loans then outstanding shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such SOFR Loans or within such earlier period as may be required by law. Notwithstanding the foregoing, before giving such notice, the applicable Lender shall designate a different lending office if such designation will void the need for giving such notice and will not, in the reasonable judgment of such Lender, be otherwise materially disadvantageous to such Lender or increase any costs payable by Borrower hereunder.

§4.8        Additional Interest. If any Term SOFR Loan or any portion thereof is repaid or is converted to a Base Rate Loan for any reason on a date which is prior to the last day of the Interest Period applicable to such Term SOFR Loan, or if repayment of the Loans has been accelerated as provided in §12.1, or if the Borrower fails to draw down on the first day of the applicable Interest Period any amount as to which the Borrower has elected a Term SOFR Loan, the Borrower will pay to the Agent upon demand for the account of the applicable Lenders in accordance with their respective Applicable Percentages, in addition to any amounts of interest otherwise payable hereunder, the Breakage Costs. Borrower understand, agree and acknowledge the following: (i) no Lender has any obligation to purchase, sell and/or match funds in connection with the use of SOFR as a basis for calculating the rate of interest on a SOFR Loan; (ii) SOFR is used merely as a reference in determining such rate; and (iii) Borrower have accepted SOFR as a reasonable and fair basis for calculating such rate and any Breakage Costs. Borrower further agree to pay the Breakage Costs, if any, whether or not a Lender elects to purchase, sell and/or match funds.

§4.9        Additional Costs, Etc. Notwithstanding anything herein to the contrary, if any Change in Law, shall:

(a)            subject any Lender or the Agent to any Taxes or withholding of any nature with respect to this Agreement, the other Loan Documents, such Lender’s Commitment or the Loans (other than for Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and Connection Income Taxes), or

(b)           [Reserved], or

(c)            impose or increase or render applicable any special deposit, compulsory loan, insurance charge, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law and which are not already reflected in any amounts payable by Borrower hereunder) against assets held by, or deposits in or for the account of, or loans by, or commitments of an office of any Lender, or

(d)           impose on any Lender or the Agent any other conditions or requirements with respect to this Agreement, the other Loan Documents, the Loans, such Lender’s Commitment, or any loans or commitments of which any of the Loans or such Lender’s Commitment forms a part; and the result of any of the foregoing is:

(i)             to increase the cost to any Lender of making, continuing, converting to, funding, issuing, renewing, extending or maintaining any of the Loans or such Lender’s Commitment, or

(ii)           to reduce the amount of principal, interest or other amount payable to any Lender or the Agent hereunder on account of such Lender’s Commitment or any of the Loans, or

(iii)         require any Lender or the Agent to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Agent from the Borrower hereunder, then, and in each such case, the Borrower will, within fifteen (15) days of demand made by such Lender or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or the Agent such additional amounts as such Lender or the Agent shall determine in good faith to be sufficient to compensate such Lender or the Agent for such additional cost, reduction, payment or foregone interest or other sum. Each Lender and the Agent in determining such amounts may use any reasonable averaging and attribution methods generally applied by such Lender or the Agent, in such case (a) through (d), so long as such amounts have accrued on or before the day that is two hundred and seventy (270) days prior to the date on which such Agent first made demand therefor (except that, if the event giving rise to such increased costs or reductions is retroactive, then the two hundred seventy (270) day period referred to above shall be extended to include the period of retroactive effect thereof).

§4.10     Capital Adequacy. If after the date hereof any Lender determines that (a) as a result of a Change in Law, or (b) compliance by such Lender or its parent bank holding company with any directive of any such entity regarding liquidity or capital adequacy, has the effect of reducing the return on such Lender’s or such holding company’s capital or liquidity as a consequence of such Lender’s commitment to make Loans hereunder to a level below that which such Lender or holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify the Borrower thereof. The Borrower agrees to pay to such Lender the amount of such reduction in the return on capital as and when such reduction is reasonably determined, upon presentation by such Lender of a statement of the amount setting forth the Lender’s calculation thereof. In determining such amount, such Lender may use any reasonable averaging and attribution methods generally applied by such Lender.

§4.11     Breakage Costs. Borrower shall pay all Breakage Costs required to be paid by them pursuant to this Agreement and incurred from time to time by any Lender within fifteen

(15) days from receipt of written notice from Agent, or such earlier date as may be required by this Agreement.

§4.12     Default Interest; Late Charge. Following the occurrence and during the continuance of any Event of Default, and regardless of whether or not the Agent or the Lenders shall have accelerated the maturity of the Loans, all Loans shall bear interest payable on demand at a rate per annum equal to three percent (3.0%) above the interest rate that would otherwise be in effect hereunder (the “Default Rate”), until such amount shall be paid in full (after as well as before judgment) until such amount shall be paid in full (after as well as before judgment), or if any of such amounts shall exceed the maximum rate permitted by law, then at the maximum rate permitted by law. In addition, the Borrower shall pay a late charge equal to three percent (3.0%) of any amount of interest and/or principal payable on the Loans (other than amounts due on the Maturity Date or as a result of acceleration), which is not paid by the Borrower within ten (10) days of the date when due.

§4.13     Certificate. A certificate setting forth any amounts payable pursuant to §4.8, §4.9, §4.10, §4.11 or §4.12 and a reasonably detailed explanation of such amounts which are due, submitted by any Lender or the Agent to the Borrower, shall be prima facie evidence of the amount due. A Lender shall be entitled to reimbursement under §4.9, or §4.10 from and after notice to Borrower that such amounts are due given in accordance with §4.9 or §4.10 and for a period of one hundred eighty (180) days prior to receipt of such notice if such Change in Law was effective during such one hundred eighty (180) day period.

§4.14     Limitation on Interest. Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, all agreements between or among the Borrower, the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations, such excess shall be refunded to the Borrower. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law. This Section shall control all agreements between or among the Borrower, the Lenders and the Agent with respect to the subject matter of this paragraph.

§4.15     Certain Provisions Relating to Increased Costs and Non-Funding Lenders. If a Lender gives notice of the existence of the circumstances set forth in §4.7 or any Lender requests compensation for any losses or reasonable and documented costs to be reimbursed pursuant to any one or more of the provisions of §4.4(b) (as a result of the imposition of U.S. withholding taxes on amounts paid to such Lender under this Agreement), §4.9 or §4.10, then, upon the request of the Borrower, such Lender, as applicable, shall use reasonable efforts in a manner consistent with such institution’s practice in connection with loans like the Loan of such Lender to eliminate, mitigate or reduce amounts that would otherwise be payable by Borrower under the foregoing provisions, provided that such action would not be otherwise prejudicial to such Lender, including, without limitation, by designating another of such Lender’s offices, branches or affiliates; the Borrower agreeing to pay all reasonable and necessary costs and expenses incurred by such Lender in connection with any such action. Notwithstanding anything to the contrary contained herein, if no Default or Event of Default shall have occurred and be continuing, and if any Lender (a) has given notice of the existence of the circumstances set forth in §4.7 or has requested payment or compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §4.4(b) (as a result of the imposition of U.S. withholding taxes on amounts paid to such Lender under this Agreement), §4.9 or §4.10 and following the request of Borrower has been unable to take the steps described above to mitigate such amounts (each, an “Affected Lender”) or (b) has failed to make available to Agent its pro rata share of any Loan, and such failure has not been cured (a “Non-Funding Lender”), then, within ninety (90) days after such notice or request for payment or compensation or failure to fund, as applicable, Borrower shall have the right as to such Affected Lender or Non-Funding Lender, as applicable, to be exercised by delivery of written notice delivered to the Agent and the Affected Lender or Non-Funding Lender, within ninety (90) days of receipt of such notice or failure to fund, as applicable, to elect to cause the Affected Lender or Non-Funding Lender, as applicable, to transfer its Commitments and Loans. The Agent shall promptly notify the remaining Lenders that each of such Lenders shall have the right, but not the obligation, to acquire a portion of such Commitments and Loans, pro rata based upon their relevant Applicable Percentages, of the Affected Lender or Non-Funding Lender, as applicable (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by the Agent). In the event that the Lenders do not elect to acquire all of the Affected Lender’s or Non-Funding Lender’s Commitment, then the Agent shall endeavor to obtain a new Lender to acquire such remaining Commitments and Loans. Upon any such purchase of the Commitments and Loans of the Affected Lender or Non-Funding Lender, as applicable, the Affected Lender’s or Non-Funding Lender’s interest in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Affected Lender or Non-Funding Lender, as applicable, shall promptly execute all documents reasonably requested to surrender and transfer such interest. The purchase price for the Affected Lender’s or Non-Funding Lender’s Commitments and Loans shall equal any and all amounts outstanding and owed by Borrower to the Affected Lender or Non-Funding Lender, as applicable, including principal, prepayment premium or fee, and all accrued and unpaid interest or fees.

§4.16     Effect of Benchmark Transition Event.

(a)            Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of the then-current Benchmark with a Benchmark Replacement pursuant to this §4.16 will occur prior to the applicable Benchmark Transition Start Date. Unless and until a Benchmark Replacement is effective in accordance with this clause §4.16(a), all Loans shall be converted into Base Rate Loans in accordance with the provisions of §4.6 above.

(b)           Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)            Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrower and the Lenders of the implementation of (i) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Conforming Changes, (iv) the commencement or conclusion of any Benchmark Unavailability Period. The Agent will notify the Borrower and the removal or reinstatement of any tenor of a Benchmark. Any determination, decision or election that may be made by the Agent or Lenders pursuant to this §4.16, including, without limitation, any determination with respect to a tenor, rate or adjustment or implementation of any Conforming Changes, the timing or implementation of any Benchmark Replacement, or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this §4.16.

(d)           Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if any then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or incompliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of

“Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)            Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for the applicable borrower of SOFR Loans of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. Any outstanding affected SOFR Loans bearing interest at the then-current Benchmark shall be converted to Base Rate Loans immediately. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon Adjusted Term SOFR (or then-current Benchmark) will not be used in any determination of the Base Rate.

§5.           UNENCUMBERED PROPERTIES.

§5.1        Addition of Unencumbered Properties.

(a)            As of the Closing Date, the Unencumbered Properties are set forth on Schedule UP. After the Closing Date, Borrower shall have the right, subject to the satisfaction by Borrower of the conditions set forth in this §5.1, to add Real Estate as an Unencumbered Property. In the event Borrower desires to add additional Real Estate as aforesaid, Borrower shall provide written notice to the Agent of such request in accordance with this §5.1 (which the Agent shall promptly furnish to the Lenders within three (3) Business Days), together with all documentation and other information reasonably required to permit the Agent to determine whether such Real Estate is Eligible Real Estate. Thereafter, to the extent their consent is required pursuant to this §5.1, the Agent and the Required Lenders shall have fifteen (15) Business Days from the date of receipt of such documentation and other information to advise Borrower whether the Agent and/or the necessary Lenders consent to the acceptance of such Real Estate as an Unencumbered Property. Notwithstanding the foregoing, no Real Estate shall be included as an Unencumbered Property unless and until the following conditions precedent shall have been satisfied (and no Real Estate shall be included in any calculation as an Unencumbered Property with respect to a particular fiscal period unless such conditions have been satisfied (each such date of satisfaction, a “Property Addition Date”)):

(i)             the proposed Real Estate shall be Eligible Real Estate;

(ii)           the Direct Owner with respect to such Real Estate and each Indirect Owner of such Direct Owner that is not a Subsidiary Guarantor shall have executed a Joinder Agreement and satisfied the conditions of §5.3;

(iii)         at least ten (10) days (or such shorter period of time as agreed to by the Agent in writing) prior to the proposed Property Addition Date with respect to any Real Estate, the Agent shall have received the following, all of which shall be in form and substance reasonably satisfactory to the Agent (A) a written election from the Borrower for such Real Estate to be added as an Unencumbered Property in the form of Exhibit F hereto (a “Property Addition Request”), which request shall include a description of such Real Estate, the Adjusted

Net Operating Income, Value, and occupancy of such Real Estate, a certification that such Real Estate meets each of the criteria set forth in the definition of Eligible Real Estate, a certification that there have been no material changes to the financial conditions of the Credit Parties since the last Compliance Certificate that was delivered that would affect compliance with the financial covenants in §9, and identify the Direct Owner of such Real Estate and each Indirect Owner of such Direct Owner, (B) all such other commercially reasonable diligence, documents and information, in each case, to the extent available, that are reasonably requested by the Agent, including, without limitation, environmental diligence reports, structural diligence reports, appraisals, Leases, property operating statement, available historical property operating statements, leasing status and rent rolls, and (C) an executed Compliance Certificate calculated on a pro forma basis showing the impact of such Real Estate being added as an Unencumbered Property; and

(iv)          after giving effect to the inclusion of such Real Estate as an Unencumbered Property, each of the representations and warranties made by or on behalf of Borrower or any of their respective Subsidiaries contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true in all material respects both as of the date as of which it was made and shall also be true as of the time of the addition (or any replacement) of Unencumbered Properties, with the same effect as if made at and as of that time (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date), and no Default or Event of Default shall have occurred and be continuing, and the Agent shall have received a certificate of Borrower to such effect;

Notwithstanding the foregoing, in the event such Real Estate does not qualify as Eligible Real Estate, so long as the conditions set forth in clauses (ii), (iii) and (iv) of this §5.1 have been satisfied, such Real Estate shall be included as an Unencumbered Property and constitute Eligible Real Estate so long as the Agent shall have received the prior written consent of Required Lenders in their sole discretion to the inclusion of such Real Estate as an Unencumbered Property.

§5.2        Release of Unencumbered Property. Provided no Default or Event of Default shall have occurred hereunder and be continuing (or would exist immediately after giving effect to the transactions contemplated by this §5.2 including any paydown of the Loans in connection with the transactions contemplated by this §5.2), Eligible Real Estate (including a Suspended Unencumbered Property) shall cease to be included as an Unencumbered Property upon the request of Borrower subject to and upon the following terms and conditions:

(a)            Borrower shall have provided the Agent with written notice of its intention to remove any specified Unencumbered Property at least ten (10) days prior to the requested release (which notice may be revoked by Borrower at any time), which notice shall include (i) all Unencumbered Property Subsidiaries with respect to the Unencumbered Properties to be released pursuant to such request and (ii) the proposed effective date of such release;

(b)           Borrower shall submit to the Agent with such request a Compliance Certificate prepared using the financial statements of Borrower most recently provided or required to be provided to the Agent under §6.4 or §7.4 adjusted in the best good faith estimate of Borrower solely to give effect to the proposed release and demonstrating that no Default or Event of Default with respect to the covenants referred to therein shall exist after giving effect to such release and if Borrower would not be in compliance, then any reduction in the outstanding amount of the Loans in connection with such release and evidencing that on the date of such release, after giving effect to any such release and any corresponding repayment of the Loans, the Total Exposure shall not exceed the Facility Cap;

(c)            Borrower shall pay all reasonable and documented costs and expenses of the Agent in connection with such release, including without limitation, reasonable and documented attorney’s fees;

(d)           Borrower shall pay to the Agent for the account of the Lenders any payment required to comply with §3.2, which payment shall be applied to reduce the outstanding principal balance of the Loans as provided in §3.2; and

(e)            without limiting or affecting any other provision hereof, any release of an Unencumbered Property will not cause the Borrower to be in violation of the covenants set forth in §9.

§5.3        Additional Subsidiary Guarantors. As and to the extent that (i) Borrower shall request that certain Real Estate of a Subsidiary of Borrower be included as an Unencumbered Property in connection with the request of any Loan as contemplated by §5.1 and such Real Estate is approved for inclusion as an Unencumbered Property in accordance with the terms hereof or (ii) any Wholly-Owned Subsidiary of the Borrower becomes a borrower or a guarantor of, or otherwise incurs a payment obligation in respect of, any Unsecured Indebtedness owing to any Person other than a Loan Party, in each case, Borrower shall cause each such Subsidiary and each other Subsidiary that is a Direct Owner or Indirect Owner thereof to execute and deliver to Agent a Joinder Agreement wherein, as approved by the Agent and such Subsidiary shall become a Subsidiary Guarantor hereunder and to execute such Loan Documents as the Agent may reasonably require; provided that no such Person shall become a Subsidiary Guarantor hereunder until all information requested by the Agent and each Lender in order for Agent or such Lender to comply with applicable “know your customer” and Anti-Money Laundering Laws with respect to such Person shall have been received and the Agent and each such Lender shall have completed such compliance processes with respect to such Person. Each such Subsidiary shall be authorized, in accordance with its respective organizational documents, to be a Subsidiary Guarantor hereunder. Borrower shall further cause all representations, covenants and agreements in the Loan Documents with respect to the Subsidiary Guarantors to be true and correct with respect to each such Subsidiary from and after the date such Subsidiary executes and delivers a Joinder Agreement. In connection with the delivery of such Joinder Agreement, Borrower shall deliver to the Agent such organizational agreements, resolutions, consents, opinions and other documents and instruments as the Agent may reasonably require.

§5.4        Release of Certain Subsidiary Guarantors. In the event that all Unencumbered Properties owned by a Subsidiary Guarantor, directly or indirectly, shall have been released as an Unencumbered Property in accordance with the terms of this Agreement, then such Subsidiary

Guarantor shall be deemed to be fully released of all Obligations and all Hedge Obligations without the need of any further actions from Agent or any Lender.

§5.5        Suspended Unencumbered Properties. If, after the date when it was initially accepted as an Unencumbered Property, any Unencumbered Property shall become a Suspended Unencumbered Property, then (i) such Suspended Unencumbered Property shall not be included in the calculations of the financial covenants set forth in §9.6 or §9.7 for so long as such Unencumbered Property remains a Suspended Unencumbered Property and (ii) the Borrower shall, within three (3) Business Days after becoming aware that such Real Estate is Suspended Unencumbered Property, provide the Agent and the Lenders with written notice thereof, together with an updated Compliance Certificate and Unencumbered Pool Certificate showing the effect of removing such Real Estate as an Unencumbered Property and such other information regarding such Real Estate as reasonably requested by the Agent (on behalf of itself or any Lender). If any Unencumbered Property becomes a Suspended Unencumbered Property but such Suspended Unencumbered Property subsequently satisfies the requirements of §5.1, such Suspended Unencumbered Property shall thereafter be reclassified as Unencumbered Property. In addition, to the extent that a Default or an Event of Default shall have occurred solely as a result of any Real Estate having been improperly included as an Unencumbered Property for any prior fiscal periods, such Default or Event of Default shall be deemed to not have occurred for all purposes of the Loan Documents so long as the Borrower delivers to the Agent one or more Compliance Certificates, prepared as of the last day of the most recent fiscal quarter and each other fiscal quarter during which such Real Estate was improperly included as an Unencumbered Property, evidencing compliance with the financial covenants set forth in §9, calculated excluding such Real Estate as an Unencumbered Pool Property, evidencing pro forma compliance and certifying that no other Default or Event of Default then exists.

§6.           REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants to the Agent and the Lenders as follows, each as of the Closing Date hereof, and as of the date of a request for a funding of any Loan hereunder:

§6.1        Corporate Authority, Etc.

(a)            Incorporation; Good Standing. Borrower is a Delaware limited partnership duly organized pursuant to its certificate of limited partnership filed with the Delaware Secretary of State, and is validly existing and in good standing under the laws of Delaware. Borrower (i) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated, and (ii) is in good standing and is duly authorized to do business in each other jurisdiction where a failure to be so qualified in such other jurisdiction could have a Material Adverse Effect.

(b)           Other Credit Parties. Each of the other Credit Parties (i) is a corporation, limited partnership, general partnership, limited liability company or trust duly organized under the laws of its State of organization and is validly existing and in good standing under the laws thereof, (ii) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated and (iii) is in good standing and is duly authorized to do business in each jurisdiction where an Unencumbered Property owned or leased by it is located to the extent required to do so under applicable law and in each other jurisdiction where a failure to be so qualified could have a Material Adverse Effect.

(c)            Other Subsidiaries. Except where a failure to satisfy such representation would not have a Material Adverse Effect, each of the Subsidiaries of the Borrower (other than the Subsidiary Guarantors) (i) is a corporation, limited partnership, general partnership, limited liability company or trust duly organized under the laws of its State of organization and is validly existing and in good standing under the laws thereof, (ii) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated and (iii) is in good standing and is duly authorized to do business in each jurisdiction where Real Estate owned or leased by it is located (to the extent such authorization is required by Applicable Law).

(d)           Authorization. The execution, delivery and performance of this Agreement and the other Loan Documents to which any of the Borrower is a party and the transactions contemplated hereby and thereby (i) are within the authority of the Credit Parties, (ii) have been duly authorized by all necessary actions on the part of the Credit Parties, (iii) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which any Credit Party is subject or any judgment, order, writ, injunction, license or permit applicable to any Credit Party, except as would not reasonably be expected to result in a Material Adverse Effect, (iv) do not and will not conflict with or constitute a default (whether with the passage of time or the giving of notice, or both) under any provision of the partnership agreement, articles of incorporation or other charter documents or bylaws of, or any agreement or other instrument binding upon, any Credit Party or any of its properties where, in the case of any agreement or other instrument binding upon any Credit Party or any of its properties, any conflict or default would not reasonably be expected to have a Material Adverse Effect, (v) do not and will not result in or require the imposition of any lien or other encumbrance on any of the properties, assets or rights of any Credit Party other than Permitted Liens, and (vi) do not require the approval or consent of any Person other than those already obtained and delivered to Agent or except as would not reasonably be expected to result in a Material Adverse Effect.

(e)            Enforceability. The execution and delivery of this Agreement and the other Loan Documents to which any of the Credit Parties is a party are valid and legally binding obligations of the Credit Parties enforceable in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and general principles of equity.

(f)       Affected Financial Institution. No Credit Party is an Affected Financial Institution.

(g)       Beneficial Ownership Regulation. As of the Closing Date, the information included in each Beneficial Ownership Certification is true and correct in all respects.

§6.2        Governmental Approvals. The execution, delivery and performance of this Agreement and the other Loan Documents to which any Credit Party is a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing or registration with, or the giving of any notice to, any court, department, board, governmental agency or authority other than those already obtained or waived in writing and such other approvals, consents, filings, registration and notices the failure of which to give, make or obtain, as applicable, would not reasonably be expected to result in a Material Adverse Effect.

§6.3        Title to Unencumbered Properties. Except as indicated on Schedule 6.3 hereto, the Borrower and its Subsidiaries own or lease all of the assets reflected in the consolidated balance sheet of the REIT Guarantor as of the Balance Sheet Date or acquired or leased since that date (except property and assets sold or otherwise disposed of in the ordinary course since that date), and Subsidiary Guarantors own or lease (pursuant to a Ground Lease) each subject Unencumbered Property subject to no rights of others, including any mortgages, leases pursuant to which Subsidiary Guarantors or any of their Affiliates is the lessee, conditional sales agreements, title retention agreements, liens or other monetary encumbrances except Permitted Liens.

§6.4        Financial Statements. Guarantor has furnished to Agent: (a) the consolidated balance sheet of Guarantor and its Subsidiaries as of the Balance Sheet Date and the related consolidated statement of income and cash flow for the most recent period then ended (and available) certified by an Authorized Officer or the chief financial or accounting officer of Guarantor, (b) as of the Closing Date, an unaudited statement of Net Operating Income for each of the Unencumbered Properties (if any) for the most recent period then ended (and available) certified by the chief financial or accounting officer of Borrower, to the best of such officer’s knowledge, as fairly presenting in all material respects the Net Operating Income for such parcels for such periods, and (c) certain other financial information relating to the Borrower and the Real Estate (including, without limitation, the Unencumbered Properties). Such balance sheet and statements have been prepared in accordance with generally accepted accounting principles and fairly present in all material respects the consolidated financial condition of the Guarantor and its Subsidiaries as of such dates and the consolidated results of the operations of the Guarantor and its Subsidiaries for such periods. Notwithstanding the foregoing of this §6.4, projections represent Borrower’s best estimate of Borrower’s future financial performance and such assumptions are believed by Borrower to be fair and reasonably in light of current business conditions, and Borrower can give no assurances that such projections will be attained.

§6.5        No Material Changes. Since the later of Balance Sheet Date or the date of the most recent financial statements delivered pursuant to §7.4, as applicable, except as otherwise disclosed to Agent, there has occurred no materially adverse change in the financial condition, or business of the Borrower, and their respective Subsidiaries taken as a whole as shown on or reflected in the consolidated balance sheet of the Guarantor as of the Balance Sheet Date, or its consolidated statement of income or cash flows for the calendar year then ended, other than changes that have not and could not reasonably be expected to have a Material Adverse Effect. As of the date hereof, except as set forth on Schedule 6.5 hereto, there has occurred no materially adverse change in the financial condition, operations or business activities of any of the Unencumbered Properties from the condition shown on the statements of income delivered to the Agent pursuant to §6.4 other than changes in the ordinary course of business that have not had a Material Adverse Effect.

§6.6        Franchises, Patents, Copyrights, Etc. The Borrower and the Subsidiary Guarantors possess all franchises, patents, copyrights, trademarks, trade names, service marks, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known conflict with any rights of others. None of the Unencumbered Properties is owned or operated under or by reference to any registered or protected trademark, trade name, service mark or logo, except where such failure or conflict would not reasonably be expected to have a Material Adverse Effect.

§6.7        Litigation. As of the date hereof, except as stated on Schedule 6.7, there are no actions, suits, proceedings or investigations of any kind pending or to the knowledge of the Borrower or the Subsidiary Guarantors threatened against Borrower or a Subsidiary Guarantor before any court, tribunal, arbitrator, mediator or administrative agency or board which question the validity of this Agreement or any of the other Loan Documents, any action taken or to be taken pursuant hereto or thereto or any lien, security title or security interest created or intended to be created pursuant hereto or thereto. As of the date hereof, except as set forth on Schedule 6.7, there are no judgments, final orders or awards outstanding against or affecting Borrower, the Subsidiary Guarantors or any Unencumbered Property.

§6.8        No Material Adverse Contracts, Etc. None of the Borrower or the Guarantors are subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a Material Adverse Effect. None of the Borrower or the Guarantors are a party to any contract or agreement that has or could reasonably be expected to have a Material Adverse Effect.

§6.9        Compliance with Other Instruments, Laws, Etc. None of the Borrower, REIT Guarantor or any of their respective Subsidiaries is in violation of any provision of its charter or other organizational documents, bylaws, or any agreement or instrument to which it is subject or by which it or any of its properties is bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that has had or could reasonably be expected to have a Material Adverse Effect.

§6.10     Tax Status. Except as would not reasonably be expected to result in a Material Adverse Effect, each of the Borrower and the Guarantors (a) have made or filed all federal and state income and all other Tax returns, reports and declarations required by any jurisdiction to which it is subject or has obtained an extension for filing, (b) have paid prior to delinquency all Taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings or for which any of the Borrower, REIT Guarantor or their respective Subsidiaries, as applicable has set aside on its books provisions reasonably adequate for the payment of such Taxes, and (c) have made provisions reasonably adequate for the payment of all accrued Taxes not yet due and payable. Except as would not reasonably be expected to result in a Material Adverse Effect, there are no unpaid Taxes claimed by the taxing authority of any jurisdiction to be due by the Borrower, REIT Guarantor of their respective Subsidiaries, the officers or partners of such Person know of no basis for any such claim, and as of the Closing Date, there are no audits pending or to the knowledge of Borrower threatened with respect to any Tax returns filed by Borrower, REIT Guarantor or their respective Subsidiaries. The taxpayer identification number for Borrower is 45-2643280.

§6.11     No Event of Default. No Default or Event of Default has occurred and is continuing.

§6.12     Investment Company Act. None of the Borrower or any of their respective Subsidiaries is an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

§6.13     Absence of UCC Financing Statements, Etc. Except with respect to Permitted Liens or as disclosed on the lien search reports delivered to and approved by the Agent, there is no financing statement (but excluding any financing statements that may be filed against Borrower or Subsidiary Guarantor without the consent or agreement of such Persons), security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any applicable filing records, registry, or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest or security title in, any Unencumbered Property.

§6.14     [Intentionally Omitted].

§6.15     Certain Transactions. Except as disclosed on Schedule 6.15 hereto, none of the partners, officers, trustees, managers, members, directors, or employees of Borrower or a Guarantor is, nor shall any such Person become, a party to any transaction with Borrower or a Guarantor (other than for services as partners, managers, members, employees, officers and directors), including any agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any partner, officer, trustee, director or such employee or, to the knowledge of the Borrower or the Guarantors, any corporation, partnership, trust or other entity in which any partner, officer, trustee, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, which are on terms less favorable to the Borrower or the Guarantors than those that would be obtained in a comparable arms-length transaction.

§6.16     Employee Benefit Plans. Except as would not reasonably be expected to have a Material Adverse Effect, Borrower and each ERISA Affiliate that is subject to ERISA has fulfilled its obligation, if any, under the minimum funding standards of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan. Except as would not reasonably be expected to result in a Material Adverse Effect, neither Borrower nor any ERISA Affiliate has (a) sought a waiver of the minimum funding standard under §412 of the Code in respect of any Multiemployer Plan or Guaranteed Pension Plan or (b) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under §4007 of ERISA. Neither Borrower nor any ERISA Affiliate has failed to make any contribution or payment to any Multiemployer Plan or Guaranteed Pension Plan, or made any amendment to any Multiemployer Plan or Guaranteed Pension Plan, which has resulted or would reasonably be expected to result in the imposition of a Lien. None of the Unencumbered Properties constitutes a “plan asset” of any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan in each case, that is subject to ERISA.

§6.17     Disclosure. All of the representations and warranties made by or on behalf of the Borrower and the Guarantors in this Agreement and the other Loan Documents or any document or instrument delivered to the Agent or the Lenders pursuant to or in connection with any of such Loan Documents are true and correct in all material respects, and neither Borrower nor any Guarantor has failed to disclose such information as is necessary to make such representations and warranties not misleading. To the best of Borrower’s knowledge, all information contained in this Agreement, the other Loan Documents or otherwise furnished to or made available to the Agent or the Lenders by or on behalf of Borrower or any Guarantor is and will be true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading. To the best of Borrower’s knowledge, the written information, reports and other papers and data with respect to the Borrower, the Guarantors, their Subsidiaries or the Unencumbered Properties (other than projections and estimates) furnished to the Agent or the Lenders in connection with this Agreement or the obtaining of the Commitments of the Lenders hereunder was, at the time so furnished, complete and correct in all material respects, or has been subsequently supplemented by other written information, reports or other papers or data, to the extent necessary to give in all material respects a true and accurate knowledge of the subject matter in all material respects; provided that such representation shall not apply to (a) the accuracy of any appraisal, property condition assessment, zoning or code compliance report, title commitment, survey, or engineering and environmental reports prepared by third parties or legal conclusions or analysis provided by the Borrower’s and Guarantors’ counsel (although the Borrower and Guarantors have no reason to believe that the Agent and the Lenders may not rely on the accuracy thereof) or (b) budgets, projections and other forward-looking speculative information prepared in good faith by the Borrower and the Guarantors (except to the extent the related assumptions were when made manifestly unreasonable).

§6.18     Trade Name; Place of Business. No Borrower or the Subsidiary Guarantor uses any trade name and conducts business under any name other than its actual name set forth in the Loan Documents. The principal place of business of the Borrower and the other Credit Parties is c/o Plymouth Industrial REIT, Inc., 20 Custom House Street, 11th Floor, Boston, Massachusetts 02110.

§6.19     Regulations T, U and X. No portion of any Loan is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224. Neither Borrower nor any other Credit Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224.

§6.20     Environmental Compliance. Except as set forth on Schedule 6.20 or as specifically set forth in the written environ mental site assessment reports of the Environmental Engineer provided to the Agent on or before the date hereof, or in the case of Unencumbered Property acquired after the date hereof, the environmental site assessment reports with respect thereto provided to the Agent:

(a)            None of the Unencumbered Properties, nor to Borrower’s knowledge, any tenant or operations thereon, is in violation, or alleged violation, of any Environmental Law, which violation would reasonably be expected to have a Material Adverse Effect.

(b)           None of Borrower or Guarantors have received written notice from any third party including, without limitation, any federal, state or local governmental authority, (i) that it has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any Hazardous Substance(s) which it has generated, transported or disposed of have been found at any site at which a federal, state or local agency or other third party has conducted, or has demanded that Borrower conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages in connection with the release of Hazardous Substances in violation of applicable Environmental Law, which in the case of clauses (i) through (iii) above which involves an Unencumbered Property and which would reasonably be expected to have a Material Adverse Effect.

(c)            (i) No portion of the Unencumbered Properties is used by Borrower or Subsidiary Guarantors, or to the knowledge of Borrower or Subsidiary Guarantors, by any tenant or operator thereon for the handling, processing, storage or disposal of Hazardous Substances except in compliance with applicable Environmental Laws, and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Unencumbered Properties except those which are being operated and maintained, and, if required, remediated, in compliance with Environmental Laws; (ii) in the course of any business activities conducted by the Borrower, their respective Subsidiaries or, to the Borrower’s actual knowledge, the tenants and operators of their properties, no Hazardous Substances have been generated or are being used on the Unencumbered Properties except in the ordinary course of Borrower’s or Subsidiary Guarantors’ or their tenants and operators’ business and in compliance with applicable Environmental Laws; (iii) to Borrower’s actual knowledge, there has been no past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping (other than in reasonable quantities to the extent necessary in the ordinary course of operation of Borrower’s, Subsidiary Guarantors’, their tenants’ or operators’ business and, in any event, in compliance with all Environmental Laws) (a “Release”) or threatened Release of Hazardous Substances on, upon, into or from the Unencumbered Properties, which Release would reasonably be expected to have a Material Adverse Effect; (iv) to Borrower’s knowledge, there have been no Releases on, upon, from or into any real property in the vicinity of any of the Unencumbered Properties which, through soil or groundwater contamination, have come to be located on the Unencumbered Properties, and which would be reasonably anticipated to have a Material Adverse Effect; and (v) to Borrower’s actual knowledge, any Hazardous Substances that have been generated on any of the Unencumbered Properties have been transported off-site in accordance with all applicable Environmental Laws and in a manner that would not reasonably be expected to have a Material Adverse Effect.

(d)           [Intentionally Omitted].

(e)            There are no existing or closed sanitary waste landfills, or hazardous waste treatment, storage or disposal facilities on the Unencumbered Properties except where such existence would not reasonably be expected to have a Material Adverse Effect.

(f)            Neither the Borrower nor Subsidiary Guarantors have received any written notice from any party that any use, operation, or condition of any Unencumbered Properties has caused any adverse condition on any other property that would reasonably be expected to result in a claim under applicable Environmental Law that would have a Material Adverse Effect, nor does Borrower or Subsidiary Guarantor have actual knowledge of any existing facts or circumstances that could reasonably be expected to form the basis for such a claim.

§6.21     Subsidiaries; Organizational Structure. Schedule 6.21 sets forth, as of the Closing Date, all of the Subsidiaries and Unconsolidated Subsidiaries of Borrower, the form and jurisdiction of organization of each of the Subsidiaries and Unconsolidated Subsidiaries, and the owners of the direct and indirect ownership interests therein. No Person owns any legal, equitable or beneficial interest in any of the Persons set forth on Schedule 6.21 except as set forth on such Schedule.

§6.22     Leases. An accurate and complete Rent Roll in all material respects as of the date of inclusion of each Unencumbered Property with respect to all Leases of any portion of the Unencumbered Property has been provided to the Agent. No tenant under any Lease listed in such Rent Roll is entitled to any free rent, partial rent, rebate of rent payments, credit, offset or deduction in rent, including, without limitation, lease support payments or lease buy-outs, except as reflected in such Rent Roll. Except as set forth in Schedule 6.22, the Leases reflected therein are, as of the date of inclusion of the applicable Unencumbered Property, in full force and effect in accordance with their respective terms, without any payment default or any other material default thereunder, nor are there any material defenses, counterclaims, offsets, concessions or rebates available to any tenant thereunder, and except as reflected in Schedule 6.22, no Borrower has given or made, any notice of any payment or other material default, or any claim, which remains uncured or unsatisfied, with respect to any of the Leases, and to the best of the knowledge and belief of the Borrower and the Subsidiary Guarantors, there is no basis for any such claim or notice of default by any tenant. Borrower knows of no condition which with the giving of notice or the passage of time or both would constitute a default on the part of any tenant with respect to the material terms under a Lease or of the respective Borrower as landlord under the Lease. No security deposit or advance rental or fee payment (more than two (2) months in advance) has been made by any lessee or licensor under the Leases except as disclosed to Agent in writing. No property other than the Unencumbered Property which is the subject of the applicable Lease is necessary to comply with the requirements (including, without limitation, parking requirements) contained in such Lease.

§6.23     Unencumbered Properties. Except as set forth in Schedule 6.23 or as set forth in the written engineer reports provided to Agent on or before the date hereof, all of the Unencumbered Properties, and all major building systems located thereon, are structurally sound, in good condition and working order and free from material defects, subject to ordinary wear and tear, except for such portion of such Real Estate which is not occupied by any tenant and which may not be in final working order pending final build-out of such space except where such defects have not had and could not reasonably be expected to have a Material Adverse Effect.

Each of the Unencumbered Properties, and the use and operation thereof, is in material compliance with all applicable federal and state law and governmental regulations and any local ordinances, orders or regulations, including without limitation, laws, regulations and ordinances relating to zoning, building codes, subdivision, fire protection, health, safety, handicapped access, historic preservation and protection, wetlands, tidelands, and Environmental Laws except in cases that would not reasonably cause a Material Adverse Effect. All water, sewer, electric, gas, telephone and other utilities necessary for the use and operation of the Collateral Property are installed to the property lines of the Collateral Property through dedicated public rights of way or through perpetual private easements with respect to which the applicable Mortgage creates a valid and enforceable first lien subject to Permitted Liens and, except in the case of drainage facilities, are connected to the Building located thereon with valid permits and are adequate to service the Building in compliance with applicable law, and except where the failure of any of the foregoing could not reasonably be expected to have a Material Adverse Effect. There are no material unpaid or outstanding real estate or other taxes or assessments on or against any of the Unencumbered Properties which are payable by Borrower (except only real estate or other taxes or assessments, that are not yet delinquent or are being protested as permitted by this Agreement). Except as otherwise disclosed to Agent in writing, there are no pending, or to the knowledge of Borrower or Subsidiary Guarantors threatened or contemplated, eminent domain proceedings against any of the Unencumbered Properties. Except as otherwise disclosed to Agent in writing, none of the Unencumbered Properties is now damaged as a result of any fire, explosion, accident, flood or other casualty. Except as otherwise disclosed to Agent in writing, none of the Borrower or Subsidiary Guarantors have received any outstanding notice from any insurer or its agent requiring performance of any work with respect to any of the Unencumbered Properties or canceling or threatening to cancel any policy of insurance, and each of the Unencumbered Properties complies with the material requirements of all of the Borrower’s and Subsidiary Guarantors’ insurance carriers, except where any of the foregoing would not reasonably be expected to have a Material Adverse Effect. Except as otherwise disclosed to Agent, the Borrower and the Subsidiary Guarantors have no Management Agreements for any of the Unencumbered Properties. To the best knowledge of the Borrower and the Subsidiary Guarantors, there are no material claims or any bases for material claims in respect of any Unencumbered Property or its operation by any party to any service agreement or Management Agreement that would have a Material Adverse Effect. No person or entity has any right or option to acquire any Unencumbered Property or any Building thereon or any portion thereof or interest therein, except for certain tenants pursuant to the terms of their Leases with Subsidiary Guarantors. The Unencumbered Properties are insured with financially sound and reputable insurance companies not Affiliates of any Credit Party, in such amounts, with such deductibles and covering such risks (including risks with respect to environmental claims) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Credit Party or Subsidiary operates.

§6.24     Brokers. None of the Credit Parties has engaged or otherwise dealt with any broker, finder or similar entity in connection with this Agreement or the Loans contemplated hereunder.

§6.25     Other Debt. As of the date of this Agreement (a) none of the Credit Parties nor any of their respective Subsidiaries is in default of (i) the payment of any Indebtedness that individually or in the aggregate has an outstanding principal balance in excess of $500,000.00

(“Material Debt”), or (ii) the performance of any material obligation under any agreement, mortgage, deed of trust, security agreement, financing agreement or indenture to which any of them is a party that is related to a Material Debt, and (b) as of the Closing Date all Indebtedness of Borrower, each Guarantor and their respective Subsidiaries is current and not subject to acceleration. No Credit Party is a party to or bound by any agreement, instrument or indenture that may require the subordination in right or time or payment of any of the Obligations to any other indebtedness or obligation of any Credit Party. Schedule 6.25 attached hereto describes all Material Debt binding upon each Credit Party or their respective properties and entered into by a Credit Party as of the date of this Agreement with respect to any Indebtedness of any Credit Party in an amount greater than $500,000.00, and the Borrower has provided the Agent with such true, correct and complete copies thereof as Agent has requested.

§6.26     Solvency. As of the Closing Date and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, including all Loans made or to be made hereunder, and, including, without limitation the provisions of §37, hereof, no Credit Party is insolvent on a balance sheet basis such that the sum of such Person’s assets exceeds the sum of such Person’s liabilities, each Credit Party is able to pay its debts as they become due, and each Credit Party has sufficient capital to carry on its business.

§6.27     No Bankruptcy Filing. As of the Closing Date, none of the Credit Parties are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and the Credit Parties have no knowledge of any Person contemplating the filing of any such petition against it.

§6.28     No Fraudulent Intent. Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the performance of any actions required hereunder or thereunder is being undertaken by the Credit Parties with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted.

§6.29     Transaction in Best Interests of Credit Parties; Consideration. The transaction evidenced by this Agreement and the other Loan Documents is in the best interests of each Credit Party. The direct and indirect benefits to inure to the Borrower and the Guarantors pursuant to this Agreement and the other Loan Documents constitute substantially more than “reasonably equivalent value” (as such term is used in §548 of the Bankruptcy Code) and “valuable consideration,” “fair value,” and “fair consideration,” (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided by the Borrower and the Guarantors pursuant to this Agreement and the other Loan Documents, and but for the willingness of each Guarantor to be a guarantor of the Loan, the Borrower and the Guarantors would be unable to obtain the financing contemplated hereunder which financing will enable the Borrower and the Subsidiary Guarantors to have available financing to conduct and expand their business.

§6.30     OFAC. Borrower nor the Guarantors, nor any of their respective directors, officers, employees, Affiliates or any agent or representative of the Credit Parties or any Subsidiary while acting in any capacity in connection with or benefit from this Agreement, are (or will be) (i) a Sanctioned Person, (ii) located, organized or resident in a Designated

Jurisdiction or (iii) is or has been (within the previous five (5) years) engaged in any transaction with any Sanctioned Person or any Person who is located, organized or resident in any Designated Jurisdiction to the extent that such transactions would violate Sanctions. No Loan, nor the proceeds from any Loan, has been used, directly or indirectly, or has otherwise been made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business with any Sanctioned Person, or in any other manner that will result in a violation by any Credit Party or Subsidiary thereof, or any Lender or the Agent of Sanctions. Neither the making of the Loans hereunder nor the use of proceeds thereof will violate the Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or successor statute thereto. The REIT Guarantor and its Subsidiaries are in compliance in all material respects with applicable Anti-Money Laundering Laws. The Credit Parties have implemented and maintain in effect policies and procedures designed to promote and achieve compliance with the Anti-Corruption Laws and applicable Sanctions. In addition, Credit Parties hereby agree to provide to the Lenders any additional information that a Lender reasonably deems necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities.

§6.31     Ground Lease.

(a)            Each Ground Lease contains the entire agreement of the Borrower or the applicable Subsidiary Guarantor and the applicable owner of the fee interest in such Unencumbered Property (the “Fee Owner”), pertaining to the Unencumbered Property covered thereby. With respect to Unencumbered Property subject to a Ground Lease, the Borrower and the applicable Subsidiary Guarantors have no estate, right, title or interest in or to the Unencumbered Property except under and pursuant to the Ground Lease or except as may be otherwise approved in writing by Agent. The Borrower has delivered a true and correct copy of the Ground Lease to the Agent and the Ground Lease has not been modified, amended or assigned, with the exception of written instruments that have been recorded in the applicable real estate records for such Unencumbered Property.

(b)           The applicable Fee Owner is the exclusive fee simple owner of the Unencumbered Property, subject only to the Ground Lease and all Liens and other matters disclosed in the applicable title policy for such Unencumbered Property subject to the Ground Lease, and the applicable Fee Owner is the sole owner of the lessor’s interest in the Ground Lease.

(c)            There are no rights to terminate the Ground Lease other than the applicable Fee Owner’s right to terminate by reason of default, casualty, condemnation or other reasons, in each case as expressly set forth in the Ground Lease.

(d)           Each Ground Lease is in full force and effect and, to Borrower’s knowledge, no breach or default or event that with the giving of notice or passage of time would constitute a breach or default under any Ground Lease (a “Ground Lease Default”) exists or has occurred on the part of a Borrower or a Subsidiary Guarantor or on the part of a Fee Owner under any Ground Lease. All base rent and additional rent, if any, due and payable under each Ground Lease has been paid through the date hereof and neither Borrower nor any Subsidiary

Guarantor is required to pay any deferred or accrued rent after the date hereof under any Ground Lease. Neither Borrower nor a Subsidiary Guarantor has received any written notice that a Ground Lease Default has occurred or exists, or that any Fee Owner or any third party alleges the same to have occurred or exist.

(e)            The Borrower or applicable Subsidiary Guarantor is the exclusive owner of the ground lessee’s interest under and pursuant to each Ground Lease and has not assigned, transferred or encumbered its interest in, to, or under the Ground Lease, except to Agent under the Loan Documents.

§7.           AFFIRMATIVE COVENANTS. The Borrower covenants and agrees that, so long as any Loan or Note is outstanding or any of the Lenders has any obligation to make any Loans:

§7.1        Punctual Payment. The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans and all interest and fees provided for in this Agreement, all in accordance with the terms of this Agreement and the Notes, as well as all other sums owing pursuant to the Loan Documents in accordance with the terms hereof.

§7.2        Maintenance of Office. The Borrower will maintain their respective chief executive office at c/o Plymouth Industrial REIT, Inc., 20 Custom House Street, 11th Floor, Boston, Massachusetts 02110, or at such other as the Borrower shall designate upon prompt written notice to the Agent and the Lenders, where notices, presentations and demands to or upon the Borrower in respect of the Loan Documents may be given or made.

§7.3        Records and Accounts. The REIT Guarantor, the Borrower and the Subsidiary Guarantors will (a) keep, and cause each of their respective Subsidiaries to keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP (in each case, in all material respects) and (b) make adequate provision for the payment of all Taxes (including income taxes). Neither REIT Guarantor, Borrower nor any of their respective Subsidiaries shall, without the prior written consent of the Agent (x) make any material change to the accounting policies/principles used by such Person in preparing the financial statements and other information described in §6.4 or §7.4 (unless required by GAAP or other applicable accounting standards), or (y) change its fiscal year.

§7.4        Financial Statements, Certificates and Information. Borrower will deliver or cause to be delivered to the Agent:

(a)            not later than ninety (90) days after the end of each calendar year, the audited Consolidated balance sheet of the REIT Guarantor and its Subsidiaries at the end of such year, and the related audited consolidated statements of income, changes in capital and cash flows for such year, setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with GAAP, together with a certification by an Authorized Officer or the chief financial officer or accounting officer of the REIT Guarantor that the information contained in such financial statements fairly presents in all material respects the financial position of the REIT Guarantor and its Subsidiaries, and accompanied by an auditor’s report prepared without qualification as to the scope of the audit by a member firm of PriceWaterhouseCoopers LLP or another nationally recognized accounting firm reasonably acceptable to the Agent in its reasonable discretion, and any other information the Agent may reasonably request to complete a financial analysis of REIT and its Subsidiaries;

(b)           not later than sixty (60) days after the end of each calendar quarter of each year, copies of the unaudited consolidated balance sheet of the REIT Guarantor and its Subsidiaries as at the end of such quarter, and the related unaudited consolidated statements of income and cash flows for the portion of the REIT Guarantor’s fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP, together with a certification by an Authorized Officer or the chief financial officer or accounting officer of REIT Guarantor that the information contained in such financial statements fairly presents in all material respects the financial position of the REIT Guarantor and its Subsidiaries on the date thereof (subject to year-end adjustments);

(c)            simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above a statement (a “Compliance Certificate”) certified by an Authorized Officer or the chief financial officer or chief accounting officer of Guarantor in the form of Exhibit G hereto (or in such other form as the Agent may reasonably approve from time to time) setting forth in reasonable detail computations evidencing compliance or non-compliance (as the case may be) with the covenants contained in §9 and (i) setting forth each parcel of Real Estate of the Credit Parties that is an Unencumbered Property or a Suspended Unencumbered Property and certifying (subject to the qualifications set forth in clause (ii) herein); and (ii) certifying that each Unencumbered Property (other than any Suspended Unencumbered Property) used in the calculation of the covenants contained in §9 meets each of the criteria for qualification as an Unencumbered Property except as the Required Lenders have otherwise agreed in writing. All income, expense, debt and value associated with Real Estate or other Investments disposed of during any quarter will be eliminated from calculations, where applicable. The Compliance Certificate shall be accompanied by copies of the statements of Net Operating Income for such calendar quarter for each of the Unencumbered Properties, prepared on a basis consistent with the statements furnished to the Agent prior to the date hereof and otherwise in form and substance reasonably satisfactory to the Agent, together with a certification by an Authorized Officer or the chief financial officer or chief accounting officer of REIT Guarantor that the information contained in such statement fairly presents in all material respects Net Operating Income of the Unencumbered Properties for such periods;

(d)           simultaneously with the delivery of the financial statements referred to in clause (a) above, the statement of all contingent liabilities involving amounts of $1,000,000 or more of the Credit Parties which are not reflected in such financial statements or referred to in the notes thereto (including, without limitation, all guaranties, endorsements and other contingent obligations in respect of the indebtedness of others, and obligations to reimburse the issuer in respect of any letters of credit);

(e)            simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, (i) a Rent Roll for each of the Unencumbered Properties and a summary thereof in form reasonably satisfactory to Agent as of the end of each calendar quarter (including the fourth calendar quarter in each year), and (ii) an operating statement for each of the Unencumbered Properties for each such calendar quarter and year to date and a consolidated operating statement for the Unencumbered Properties for each such calendar quarter and year to date (such statements and reports to be in form reasonably satisfactory to Agent), including (if requested by Agent) a receivables aging;

(f)            intentionally omitted;

(g)           if reasonably requested by Agent or Lenders, promptly after they are filed with the Internal Revenue Service, copies of all annual federal income tax returns and amendments thereto of the Borrower;

(h)           copies of all reports and notices reported to shareholders of the REIT Guarantor must be provided to the Agent within fifteen (15) days from the date shareholders are presented materials, provided that any item that is filed via Form 8K or otherwise publicly available through the SEC shall be treated as being delivered to the Agent;

(i)             promptly upon the filing hereof, copies of any registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and any annual, quarterly or monthly reports and other statements and reports which Borrower or any Guarantor shall file with the SEC;

(j)             not later than December 15 of each year, a budget and business plan for the Guarantor and each Unencumbered Property for the next calendar year;

(k)           to the extent requested by Agent, evidence reasonably satisfactory to Agent of the timely payment of all real estate taxes for the Unencumbered Properties;

(l)       prompt written notice of any change in the information provided in the Beneficial Ownership Certification delivered to any Lender that would result in a change to the list of beneficial owners identified in such certification; and

(m)          from time to time such other financial data and information in the possession of the REIT Guarantor or their respective Subsidiaries (including without limitation auditors’ management letters, status of litigation or investigations against the Credit Parties and any settlement discussions relating thereto (unless the Borrower in good faith believe that such disclosure could result in a waiver or loss of attorney work product, attorney-client or any other applicable privilege), property inspection and environmental reports and information as to zoning and other legal and regulatory changes affecting the Credit Parties) as the Agent or Lenders may reasonably request.

The Borrower shall reasonably cooperate with the Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Borrower. Documents required to be delivered pursuant to the Loan Documents shall be delivered by or on behalf of the Borrower to the Agent (collectively, “Information Materials”) pursuant to this Section and the Borrower shall designate Information Materials (a) that are either available to the public or not material with respect to the Borrower and its Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (b) that are not Public Information as “Private Information.” Unless and until Agent or the Lenders receive written notification to the contrary, Borrower hereby designates all Information Materials as “Private Information” for purposes of this Section and this Agreement. Any material to be delivered pursuant to this §7.4 may be delivered electronically directly to Agent provided that such material is in a format reasonably acceptable to Agent, and such material shall be deemed to have been delivered to Agent and the Lenders upon Agent’s receipt thereof. Upon the request of Agent, the Borrower shall deliver paper copies thereof to Agent. The Borrower and the Guarantors authorize Agent and Arranger to disseminate any such materials, including without limitation the Information Materials through the use of DebtX, DebtDomain, Intralinks, SyndTrak or any other electronic information dissemination system (an “Electronic System”). Any such Electronic System is provided “as is” and “as available.” The Agent and the Arranger do not warrant the adequacy of any Electronic System and expressly disclaim liability for errors or omissions in any notice, demand, communication, information or other material provided by or on behalf of Borrower that is distributed over or by any such Electronic System (“Communications”). No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by Agent or the Arranger in connection with the Communications or the Electronic System. In no event shall the Agent, the Arranger or any of their directors, officers, employees, agents or attorneys have any liability to the Borrower or the Guarantors, any Lender or any other Person for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Guarantors’, the Agent’s or any Arranger’s transmission of Communications through the Electronic System, and the Borrower and the Guarantors release Agent, the Arranger and the Lenders from any liability in connection therewith. Certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower, its Subsidiaries or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market related activities with respect to such Persons’ securities.

The Borrower hereby agrees that it will identify that portion of the Information Materials that may be distributed to the Public Lenders and that (i) all such Information Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Information Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agent, the Lenders and the Arranger to treat such Information Materials as not containing any material non-public information with respect to the Borrower, its Subsidiaries, its Affiliates or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Information Materials constitute confidential information, they shall be treated as provided in §18.7); (iii) all Information Materials marked “PUBLIC” are permitted to be made available through a portion of any electronic dissemination system designated “Public Investor” or a similar designation; and (iv) the Agent and the Arranger shall be entitled to treat any Information Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of any electronic dissemination system not designated “Public Investor” or a similar designation.

§7.5        Notices.

(a)            Defaults. The Credit Parties will promptly upon becoming aware of same notify the Agent in writing of the occurrence of any Default or Event of Default, which notice shall describe such occurrence with reasonable specificity and shall state that such notice is a “notice of default”. If any Person shall give any written notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Agreement or under any note, evidence of indebtedness, indenture or other obligation to which or with respect to which Borrower is a party or obligor, whether as principal or surety, or which otherwise relates to any Unencumbered Property, and such default would permit the holder of such note or obligation or other evidence of indebtedness to accelerate the maturity thereof, which acceleration would either cause a Default or have a Material Adverse Effect, the Credit Parties shall forthwith give written notice thereof to the Agent and each of the Lenders, describing the notice or action and the nature of the claimed default.

(b)           Environmental Events. The Credit Parties will give notice to the Agent within five (5) Business Days of becoming aware of (i) any known Release, or threat of Release, of any Hazardous Substances in violation of any applicable Environmental Law; (ii) any violation of any Environmental Law that a Credit Party reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency or (iii) any written inquiry, proceeding, or investigation, including a written notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that in the case of either clauses (i) – (iii) above involves any Unencumbered Property and would reasonably be expected to have a Material Adverse Effect or constitute a Material Environmental Event.

(c)            Notification of Claims. The Credit Parties will give notice to the Agent in writing within five (5) Business Days of becoming aware of any material setoff, claims (including, with respect to the Unencumbered Property, environmental claims), withholdings or other defenses to which any Unencumbered Property or the rights of the Agent or the Lenders with respect to the Unencumbered Property, are subject, which could have a Material Adverse Effect or result in a Material Environmental Event.

(d)           Notice of Litigation and Judgments. The Credit Parties will give notice to the Agent in writing within five (5) Business Days of becoming aware of any pending litigation and proceedings affecting any Credit Party is a party involving an uninsured claim against a Credit Party that could either cause a Default or could reasonably be expected to have a Material Adverse Effect and stating the nature and status of such litigation or proceedings. The Borrower will give notice to the Agent, in writing, within ten (10) days of any judgment not covered by insurance, whether final or otherwise, against a Credit Party in an amount in excess of $5,000,000.

(e)            ERISA. The Credit Parties will give notice to the Agent within ten (10) Business Days after the REIT Guarantor or any ERISA Affiliate (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in §4043 of ERISA) with respect to any Guaranteed Pension Plan, Multiemployer Plan or Employee Benefit Plan, or knows that the plan administrator of any such plan has given or is required to give notice of any such reportable event; (ii) gives a copy of any notice (including any received from the trustee of a Multiemployer Plan) of complete or partial withdrawal liability under Title IV of ERISA; or (iii) receives any notice from the PBGC under Title IV or ERISA of an intent to terminate or appoint a trustee to administer any such plan, in each case if such event or occurrence would reasonably be expected to have a Material Adverse Effect.

(f)            Ground Lease. The Borrower will promptly notify the Agent in writing of any default by a Fee Owner in the performance or observance of any of the terms, covenants and conditions on the part of a Fee Owner to be performed or observed under a Ground Lease. The Borrower will promptly deliver to the Agent copies of all material notices, certificates, requests, demands and other instruments received from or given by a Fee Owner to Borrower or a Subsidiary Guarantor under a Ground Lease.

(g)           Notification of Lenders. Within five (5) Business Days after receiving any notice under this §7.5, the Agent will forward a copy thereof to each of the Lenders, together with copies of any certificates or other written information that accompanied such notice.

§7.6        Existence; Maintenance of Properties.

(a)            Each Credit Party will preserve and keep in full force and effect its legal existence in the jurisdiction of its incorporation or formation. Each Credit Party will preserve and keep in full force all of their rights and franchises, the preservation of which is necessary to the conduct of its business, to the extent that the failure to do so could reasonably be expected to result in a Material Adverse Effect. In the event the Borrower or any Guarantor is a limited liability company, such Person shall not, nor shall any of its members or managers, take any action in furtherance of, or consummate, an LLC Division with respect to such Person.

(b)           Each Credit Party (i) will cause all of the Unencumbered Properties to be maintained and kept in good condition, repair and working order (ordinary wear and tear excepted) and supplied with all necessary equipment, and (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof in each case under (i) or (ii) above in which the failure to do so would cause a Material Adverse Effect. Without limitation of the obligations of the Borrower and the Subsidiary Guarantors under this Agreement with respect to the maintenance of the Unencumbered Properties, the Borrower and the Subsidiary Guarantors shall promptly and diligently comply with the reasonably and necessary recommendations of the Environmental Engineer concerning the maintenance, operation or upkeep of the Unencumbered Properties contained in the building inspection and environmental reports delivered to the Agent or otherwise obtained by Borrower or the Subsidiary Guarantors with respect to the Unencumbered Property, that are required by Environmental Laws.

§7.7        Insurance. The Borrower or the Guarantors will, at their expense, maintain insurance with financially sound and reputable insurance companies against such risks (including flood insurance) and in such amounts as is customarily maintained by similar businesses or as may be required by Legal Requirements. The Borrower shall from time to time deliver to the Agent upon request a detailed list, together with copies of all policies of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

§7.8        Taxes; Liens. The Borrower or the Guarantors will, and will cause their respective Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become delinquent, all taxes, assessments and other governmental charges imposed upon them or upon the Unencumbered Properties or the other Real Estate, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials or supplies, that if unpaid might by law become a lien (other than a Permitted Lien) or charge upon any of its property or other Liens affecting any of the Unencumbered Properties or other property of Borrower or the Subsidiary Guarantors, or, with respect to their respective Subsidiaries that in case of any of the foregoing could reasonably be expected to have a Material Adverse Effect, provided that any such tax, assessment, charge or levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings which shall suspend the collection thereof with respect to such property, neither such property nor any portion thereof or interest therein would be in any danger of sale, forfeiture or loss by reason of such proceeding and Borrower or any such Subsidiary shall have set aside on its books adequate reserves in accordance with GAAP; and provided, further, that forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor, Borrower or any such Subsidiary either (i) will provide a bond issued by a surety reasonably acceptable to the Agent and sufficient to stay all such proceedings or (ii) if no such bond is provided, will pay each such tax, assessment, charge or levy.

§7.9        Inspection of Unencumbered Properties and Books. The Borrower and the Subsidiary Guarantors will, and will cause their respective Subsidiaries to, permit the Agent and the Lenders, at the Borrower’s expense (subject to the limitation set forth below) and upon reasonable prior notice, to visit and inspect any of the Unencumbered Properties during normal business hours, to examine the books of account of the Borrower and the Subsidiary Guarantors (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of the Borrower and the Subsidiary Guarantors with, and to be advised as to the same by, their respective officers, partners or members, all at such reasonable times and intervals as the Agent or any Lender may reasonably request, provided that so long as no Default or Event of Default shall have occurred and be continuing, the Borrower and the Subsidiary Guarantors shall not be required to pay for such visits and inspections more than once in any twelve (12) month period. The Agent and the Lenders shall use good faith efforts to coordinate such visits and inspections so as to minimize the interference with and disruption to the normal business operations of the Borrower, the Subsidiary Guarantors and their respective Subsidiaries.

§7.10     Compliance with Laws, Contracts, Licenses, and Permits. The Borrower and the Subsidiary Guarantors will comply in all respects with (i) all applicable laws and regulations now or hereafter in effect wherever its business is conducted, (ii) the provisions of its corporate charter, partnership agreement, limited liability company agreement or declaration of trust, as the case may be, and other charter documents and bylaws, (iii) all agreements and instruments to which it is a party or by which it or any of its properties may be bound, (iv) all applicable decrees, orders, and judgments, and (v) all licenses and permits required by applicable laws and regulations for the conduct of its business or the ownership, use or operation of its properties, except where a failure to so comply with any of clauses (i) through (v) could not reasonably be expected to have a Material Adverse Effect. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrower or their respective Subsidiaries may fulfill any of its obligations hereunder, the Borrower or such Subsidiary will immediately take or cause to be taken all steps necessary to obtain such authorization, consent, approval, permit or license and furnish the Agent and the Lenders with evidence thereof, except where the failure to obtain the foregoing could not reasonably be expected to have a Material Adverse Effect. The Borrower and the Subsidiary Guarantors shall develop and implement such programs, policies and procedures as are necessary to comply with applicable Anti-Money Laundering Laws and shall promptly advise Agent in writing in the event that the Borrower and the Subsidiary Guarantors shall determine that any investors in Borrower are in violation of such act.

§7.11     Further Assurances. The Credit Parties will cooperate with the Agent and the Lenders and execute such further instruments and documents as the Lenders or the Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents provided that such instrument and documents are consistent with the terms of the Loan Documents and do not impose any additional material obligations or expenses on the Credit Parties.

§7.12     Management. The Borrower and the Subsidiary Guarantors shall not enter into any Management Agreement with a third-party manager for any Unencumbered Property other than (i) the third party property managers and advisors identified on Schedule 6.23, (ii) reputable, professional manager(s) or real estate investment advisor(s), with a national presence in the United States, or (iii) with the prior written consent of the Agent (which shall not be unreasonably withheld, delayed or conditioned).

§7.13     Leases of the Property.

(a)            The Borrower will, and will cause the Subsidiary Guarantors to, take, or cause to be taken, all reasonable steps within the power of the Borrower and Subsidiary Guarantors to market and lease the leasable area of the Unencumbered Properties in accordance with sound and customary leasing and management practices for similar properties.

(b)           The Borrower shall not, and will not permit the Subsidiary Guarantors to, collect any rents, issues, profits, revenues, income or other benefits payable under any of the Leases for the Unencumbered Properties more than one (1) month in advance (provided that the foregoing shall not prohibit the collection of security deposits).

§7.14     Business Operations. The Credit Parties will not and will not permit any of their respective Subsidiaries to engage in any business other than to acquire, own, use, operate, manage, finance, sell, lease, sublease, exchange or otherwise dispose of industrial properties (and other properties described in the United States), directly or indirectly, and engage in any other activities related or incidental thereto or permitted pursuant to the terms hereof.

§7.15     Registered Service Mark. Without prior written notice to the Agent, none of the Unencumbered Properties shall be owned or operated by the Borrower or the Subsidiary Guarantors under any registered or protected trademark, tradename, service mark or logo.

§7.16     Ownership of Real Estate. Without the prior written consent of Agent (which consent shall not be unreasonably withheld, conditioned or delayed), all Real Estate and all interests (whether direct or indirect) of Borrower or REIT Guarantor in any real estate assets now owned or leased or acquired or leased after the date hereof shall be owned or leased directly by Borrower or a Wholly Owned Subsidiary of Borrower; provided, however that Borrower shall be permitted to own or lease interests in Real Estate through non-Wholly Owned Subsidiaries and Unconsolidated Affiliates as permitted by §8.3.

§7.17     RESERVED.

§7.18     Plan Assets. The Credit Parties will do, or cause to be done, all things necessary to ensure that none of the Unencumbered Properties will be deemed to be Plan Assets at any time.

§7.19     Guarantor Covenants. Borrower shall cause REIT Guarantor to comply with the following covenants:

(a)            REIT Guarantor will not make or permit to be made, by voluntary or involuntary means, any transfer or encumbrance of its interest in Borrower, or any dilution of its interest in Borrower, that would result in a Change of Control; and

(b)           the REIT Guarantor shall not dissolve, liquidate or otherwise wind-up its business, affairs or assets.

§7.20     Unencumbered Properties. The Borrower and the Subsidiary Guarantors shall use commercially reasonable efforts to cause each other Borrower or the applicable tenant, to:

(a)            pay (or cause to be paid) all real estate and personal property taxes, assessments, water rates or sewer rents, ground rents, maintenance charges, impositions, and any other charges, including vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Unencumbered Property, now or hereafter levied or assessed or imposed against any Unencumbered Property or any part thereof (except those which are being contested in good faith by appropriate proceedings diligently conducted where the failure to pay any of the foregoing could reasonably be expected to have a Material Adverse Effect).

(b)           promptly pay (or cause to be paid) when due all bills and costs for labor, materials, and specifically fabricated materials incurred in connection with any Unencumbered Property (except those which are being contested in good faith by appropriate proceedings diligently conducted where the failure to pay any of the foregoing could reasonably be expected to have a Material Adverse Effect), and in any event never permit to be created or exist in respect of any Unencumbered Property or any part thereof any other or additional Lien or security interest other than Liens permitted hereunder.

(c)            operate the Unencumbered Properties in a good and workmanlike manner and in all material respects in accordance with all Legal Requirements in accordance with Borrower’s or such Subsidiary’s prudent business judgment, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

§7.21     REIT Guarantor. The Equity Interests of REIT Guarantor shall at all times be publicly traded on the New York Stock Exchange, or some other comparable stock exchange approved by Agent. The REIT Guarantor shall at all times comply with all requirements of applicable laws necessary to maintain its status as a real estate investment trust under the Code, shall elect to be treated as a real estate investment trust and shall operate its business in compliance with the terms and conditions of this Agreement applicable to REIT Guarantor and the other Loan Documents to which it is a party.

§7.22     Sanctions Laws and Regulations. The Borrower shall not, directly or indirectly, use the proceeds of the Loans or lend, contribute or otherwise make available such proceeds to any Guarantor, Subsidiary, Unconsolidated Affiliate or other Person (i) to fund any activities or business of or with any Sanctioned Person, or in any country or territory, that at the time of such funding is itself the subject of territorial sanctions under applicable Sanctions, (ii) in any manner that would result in a violation of applicable Sanctions by any party to this Agreement, or (iii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws. None of the funds or assets of the Borrower or Guarantors that are used to pay any amount due pursuant to this Agreement shall constitute funds obtained from transactions with or relating to Sanctioned Persons or countries which are themselves the subject of territorial sanctions under applicable Sanctions. Borrower shall maintain policies and procedures designed to achieve compliance with Sanctions and Anti-Corruption Laws.

§8.           NEGATIVE COVENANTS. The Credit Parties covenant and agree that, so long as any Loan is outstanding or any of the Lenders has any obligation to make any Loans:

§8.1        Restrictions on Indebtedness. The Credit Parties will not create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(i)             Indebtedness to the Lenders arising under any of the Loan Documents and Hedge Obligations to a Lender Hedge Provider;

(ii)           Unsecured Indebtedness arising under any Unsecured Indebtedness provided that the Credit Parties remain in compliance with the covenants set forth in §9 after incurring such Indebtedness;

(iii)         current liabilities of the Credit Parties incurred in the ordinary course of business, including but not limited to short term unsecured financing arrangements not to exceed $500,000 in the aggregate at any time, but not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

(iv)          Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of §7.8;

(v)           Indebtedness in respect of judgments only to the extent, for the period and for an amount not resulting in an Event of Default;

(vi)          endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(vii)        Indebtedness incurred to any other landowners, government or quasi-government or entity or similar entity in the ordinary course of business in connection with the construction or development of any Real Estate, including, without limitation, subdivision improvement agreements, development agreements, reimbursement agreements, infrastructure development agreements, agreements to construct or pay for on-site or off-site improvements and similar agreements incurred in the ordinary course of business in connection with the development of Real Estate or construction of infrastructure in connection therewith; and

(viii)      Other Indebtedness of the REIT Guarantor and the Borrower (but not any other Credit Party), including in connection with customary recourse carve-outs and environmental indemnifications related to Indebtedness incurred by Subsidiaries (other than any Subsidiary Guarantor) of the REIT Guarantor, provided the REIT Guarantor and the Borrower remain in compliance with the covenants set forth in §§9.1 through 9.5 after incurring such Indebtedness.

The foregoing shall not preclude Subsidiaries of the REIT Guarantor (other than Borrower or a Subsidiary Guarantor) from incurring Indebtedness which would be prohibited by the terms of this §8.1).

§8.2        Restrictions on Liens, Etc. The Credit Parties will not (a) create or incur or suffer to be created or incurred or to exist any lien, security title, encumbrance, mortgage, pledge, Negative Pledge, charge, or other security interest of any kind upon the Unencumbered Properties, the Equity Interests in any Unencumbered Property Subsidiary, or any of the Unencumbered Property Subsidiary’s material respective property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of the Borrower or the Subsidiary Guarantor’s material property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against any of them that if unpaid could by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever as to the Unencumbered Properties over any of their general creditors; (e) sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse; or (f) incur or maintain any obligation to any holder of Indebtedness of any of such Persons which prohibits the creation or maintenance of any lien securing the Obligations (collectively, “Liens”); provided that notwithstanding anything to the contrary contained herein, the Borrower and the Subsidiary Guarantors may create or incur or suffer to be created or incurred or to exist:

(i)             (x) Liens not yet due or payable on properties to secure taxes, assessments and other governmental charges (excluding any Lien imposed pursuant to any of the provisions of ERISA) or (y) claims for labor, material or supplies incurred in the ordinary course of business in respect of obligations not overdue by more than sixty (60) days or are being contested in good faith and by appropriate proceedings diligently conducted with adequate reserves being maintained by Borrower in accordance with GAAP or not otherwise required to be paid or discharged under the terms of this Agreement or any of the other Loan Documents;

(ii)           deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pensions or other social security obligations;

(iii)         deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(iv)          judgment liens and judgments that do not constitute an Event of Default;

(v)           Liens consisting of pledges of security interests in the ownership interests of any Subsidiary which is not Borrower or an Unencumbered Property Subsidiary or the direct or indirect owner of Equity Interest in Borrower or an Unencumbered Property Subsidiary securing Indebtedness which is permitted by §8.1 or lien securing Indebtedness otherwise permitted herein;

(vi)          encumbrances on any Unencumbered Property reflected on the title policy for such Unencumbered Property, including easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens under leases to which Borrower or a Direct Owner is a party, that do not individually or in the aggregate materially impair the value or ownership and operation of such Unencumbered Property in accordance with its intended purpose; and

(vii)        Liens in favor of the Agent and the Lenders under the Loan Documents to secure the Obligations and the Hedge Obligations.

§8.3        Restrictions on Investments.

(a)            No Credit Party will make or permit to exist or to remain outstanding any Investment except Investments in:

(i)             marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by Borrower or Subsidiary Guarantor;

(ii)           marketable direct obligations of any of the following: Federal Home Loan Mortgage Corporation, Student Loan Marketing Association, Federal Home Loan Banks, Federal National Mortgage Association, Government National Mortgage Association, Bank for Cooperatives, Federal Intermediate Credit Banks, Federal Financing Banks, Export-Import Bank of the United States, Federal Land Banks, or any other agency or instrumentality of the United States of America;

(iii)         demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $100,000,000; provided, however, that the aggregate amount at any time so invested with any single bank having total assets of less than $1,000,000,000 will not exceed $200,000;

(iv)          securities commonly known as “commercial paper” issued by a corporation organized and existing under the laws of the United States of America or any State which at the time of purchase are rated by Moody’s Investors Service, Inc. or by Standard & Poor’s Corporation at not less than “P 1” if then rated by Moody’s Investors Service, Inc., and not less than “A 1”, if then rated by Standard & Poor’s Corporation;

(v)           repurchase agreements having a term not greater than ninety (90) days and fully secured by securities described in the foregoing subsection (i), (iv) and (vi) with banks described in the foregoing subsection (iii) or with financial institutions or other corporations having total assets in excess of $500,000,000;

(vi)          shares of so-called “money market funds” registered with the SEC under the Investment Company Act of 1940 which maintain a level per-share value, invest principally in investments described in the foregoing subsections (i) through (iv) and have total assets in excess of $50,000,000;

(vii)        the acquisition of fee interests or long-term ground lease interests by Borrower or Subsidiary Guarantor or other Subsidiaries (directly or indirectly) in real estate and investments incidental thereto, any and all construction and development related thereto;

(viii)      [Reserved.];

(ix)          Investments by the REIT Guarantor in the Borrower, and Investments by the Borrower (directly or indirectly) in Subsidiaries of Borrower;

(x)           Investments which constitute Indebtedness to the extent such Indebtedness is permitted pursuant to §8.1;

(b)           The Borrower shall not permit Investments by the Borrower and/or the REIT Guarantor or the REIT Guarantor’s Subsidiaries to be outstanding at any one time which exceed the following:

(i)             Investments in unimproved land (valued at the undepreciated cost basis thereof) to exceed five percent (5%) of Total Asset Value;

(ii)           Investments in development or re-development projects (valued at the undepreciated cost basis thereof) to exceed fifteen percent (15%) of Total Asset Value;

(iii)         Investments in non-Wholly Owned Subsidiaries and Unconsolidated Affiliates (valued as set forth below) to exceed ten percent (10%) of Total Asset Value;

(iv)          Investments consisting of preferred equity, mortgage loans (other than leases structured as mortgages due to reimbursement requirements), mezzanine loans and notes receivable (valued at the GAAP book value thereof) to exceed five percent (5%) of Total Asset Value; and

(v)           Notwithstanding the foregoing, in no event shall the aggregate value of the Investments described in §8.3(b)(i) through (iv) exceed twenty five percent (25%) of Total Asset Value at any time, with any violation of the foregoing ((i) through (iv)) limits not constituting an Event of Default but shall result in such excess being excluded when calculating Total Asset value.

For the purposes of this §8.3, the Investment of Borrower or Subsidiary Guarantors in any non-Wholly Owned Subsidiaries and Unconsolidated Affiliates will equal (without duplication) the sum of (i) such Person’s Equity Percentage of the Value of their Unconsolidated Affiliate’s Investment in Real Estate; plus (ii) such Person’s Equity Percentage of any other Investments valued at the GAAP book value.

§8.4        Merger, Consolidation. No Credit Party will become a party to any dissolution, liquidation, disposition (including, without limitation, by way of an LLC Division) of all or substantially all of its assets or business, merger, reorganization, consolidation or other business combination or agree to effect any asset acquisition, stock acquisition or other acquisition individually or in a series of transactions which may have a similar effect as any of the foregoing, in each case without the prior written consent of the Required Lenders except for (i) the merger or consolidation of one or more of the Subsidiaries of Borrower (other than any Subsidiary that is a Subsidiary Guarantor) with and into Borrower (it being understood and agreed that in any such event Borrower will be the surviving Person), (ii) the merger or consolidation of two or more Subsidiaries of Borrower (it being understood and agreed that in any such event involving a Subsidiary Guarantor, a Subsidiary Guarantor will be the surviving Person) or (iii) in connection with the release of all Unencumbered Property owned by such Subsidiary Guarantor.

§8.5        Intentionally Deleted.

§8.6        Compliance with Environmental Laws. None of the Credit Parties will do any of the following: (a) use any of the Unencumbered Properties or any portion thereof as a facility for the handling, processing, storage or disposal of Hazardous Substances, except for quantities of Hazardous Substances used in the ordinary course of a Subsidiary Guarantor’s or its tenants’ business and in material compliance with all applicable Environmental Laws, (b) cause or permit to be located on any of the Unencumbered Properties any underground tank or other underground storage receptacle for Hazardous Substances except in material compliance with Environmental Laws, (c) generate any Hazardous Substances on any of the Unencumbered Properties except in material compliance with Environmental Laws, (d) conduct any activity at any Unencumbered Properties or use any Unencumbered Properties in any manner that would reasonably be expected to cause a Release of Hazardous Substances on, upon or into the Unencumbered Properties or any surrounding properties which would reasonably be expected to give rise to liability under CERCLA or any other Environmental Law, or (e) directly or indirectly transport or arrange for the transport of any Hazardous Substances (except in compliance with all Environmental Laws), except, any such use, generation, conduct or other activity described in clauses (a) to (e) of this §8.6 would not reasonably be expected to have a Material Adverse Effect.

§8.7        Distributions. Provided no Default or Event of Default has occurred and is continuing, Borrower and REIT Guarantor may make Distributions of up to ninety five percent (95%) of Funds from Operations calculated on a trailing twelve (12) month basis. Except as noted in the next sentence hereof, should a Default or Event of Default be in existence, no cash Distributions shall be permitted except as required to be made by the REIT Guarantor to maintain REIT status. Notwithstanding the foregoing, no cash distributions will be permitted (a) during the existence of (i) a monetary Default or Event of Default, or (ii) any Event of Default under §12.1(h), (j) or (i), or (b) after the Obligations have been accelerated pursuant to §12.1.

§8.8        Asset Sales. The Borrower and the Subsidiary Guarantors will not sell, transfer or otherwise dispose of any material asset other than pursuant to a bona fide arm’s length transaction or if replaced with an asset of equal value, and subject in all instances to §5.2 hereof.

§8.9        Unencumbered Property Pool.

(a)            Minimum Occupancy. The Aggregate Occupancy Rate of the Unencumbered Properties shall not be less than eighty five percent (85%) at any time; provided that no Event of Default shall be deemed to have occurred under this §8.9(a) unless the Borrower shall have failed to cure such breach within ninety (90) days of the occurrence thereof, including, without limitation, by adding Unencumbered Properties pursuant to §5.1 or releasing Unencumbered Properties in accordance with §5.2;

(b)           Pool Composition. The Borrower shall at all times maintain at least ten (10) Unencumbered Properties (other than Suspended Unencumbered Properties) with a minimum aggregate Value of not less than $200,000,000;

(c)            The Borrower shall not, nor shall it permit any other Subsidiary Guarantor, directly or indirectly, to:

(i)             use or occupy or conduct any activity on, or knowingly permit the use or occupancy of or the conduct of any activity on any Unencumbered Properties by any tenant, in any manner which violates any Legal Requirement or which constitutes a public or private nuisance in any manner which would have a Material Adverse Effect or which makes void, voidable, or cancelable any insurance then in force with respect thereto or makes the maintenance of insurance in accordance with §7.7 commercially unreasonable (including by way of increased premium);

(ii)           without the prior written consent of all the Lenders (which consent shall not be unreasonably withheld, conditioned or delayed), take any affirmative action to permit any drilling or exploration for or extraction, removal or production of any mineral, hydrocarbon, gas, natural element, compound or substance (including sand and gravel) from the surface or subsurface of any Unencumbered Property regardless of the depth thereof or the method of mining or extraction thereof; or

(iii)         without the prior consent of the Lenders (which consent shall not be unreasonably withheld, conditioned or delayed), surrender the leasehold estate created by any applicable Ground Lease respecting an Unencumbered Property or without the prior consent of the Agent (or is such Ground was approved by the Required Lenders, the Required

Lenders)(which consent shall not be unreasonably withheld, conditioned or delayed) terminate or cancel any such Ground Lease or materially modify, change, supplement, alter, or amend any such Ground Lease, either orally or in writing.

§8.10     Derivatives Contracts. No Borrower or Subsidiary Guarantor shall contract, create, incur, assume or suffer to exist any Derivatives Contracts except for Derivative Contracts made in the ordinary course of business and not prohibited pursuant to §8.1 which are not secured by any portion of the collateral granted to the Agent under any of the Loan Documents (other than Hedge Obligations).

§8.11     Transactions with Affiliates. No Borrower or Guarantor shall permit to exist or enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (but not including any Subsidiary of Borrower), except (i) transactions in connection with the Management Agreements, (ii) transactions set forth on Schedule 6.15 attached hereto, (iii) transactions pursuant to the reasonable requirements of the business of such Person and upon fair and reasonable terms which are no less favorable to such Person than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate and (iv) distributions permitted under §8.7.

§8.12     Management Fees. The Credit Parties shall not pay, and shall not permit to be paid, any property management, advisory or acquisition fees or other payments under any Management Agreement for any Unencumbered Property to any Person that is an Affiliate of the Credit Parties in the event that a Default or Event of Default shall have occurred and be continuing.

§8.13     Changes to Organizational Documents. Borrower shall not amend or modify, or permit the amendment or modification of, the limited liability company agreements or other formation or organizational documents of Borrower, any Subsidiary, or any Subsidiary Guarantor in any material respect, without the prior written consent of Agent (which consent shall not be unreasonably withheld, conditioned or delayed). Without limiting the foregoing, any amendment to the provisions of any Preferred Securities of Borrower, or to the rights or powers of the holders of the Preferred Securities shall be a material amendment requiring the consent of Agent.

§9.           FINANCIAL COVENANTS. The Borrower and REIT Guarantor covenant and agree that, so long as any Loan or Note is outstanding or any Lender has any obligation to make any Loans, the Borrower and REIT Guarantor, as applicable, shall at all times comply with the following covenants. Except as explicitly set forth below, the Borrower’s and REIT Guarantor’s compliance with the following covenants shall be tested quarterly, as of the close of each fiscal quarter.

§9.1        Maximum Total Leverage Ratio. The Total Leverage shall not exceed sixty percent (60%).

§9.2        Minimum Fixed Charge Coverage Ratio. The Fixed Charge Ratio shall not be less than 1.50 to 1.0.

§9.3        Minimum Consolidated Tangible Net Worth. The Consolidated Tangible Net Worth of the REIT Guarantor and its respective Subsidiaries shall not be less than the sum of (i) $442,860,019.00, plus (ii) an amount equal to 75% of the net proceeds from any issuance of common or Preferred Securities Equity Interests in REIT Guarantor or Borrower following the Closing Date, plus (iii) an amount equal to 75% of the equity in any Real Estate contributed to REIT Guarantor or Borrower following the Closing Date.

§9.4        Secured Indebtedness. Secured Indebtedness of the REIT Guarantor, Borrower and their Subsidiaries and Unconsolidated Affiliates shall not exceed 40% of Total Asset Value at any time outstanding.

§9.5        Additional Recourse Indebtedness. Secured Recourse Indebtedness of REIT Guarantor, Borrower and their Subsidiaries and Unconsolidated Affiliates shall not exceed 10% of Total Asset Value at any time outstanding.

§9.6        Maximum Unencumbered Leverage. The Unencumbered Pool Leverage shall not exceed sixty percent (60%).

§9.7        Minimum Unencumbered Interest Coverage. The Unencumbered Interest Coverage Ratio shall not be less than 2.00 to 1.00.

§10.	CLOSING CONDITIONS. The obligation of the Lenders to make the initial Loans or to initially include any Real Estate as an Initial Unencumbered Property shall be subject to the satisfaction (unless waived by Lenders in writing) of the following conditions precedent:

§10.1     Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto and shall be in full force and effect. The Agent shall have received a fully executed counterpart of each such document.

§10.2     Certified Copies of Organizational Documents. The Agent shall have received from each Credit Party a copy, certified as of a recent date by the appropriate officer of each State in which such Person is organized and in which the Unencumbered Properties are located and a duly authorized officer, partner or member of such Person, as applicable, to be true and complete, of the partnership agreement, corporate charter or operating agreement and/or other organizational agreements of such Credit Party, as applicable, and its qualification to do business, as applicable, as in effect on such date of certification.

§10.3     Resolutions. All action on the part of each Credit Party, as applicable, necessary for the valid execution, delivery and performance by such Person of this Agreement and the other Loan Documents to which such Person is or is to become a party shall have been duly and effectively taken, and evidence thereof reasonably satisfactory to the Agent shall have been provided to the Agent.

§10.4     Incumbency Certificate; Authorized Signers. The Agent shall have received from each Credit Party an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of such Person and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of such Person, each of the Loan Documents to which such Person is or is to become a party. The Agent shall have also received from each Credit Party a certificate, dated as of the Closing Date, signed by a duly authorized representative of such Credit Party and giving the name and specimen signature of each Authorized Officer who shall be authorized to make Loan Requests and Conversion/Continuation Requests and to give notices and to take other action on behalf of such Credit Party under the Loan Documents.

§10.5     Opinion of Counsel. The Agent shall have received an opinion addressed to the Lenders and the Agent and dated as of the Closing Date from counsel to each Credit Party in form and substance reasonably satisfactory to the Agent.

§10.6     Payment of Fees. The Borrower shall have paid to the Agent the fees payable pursuant to §4.2.

§10.7     Insurance. If requested by the Agent, the Agent shall have received certificates evidencing all policies of insurance as required by this Agreement or the other Loan Documents.

§10.8     Performance; No Default. Each Credit Party shall have performed and complied with all terms and conditions herein required to be performed or complied with by it on or prior to the Closing Date, and on the Closing Date there shall exist no Default or Event of Default.

§10.9     Representations and Warranties. The representations and warranties made by the Credit Parties in the Loan Documents or otherwise made by or on behalf of the Credit Parties and their respective Subsidiaries in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the Closing Date (unless such representations and warranties are limited by their terms to a specific date).

§10.10  Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory to the Agent and the Agent’s counsel in form and substance, and the Agent shall have received all information and such counterpart originals or certified copies of such documents and such other certificates, opinions, assurances, consents, approvals or documents as the Agent and the Agent’s counsel may reasonably require and are customarily required in connection with similar transactions.

§10.11  Unencumbered Properties. The Agent shall have received an executed Property Addition Request in respect of the Initial Unencumbered Properties and evidence reasonably satisfactory to Agent that all Liens (other than Permitted Liens) in respect of Unencumbered Properties shall have been terminated (or shall be terminated upon disbursement of the initial Loans).

§10.12  Compliance Certificate. The Agent shall have received a Compliance Certificate dated as of the date of the Closing Date demonstrating compliance with each of the covenants calculated therein. Further, such Compliance Certificate shall include within the calculation of Net Operating Income any Unencumbered Properties which have been owned for less than a calendar quarter, and shall be based upon financial data and information with respect to Unencumbered Properties as of the end of the most recent calendar month as to which data and information is available.

§10.13  Consents. The Agent shall have received evidence reasonably satisfactory to the Agent that all necessary stockholder, partner, member or other consents required in connection with the consummation of the transactions contemplated by this Agreement and the other Loan Documents have been obtained.

§10.14  KYC; Beneficial Ownership Regulation. At least five (5) days prior to the Closing Date, the Borrower shall deliver, on behalf of itself and any Guarantor that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to itself and to such Guarantor, to each Lender that so requests such a Beneficial Ownership Certification together with all other customary “know your customer” documentation required by each Lender.

§10.15  Revolving Credit Agreement. The Agent shall have received evidence that Credit Parties shall have entered into an amendment to the Revolving Credit Agreement in form and substance reasonably satisfactory to the Agent, as necessary to conform the applicable terms of such facilities to the terms herein with respect to Unencumbered Properties, Unsecured Indebtedness, and the financial covenants contained in §9.

§10.16  Other. The Agent shall have reviewed such other documents, instruments, certificates, opinions, assurances, consents and approvals as the Agent or the Agent’s Special Counsel may reasonably have requested and are customarily required in connection with similar transactions.

§11.	CONDITIONS TO ALL BORROWINGS. The obligations of the Lenders to make any Loan, whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

§11.1     Prior Conditions Satisfied. All conditions set forth in §10 and in §5.1 shall continue to be satisfied as of the date upon which any Loan is to be made.

§11.2     Representations True; No Default. Each of the representations and warranties made by or on behalf of the Credit Parties or any of their respective Subsidiaries contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true in all material respects both as of the date as of which they were made and shall also be true in all material respects as of the time of the making of such Loan, with the same effect as if made at and as of that time, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date), and no Default or Event of Default shall have occurred and be continuing.

§11.3     Pro Forma Compliance. After giving effect to such requested Loan, the Borrower would remain in pro forma compliance with the financial covenants set forth in §9.

§11.4     Borrowing Documents. The Agent shall have received a fully completed Loan Request for such Loan and the other documents and information (including, without limitation, a Compliance Certificate) as required by §2.8.

§12.        EVENTS OF DEFAULT; ACCELERATION; ETC.

§12.1     Events of Default and Acceleration. If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:

(a)            the Borrower shall fail to pay any principal of the Loans when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b)           the Borrower shall fail to pay any interest on the Loans within five (5) Business Days of the date that the same shall become due and payable or any fees or other sums due hereunder (other than any voluntary prepayment) or under any of the other Loan Documents within five (5) Business Days after notice from Agent, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(c)            [Reserved];

(d)           any of the Borrower or the other Credit Parties or any of their respective Subsidiaries shall fail to perform any other term, covenant or agreement contained in §7.5(a), §7.6(a), §7.19, §7.22, §8, or §9;

(e)            any of the Borrower or the other Credit Parties shall fail to perform any other term, covenant or agreement contained herein or in any of the other Loan Documents which they are required to perform (other than those specified in the other subclauses of this §12 (including, without limitation, §12.2 below) or in the other Loan Documents), and such failure shall continue for thirty (30) days after Borrower receives from Agent written notice thereof, and in the case of a default that cannot be cured within such thirty (30) day period despite Borrower’s diligent efforts but is susceptible of being cured within ninety (90) days of Borrower’s receipt of Agent’s original notice, then Borrower shall have such additional time as is reasonably necessary to effect such cure, but in no event in excess of ninety (90) days from Borrower’s receipt of Agent’s original notice; provided that the foregoing cure provisions shall not pertain to any Default excluded from any provision of cure of defaults contained in any other of the Loan Documents and with respect to any defaults under § 7.4 and §7.5 (other than §7.5(a)), the thirty (30) day cure period described above shall be reduced to a period of five (5) Business Days from the earlier of any Credit Party obtaining knowledge thereof or receipt of notice from Agent written notice thereof, and no additional cure period shall be provided with respect to such defaults;

(f)            any material representation or warranty made by or on behalf of the Credit Parties or any of their respective Subsidiaries in this Agreement or any other Loan Document, or any report, certificate, financial statement, request for a Loan, or in any other document or instrument delivered pursuant to or in connection with this Agreement, any advance of a Loan, or any of the other Loan Documents shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated except to the extent it is not reasonably expected to have a Material Adverse Effect;

(g)           Any (i) Borrower or other Credit Party defaults (after the expiration of any notice and cure or grace period) under any Recourse Indebtedness or suffers a claim under non-recourse carve-out guaranty with respect to all uncured defaults at any time, each in an aggregate amount equal to or greater than $10,000,000, or (ii) Borrower, Guarantor or any Subsidiary thereof defaults (after the expiration of any notice and cure or grace period) under any Non-Recourse Indebtedness in an aggregate amount equal to or greater than $50,000,000 with respect to all uncured defaults at any time;

(h)           any of the Borrower or any other Credit Party, (i) shall make an assignment for the benefit of creditors, or admit in writing its general inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver for it or any substantial part of its assets, (ii) shall commence any case or other proceeding relating to it under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or (iii) shall take any action to authorize any of the foregoing;

(i)             a petition or application shall be filed for the appointment of a trustee or other custodian, liquidator or receiver of any of the Borrower or other Credit Party or any substantial part of the assets of any thereof, or a case or other proceeding shall be commenced against any such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, and any such Person shall indicate its approval thereof, consent thereto or acquiescence therein or such petition, application, case or proceeding shall not have been dismissed within ninety (90) days following the filing or commencement thereof;

(j)             a decree or order is entered appointing a trustee, custodian, liquidator or receiver for any of the Borrower or other Credit Party or adjudicating any such Person, bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any such Person in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

(k)           there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) days, one or more uninsured or unbonded final judgments against REIT Guarantor or any Subsidiary that, either individually or in the aggregate, exceed in excess of $5,000,000.00 in any calendar year;

(l)             any of the material Loan Documents shall be canceled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or the express prior written agreement, consent or approval of the Required Lenders, or any action at law, suit in equity or other legal proceeding to cancel, revoke or rescind any of the material Loan Documents shall be commenced by or on behalf of any of the Credit Parties, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination, or issue a judgment, order, decree or ruling, to the effect that any one or more of the material Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

(m)          REIT Guarantor ceases to be treated as a real estate investment trust under the Code in any taxable year or the common Equity Interests of the REIT Guarantor shall fail to be listed and traded on the New York Stock Exchange or another publicly recognized exchange;

(n)           with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and such event reasonably would be expected to result in liability of any of the Credit Parties to pay money to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $5,000,000 and one of the following shall apply with respect to such event: (x) such event in the circumstances occurring reasonably would be expected to result in the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or (y) a trustee shall have been appointed by the United States District Court to administer such Plan; or (z) the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan;

(o)           any dissolution, termination, partial or complete liquidation, merger or consolidation of any of the Borrower, the Guarantors or any of the Subsidiaries of Borrower shall occur or any sale, transfer or other disposition of the assets of any of the Borrower, the Guarantors or any of the Subsidiaries of Borrower shall occur other than as permitted under the terms of this Agreement or the other Loan Documents;

(p)           any of the Borrower, the Guarantors or any of their respective Subsidiaries or any shareholder, officer, director, partner or member of any of them shall be indicted for a federal crime, a punishment for which could include the forfeiture of (i) any assets of such Person which in the good faith judgment of the Required Lenders could have a Material Adverse Effect, or (ii) the Unencumbered Property;

(q)           any Guarantor denies that it has any liability or obligation under the Guaranty or any other Loan Document, or shall notify the Agent or any of the Lenders of such Guarantor’s intention to attempt to cancel or terminate any Guaranty or any other Loan Document, or shall fail to observe or comply with any term, covenant, condition or agreement under any Guaranty or any other Loan Document; or

(r)            any Change of Control shall occur;

then, and upon any such Event of Default, the Agent may, and upon the request of the Required Lenders shall, by notice in writing to the Borrower declare all amounts owing with respect to this Agreement, the Notes, and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in §12.1(h), §12.1(i) or §12.1(j), all such amounts shall become immediately due and payable automatically and without any requirement of presentment, demand, protest or other notice of any kind from any of the Lenders or the Agent.

§12.2     Certain Cure Periods. In the event that there shall occur any Default that affects only certain Unencumbered Property or the owner(s) thereof (if such owner is a Subsidiary

Guarantor) or the removal of certain Unencumbered Property would cure the Default, then the Borrower may elect to cure such Default (so long as no other Default or Event of Default would arise as a result) by electing to have Agent remove such Real Estate as an Unencumbered Property (and the Borrower’s compliance with Section 3.2 as a result thereof), in which event such removal and reduction shall be completed within thirty (30) days after receipt of notice of such Default from the Agent or the Required Lenders.

§12.3     Termination of Commitments. If any one or more Events of Default specified in §12.1(h), §12.1(i) or §12.1(j) shall occur, then immediately and without any action on the part of the Agent or any Lender any unused portion of the credit hereunder shall terminate and the Lenders shall be relieved of all obligations to make Loans to the Borrower. If any other Event of Default shall have occurred, the Agent may, and upon the election of the Required Lenders shall, by notice to the Borrower terminate the obligation to make Loans to the Borrower. No termination under this §12.3 shall relieve the Borrower of their obligations to the Lenders arising under this Agreement or the other Loan Documents.

§12.4     Remedies. In case any one or more Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to §12.1, the Agent on behalf of the Lenders may, and upon the direction of the Required Lenders shall, proceed to protect and enforce their rights and remedies under this Agreement, the Notes and/or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, including to the full extent permitted by applicable law the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents, the obtaining of the ex parte appointment of a receiver, and, if any amount shall have become due, by declaration or otherwise, the enforcement of the payment thereof. No remedy herein conferred upon the Agent or any Lender or any Lender Hedge Provider is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law. Notwithstanding the provisions of this Agreement providing that the Loans may be evidenced by multiple Notes in favor of the Lenders, the Lenders acknowledge and agree that only the Agent may exercise any remedies arising by reason of a Default or Event of Default. If any Credit Party fails to perform any agreement or covenant contained in this Agreement or any of the other Loan Documents beyond any applicable period for notice and cure, Agent may itself perform, or cause to be performed, any agreement or covenant of such Person contained in this Agreement or any of the other Loan Documents which such Person shall fail to perform, and the out-of-pocket costs of such performance, together with any reasonable expenses, including reasonable and documented attorneys’ fees actually incurred (including attorneys’ fees incurred in any appeal) by Agent in connection therewith, shall be payable by Borrower upon demand and shall constitute a part of the Obligations and shall if not paid within five (5) days after demand bear interest at the rate for overdue amounts as set forth in this Agreement. In the event that all or any portion of the Obligations is collected by or through an attorney-at-law, the Borrower shall pay all costs of collection including, but not limited to, reasonable attorney’s fees.

§12.5     Distribution of Proceeds. In the event that, following the occurrence and during the continuance of any Event of Default, any monies are received in connection with the enforcement of any of the Loan Documents, or otherwise with respect to the realization upon any assets of Credit Parties, such monies shall be distributed for application as follows:

(a)            First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of, all reasonable and documented out-of-pocket costs, expenses, disbursements and losses which shall have been paid, incurred or sustained by the Agent in accordance with the terms of the Loan Documents in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent or the Lenders under this Agreement or any of the other Loan Documents or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent or the Lenders to such monies;

(b)           Second, to all other Obligations (including any interest, expenses or other obligations incurred after the commencement of a bankruptcy) and Lender Hedge Obligations in the following order;

(i)             To any other fees and expenses due to the Lenders under the Loan Documents until paid in full;

(ii)           to payment of accrued and unpaid interest on all Loans, for the ratable benefit of the Lenders, until paid in full;

(iii)         payments of unpaid principal of all Loans, to be paid to the Lenders ratably in accordance with the respective amounts thereof then due and owing to such Persons until paid in full;

(iv)          to payment of all other amounts due under any of the Loan Documents to be applied for the ratable benefit of the Agent and/or the Lenders until paid in full; and

(v)           To any Lender Hedge Obligations equally and ratably in accordance with the respective amounts thereof then due and owing to such Persons; and

(c)            Third, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.

§12.6     Remedies in Respect of Hedge Obligations. Notwithstanding any other provision of this Agreement or other Loan Document, each Lender Hedge Provider shall have the right, with prompt notice to the Agent, but without the approval or consent of or other action by the Agent or the Lenders, and without limitation of other remedies available to such Lender Hedge Provider under contract or Applicable Law, to undertake any of the following: (a) to declare an event of default, termination event or other similar event under any Hedge Obligation and to create an “Early Termination Date” (as defined therein) in respect thereof, (b) to determine net termination amounts in respect of any and all Derivatives Contracts to which it is a party in accordance with the terms thereof, and to set off amounts among such contracts, (c) to set off or proceed against deposit account balances, securities account balances and other property and amounts held by such Lender Hedge Provider and (d) to prosecute any legal action against the

Borrower, any Credit Party or other Subsidiary to enforce or collect net amounts owing to such Lender Hedge Provider pursuant to any Derivatives Contract.

No Lender Hedge Provider that obtains the benefits of §12.6 by virtue of the provisions hereof or of any Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of any Loan Document other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article to the contrary, the Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Derivative Contracts with respect to Hedge Obligations unless the Agent has received written notice of such Derivatives Contracts, together with such supporting documentation as the Agent may request, from the applicable Lender Hedge Provider, unless such Hedge Obligations have been disclosed in any financial statements publicly filed by the Borrower or the Trust or submitted to the Agent by the Borrower hereunder.

§13.        SETOFF. During the continuance of any Event of Default, any deposits (general or specific, time or demand, provisional or final, regardless of currency, maturity, or the branch where such deposits are held) or other sums credited by or due from any Lender or any Affiliate thereof to any Credit Party and any securities or other property of such parties in the possession of such Lender or any Affiliate may, without notice to any Credit Party (any such notice being expressly waived) but with the prior written approval of Agent, be applied to or set off against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Credit Parties. Each of the Lenders agrees with each other Lender that if such Lender shall receive from a Credit Party, whether by voluntary payment, exercise of the right of setoff, or otherwise, and shall retain and apply to the payment of the Note or Notes held by such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Notes held by it its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest. In the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

§14.        THE AGENT.

§14.1     Authorization. The Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent and all other powers not specifically reserved to the Lenders, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent. The obligations of the Agent hereunder are primarily administrative in nature, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute the Agent as a trustee for any Lender or to create an agency or fiduciary relationship. Agent shall act as the contractual representative of the Lenders hereunder, and notwithstanding the use of the term “Agent”, it is understood and agreed that Agent shall not have any fiduciary duties or responsibilities to any Lender by reason of this Agreement or any other Loan Document and is acting as an independent contractor, the duties and responsibilities of which are limited to those expressly set forth in this Agreement and the other Loan Documents. The Borrower and any other Person shall be entitled to conclusively rely on a statement from the Agent that it has the authority to act for and bind the Lenders pursuant to this Agreement and the other Loan Documents.

§14.2     Employees and Agents. The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents. The Agent may utilize the services of such Persons as the Agent may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower.

§14.3     No Liability. Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent, or employee thereof, shall be liable to the Lenders for (a) any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, shall be liable for losses due to its willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods or (b) any action taken or not taken by Agent with the consent or at the request of the Required Lenders or the Required Class Lenders, unless such action requires the approval of all Lenders and such approval was not obtained. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent has received notice from a Lender or the Borrower referring to the Loan Documents and describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default”.

§14.4     No Representations. The Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Loan Documents, or for any recitals or statements, warranties or representations made herein, or any agreement, instrument or certificate delivered in connection therewith or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower or any of their respective Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any of the other Loan Documents. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower or any Lender shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the creditworthiness or financial condition of the Borrower or any of their respective Subsidiaries, or the value of any other assets of the Borrower or any of their respective Subsidiaries. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender, based upon such information and documents as it deems appropriate at the time, continue to make its own credit analysis and decisions in taking or not taking action under this Agreement and the other Loan Documents. Agent’s Special Counsel has only represented Agent and KeyBank in connection with the Loan Documents and the only attorney client relationship or duty of care is between Agent’s Special Counsel and Agent or KeyBank. Each Lender has been independently represented by separate counsel on all matters regarding the Loan Documents.

§14.5     Payments.

(a)            A payment by the Borrower to the Agent hereunder or under any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender. The Agent agrees to distribute to each Lender not later than one (1) Business Day after the Agent’s receipt of good funds, determined in accordance with the Agent’s customary practices, such Lender’s pro rata share of payments received by the Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents. In the event that the Agent fails to distribute such amounts within one Business Day as provided above, the Agent shall pay interest on such amount at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

(b)           If in the reasonable opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making such distribution until its right to make such distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

§14.6     Holders of Notes. Subject to the terms of §18, the Agent may deem and treat the payee of any Note as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

§14.7     Indemnity. The Lenders ratably agree hereby to indemnify and hold harmless the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by the Borrower as required by §15), and liabilities of every nature and character arising out of or related to this Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods. The agreements in this §14.7 shall survive the payment of all amounts payable under the Loan Documents.

§14.8     Agent as Lender. In its individual capacity, KeyBank shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes as it would have were it not also the Agent.

§14.9     Resignation. The Agent may resign at any time by giving thirty (30) calendar days’ prior written notice thereof to the Lenders and the Borrower. The Required Lenders may remove the Agent from its capacity as Agent in the event of the Agent’s gross negligence or willful misconduct or if the Agent is a Defaulting Lender. Upon any such resignation, or removal, the Required Lenders, subject to the terms of §18.1, shall have the right to appoint as a successor Agent, (i) any Lender or (ii) any bank whose senior debt obligations are rated not less than “A” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000. Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent shall be reasonably acceptable to the Borrower. If no successor Agent shall have been appointed and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation or the Required Lender’s removal of the Agent, then the retiring or removed Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be (i) any Lender or (ii) any financial institution whose senior debt obligations are rated not less than “A2” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent, and the retiring or removed Agent, shall be discharged from its duties and obligations hereunder as Agent. After any retiring Agent’s resignation or removal, the provisions of this Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent. Upon any change in the Agent under this Agreement, the resigning or removed Agent shall execute such assignments of and amendments to the Loan Documents as may be necessary to substitute the successor Agent for the resigning or removed Agent.

§14.10  Duties in the Case of Enforcement. In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent may and, if (a) so requested by the Required Lenders and (b) the Lenders have provided to the Agent such additional indemnities and assurances in accordance with their respective Applicable Percentages against expenses and liabilities as the Agent may reasonably request, shall proceed to exercise all or any legal and equitable and other rights or remedies as it may have; provided, however, that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem to be in the best interests of the Lenders. Without limiting the generality of the foregoing, if Agent reasonably determines payment is in the best interest of all the Lenders, Agent may without the approval of the Lenders pay taxes and insurance premiums and spend money for maintenance, repairs or other expenses which may be necessary to be incurred, and Agent shall promptly thereafter notify the Lenders of such action. Each Lender shall, within thirty (30) days of request therefor, pay to the Agent its Applicable Percentage of the reasonable costs incurred by the Agent in taking any such actions hereunder to the extent that such costs shall not be promptly reimbursed to the Agent by the Borrower within such period with respect to the Unencumbered Properties. The Required Lenders may direct the Agent in writing as to the method and the extent of any such exercise, the Lenders hereby agreeing to indemnify and hold the Agent harmless in accordance with their respective Applicable Percentages from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction to be unlawful in any applicable jurisdiction or commercially unreasonable under the UCC as enacted in any applicable jurisdiction.

§14.11  Bankruptcy. In the event a bankruptcy or other insolvency proceeding is commenced by or against any Credit Party with respect to the Obligations, the Agent shall have the sole and exclusive right to file and pursue a joint proof claim on behalf of all Lenders. Any votes with respect to such claims or otherwise with respect to such proceedings shall be subject to the vote of the Required Lenders or all of the Lenders as required by this Agreement. Each Lender irrevocably waives its right to file or pursue a separate proof of claim in any such proceedings unless Agent fails to file such claim within thirty (30) days after receipt of written notice from the Lenders requesting that Agent file such proof of claim.

§14.12  Request for Agent Action. Agent and the Lenders acknowledge that in the ordinary course of business of the Credit Parties, Credit Parties may desire to enter into easements or other agreements affecting the Unencumbered Properties, or take other actions or enter into other agreements in the ordinary course of business which similarly require the consent, approval or agreement of the Agent. In connection with the foregoing, the Lenders hereby expressly authorize the Agent to execute consents, approvals, or other agreements in form and substance satisfactory to the Agent in connection with such other actions or agreements as may be necessary in the ordinary course of Credit Parties’ business.

§14.13  Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by an Authorized Officer. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, which by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The

Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

§14.14  Approvals. If consent is required for some action under this Agreement, or except as otherwise provided herein an approval of the Lenders, the Required Lenders, or the Required Class Lenders of any Class is required or permitted under this Agreement, each Lender agrees to give the Agent, within ten (10) days of receipt of the request for action together with all reasonably requested information related thereto (or such lesser period of time required by the terms of the Loan Documents), notice in writing of approval or disapproval (collectively “Directions”) in respect of any action requested or proposed in writing pursuant to the terms hereof. To the extent that any Lender does not approve any recommendation of Agent, such Lender shall in such notice to Agent describe the actions that would be acceptable to such Lender. If consent is required for the requested action, any Lender’s failure to respond to a request for Directions within the required time period shall be deemed to constitute a Direction to take such requested action. In the event that any recommendation is not approved by the requisite number of Lenders and a subsequent approval on the same subject matter is requested by Agent, then for the purposes of this paragraph each Lender shall be required to respond to a request for Directions within five (5) Business Days of receipt of such request. Agent and each Lender shall be entitled to assume that any officer of the other Lenders delivering any notice, consent, certificate or other writing is authorized to give such notice, consent, certificate or other writing unless Agent and such other Lenders have otherwise been notified in writing.

§14.15  Borrower Not Beneficiary. Except for the provisions of §14.9 relating to the appointment of a successor Agent, the provisions of this §14 are solely for the benefit of the Agent and the Lenders, may not be enforced by the Borrower, and except for the provisions of §14.9, may be modified or waived without the approval or consent of the Borrower.

§14.16  Defaulting Lenders.

(a)            Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Legal Requirements:

(i)             That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in §27.

(ii)           Any payment of principal, interest, fees or other amounts received by the Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise, and including any amounts made available to the Agent by that Defaulting Lender pursuant to §13), shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; third, if so determined by the Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists or non-defaulting Lenders have been paid in full all amounts then due, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in §11 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)         [Reserved].

(iv)          [Reserved].

(v)           [Reserved].

(vi)          During any period that a Lender is a Defaulting Lender, the Borrower may, by giving written notice thereof to the Agent, such Defaulting Lender, and the other Lenders, demand that such Defaulting Lender assign its Commitment to an Eligible Assignee subject to and in accordance with the provisions of §18.1. No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. In addition, any Lender who is not a Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire the face amount of all or a portion of such Defaulting Lender’s Commitment via an assignment subject to and in accordance with the provisions of §18.1. No such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient with any applicable amounts held pursuant to the immediately preceding subsection 14.6(ii), upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) such Defaulting Lender’s full pro rata share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under any Legal Requirement without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(b)           Defaulting Lender Cure. If the Borrower and the Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their respective Applicable Percentage, as applicable (without giving effect to §14.16(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

§14.17  Reliance on Hedge Provider. For purposes of applying payments received in accordance with §12.5, the Agent shall be entitled to rely upon the trustee, paying agent or other similar representative (each, a “Representative”) or, in the absence of such a Representative, upon the holder of the Hedge Obligations for a determination (which each holder of the Hedge Obligations agrees (or shall agree) to provide upon request of the Agent) of the outstanding Hedge Obligations owed to the holder thereof. Unless it has actual knowledge (including by way of written notice from such holder) to the contrary, the Agent, in acting hereunder, shall be entitled to assume that no Hedge Obligations are outstanding. Each Lender Hedge Provider not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Agent pursuant to the terms of §14 for itself and its Affiliates as if a “Lender” party hereto.

§14.18  Certain ERISA Matters.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i)             such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii)           the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)         (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)          such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.

(b)           In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

§14.19  Erroneous Payments.

(a)            If the Agent notifies a Lender, or any Person who has received funds on behalf of a Lender (any such Lender, a “Payment Recipient”) that the Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)           Without limiting immediately preceding clause (a), each Lender, or any Person who has received funds on behalf of a Lender, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates), or (z) that such Lender, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)             (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)           such Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Agent pursuant to this Section 14.19(b).

(c)            Each Lender hereby authorizes the Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Agent to such Lender from any source, against any amount due to the Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)           In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor by the Agent in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and

Assumption Agreement (or, to the extent applicable, an agreement incorporating an Assignment and Assumption Agreement by reference pursuant to an electronic platform approved by the Agent as to which the Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Agent, (ii) the Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender and (iv) the Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Agent may be equitably subrogated, the Agent shall be contractually subrogated to all the rights and interests of the applicable Lender under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e)            The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from the Borrower for the purpose of making such Erroneous Payment.

(f)            To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine

(g)           Each party’s obligations, agreements and waivers under this Section 14.19 shall survive the resignation or replacement of the Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

§15.	EXPENSES. The Borrower agrees to pay (a) the reasonable and documented out-of-pocket costs incurred by the Agent of producing and reproducing this Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any documentary or intangible taxes in connection with the Loan Documents, and (c) the reasonable fees, and reasonable and documented out-or pocket expenses and disbursements of the outside counsel to the Agent and any local counsel to the Agent incurred in connection with the preparation, administration, or interpretation of the Loan Documents and other instruments mentioned herein, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (d) all other reasonable and documented out-of-pocket fees (including reasonable attorneys’ fees), expenses and disbursements (other than Taxes unless such payment is otherwise required pursuant to the terms of this Agreement) of the Agent incurred by the Agent in connection with the preparation or interpretation of the Loan Documents and other instruments mentioned herein, the addition or substitution of additional Unencumbered Properties (in connection with each Loan and/or otherwise), the review of leases, the making of each Loan hereunder, and the third party out-of-pocket costs and expenses incurred in connection with the syndication of the Commitments pursuant to §18 hereof, and (e) without duplication, all reasonable and documented out-of-pocket expenses (including reasonable attorneys’ fees and costs, and the fees and costs of appraisers, engineers, investment bankers or other experts retained by any Lender or the Agent) incurred by any Lender or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Credit Parties or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Agent’s or any of the Lenders’ relationship with the Borrower (provided that any attorneys’ fees and costs pursuant to this clause (e) shall be limited to those incurred by the Agent, local counsel in each jurisdiction where an Unencumbered Property is located, and one other counsel with respect to the Lenders as a group), (f) all reasonable and documented fees, expenses and disbursements of the Agent incurred in connection with UCC searches and UCC filings, (g) all reasonable and documented out-of-pocket fees, expenses and disbursements (including reasonable attorneys’ fees and costs) which may be incurred by Agent in connection with the execution and delivery of this Agreement and the other Loan Documents (without duplication of any of the items listed above), and (h) all expenses relating to the use of Intralinks, SyndTrak or any other similar system for the dissemination and sharing of documents and information in connection with the Loans in accordance with the terms of this Agreement. The covenants of this §15 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder.

§16.        INDEMNIFICATION. The Borrower and each Guarantor, jointly and severally, agree to indemnify and hold harmless the Agent, the Lenders and the Arranger and each director, officer, employee, agent and Affiliate thereof and Person who controls the Agent or any Lender or the Arranger against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of or relating to any claim, action, suit or litigation arising out of this Agreement or any of the other Loan Documents or the transactions contemplated hereby and thereby including, without limitation, (a) any and all claims for brokerage, leasing, finders or similar fees which may be made relating to the Unencumbered Properties or the Loans by parties claiming by or through Borrower or any Guarantor, (b) any condition of the Unencumbered Properties or any other Real Estate, (c) any actual or proposed use by the Borrower or any Guarantor of the proceeds of any of the Loans, (d) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of the Borrower and each Guarantor, (e) the Borrower or any Guarantor entering into or performing this Agreement or any of the other Loan Documents, (f) any actual or alleged violation of any law, ordinance, code, order, rule, regulation, approval, consent, permit or license relating to the Unencumbered Properties or any other Real Estate, (g)

with respect to the Borrower or any Guarantor and their respective properties and assets, the violation of any Environmental Law, the Release or threatened Release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury, nuisance or damage to property), and (h) to the extent used by Borrower or any Guarantor, any use of Intralinks, SyndTrak or any other system for the dissemination and sharing of documents and information, in each case including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, that the Borrower and the Guarantors shall not be obligated under this §16 or otherwise to indemnify any Person for liabilities arising from such Person’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods. In litigation, or the preparation therefor, the Lenders and the Agent shall be entitled to select a single law firm as their own counsel and, in addition to the foregoing indemnity, the Borrower and the Guarantors agree to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Borrower or any Guarantor under this §16 are unenforceable for any reason, the Borrower and each Guarantor hereby agree to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The provisions of this §16 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder for a period of one year. This §16 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, or liabilities arising from any non-Tax claim of the Indemnified Person.

§17.        SURVIVAL OF COVENANTS, ETC. All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower or any of their respective Subsidiaries pursuant hereto or thereto shall be deemed to have been relied upon by the Lenders and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Loans, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement or the Notes or any of the other Loan Documents remains outstanding or any Lender has any obligation to make any Loans. The indemnification obligations of the Borrower and each Guarantor provided herein and in the other Loan Documents shall survive the full repayment of amounts due and the termination of the obligations of the Lenders hereunder and thereunder to the extent provided herein and therein for a period of one year. All statements contained in any certificate delivered to any Lender or the Agent at any time by or on behalf of the Borrower or any of their respective Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Person hereunder.

§18.	ASSIGNMENT AND PARTICIPATION.

§18.1     Conditions to Assignment by Lenders. Except as provided herein, each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Applicable Percentage and Commitment and the same portion of the Loans at the time owing to it and the Notes held by it); provided that (a) the Agent shall have given its prior written consent to such assignment, which consent shall not be unreasonably withheld or delayed, (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement with respect to the assigned portion of the Commitment, (c) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined) an Assignment and Acceptance Agreement in the form of Exhibit H annexed hereto, together with any Notes subject to such assignment, (d) in no event shall any assignment be to any Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by, Borrower or Guarantor, and (e) such assignee shall acquire an interest in the Loans of not less than $5,000,000 and integral multiples of $1,000,000 in excess thereof (or if less, the remaining Loans of the assignor), unless waived by the Agent, and so long as no Default or Event of Default exists hereunder, Borrower. Upon execution, delivery, acceptance and recording of such Assignment and Acceptance Agreement, (i) the assignee thereunder shall be a party hereto and all other Loan Documents executed by the Lenders and, to the extent provided in such Assignment and Acceptance Agreement, have the rights and obligations of a Lender hereunder, (ii) the assigning Lender shall, upon payment to the Agent of the registration fee referred to in §18.2, be released from its obligations under this Agreement arising after the effective date of such assignment with respect to the assigned portion of its interests, rights and obligations under this Agreement, and (iii) the Agent may unilaterally amend Schedule 1.1 to reflect such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. In connection with each assignment, the assignee shall represent and warrant to the Agent, the assignor and each other Lender as to whether such assignee is controlling, controlled by, under common control with or is not otherwise free from influence or control by, the Borrower and the Guarantors and whether such assignee is a Defaulting Lender or an Affiliate of a Defaulting Lender. In connection with any assignment of rights and obligations of any Defaulting Lender, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

§18.2     Register. The Agent, acting for this purpose as a non-fiduciary agent for the Borrower, shall maintain on behalf of the Borrower a copy of each assignment delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Lenders and the Applicable Percentage of and principal amount of and interest on the Loans owing to the Lenders from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and the Lenders at any reasonable time and from time to time upon reasonable prior notice. This §18.2 shall be construed so that such obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any other relevant or successor provisions of the Code or such regulations). Any attempted assignment and delegation not made in accordance with this §18.2 shall be null and void. Upon each such recordation, the assigning Lender agrees to pay to the Agent a registration fee in the sum of $5,500.

§18.3     New Notes. Upon its receipt of an Assignment and Acceptance Agreement executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall record the information contained therein in the Register. Within five (5) Business Days after receipt of notice of such assignment from Agent, the Borrower, at their own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note (if requested by the subject Lender) to the order of such assignee in an amount equal to the amount assigned to such assignee pursuant to such Assignment and Acceptance Agreement and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance Agreement and shall otherwise be in substantially the form of the assigned Notes. The surrendered Notes shall be canceled and returned to the Borrower.

§18.4     Participations. Each Lender may sell participations to one or more Lenders or other entities in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents; provided that (a) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder, (b) such participation shall not entitle such participant to any rights or privileges under this Agreement or any Loan Documents, including without limitation, rights granted to the Lenders under §4.8, §4.9 and §4.10, (c) such participation shall not entitle the participant to the right to approve waivers, amendments or modifications, (d) such participant shall have no direct rights against the Borrower, (e) such participant shall be entitled to the benefits of §4.4(b) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to §18.1, but shall not be entitled to receive any greater payment under §4.4(b) than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant and Participant agrees to be subject to the provisions of §4.15, (f) such sale is effected in accordance with all applicable laws, (g) such participant shall not be a Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by any of the Borrower, and shall not be a Defaulting Lender or an Affiliate of a Defaulting Lender or a natural Person (or a holding company, investment vehicle or trust fund or owned and operated for the primary benefit of, a natural Person); and (h) such participant is a Eligible Assignee; provided, however, such Lender may agree with the participant that it will not, without the consent of the participant, agree to (i) increase, or extend the term or extend the time or waive any requirement for the reduction or termination of, such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or portions thereof owing to such Lender, (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon or (v) release any Credit Party (except as otherwise permitted under §5.2 or §5.4). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

§18.5     Pledge by Lender. Any Lender may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Note) to secure the obligations of such Lender, including any pledge to secure its obligations to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341 or any other central banking authority. No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents.

§18.6     No Assignment by Borrower. The Borrower shall not assign or transfer any of their rights or obligations under this Agreement without the prior written consent of each of the Lenders.

§18.7     Disclosure. Borrower agrees to promptly and reasonably cooperate with any Lender in connection with any proposed assignment or participation of all or any portion of its Commitment. The Borrower agrees that, in addition to disclosures made in accordance with standard banking practices, any Lender may disclose information obtained by such Lender pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder, but in all events subject to the terms hereof. Each Lender agrees for itself that it shall use reasonable efforts in accordance with its customary procedures to hold confidential all non-public information obtained from Borrower that has been identified in writing as confidential by any of them, and shall use reasonable efforts in accordance with its customary procedures to not disclose such information to any other Person, it being understood and agreed that, notwithstanding the foregoing, a Lender may make (a) disclosures to its participants (provided such Persons are advised of the provisions of this §18.7, and agree to destroy or return all confidential information if it does not become an assignee or participant), (b) disclosures to its directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors of such Lender (provided that such Persons who are not employees of such Lender are advised of the provision of this §18.7), (c), disclosures customarily provided or reasonably required by any potential or actual bona fide assignee, transferee or participant or their respective directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors in connection with a potential or actual assignment or transfer by such Lender of any Loans or any participations therein (provided such Persons are advised of the provisions of this §18.7), (d) disclosures to bank regulatory authorities or self-regulatory bodies with jurisdiction over such Lender, or (e) disclosures required or requested by any other Governmental Authority or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify Borrower of any request by any governmental authority or representative thereof prior to disclosure (other than any such request in connection with any examination of such Lender by such government authority) for disclosure of any such non-public information prior to disclosure of such information and provide (if permitted under applicable Legal Requirements) Borrower a reasonable opportunity to challenge the disclosure or require that such disclosure be made under seal. In addition, each Lender may make disclosure of such information to any contractual counterparty in swap agreements or such contractual counterparty’s professional advisors (so long as such contractual counterparty or professional advisors agree to be bound by the provisions of this §18.7). In addition, the Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. Non-public information shall not include any information which is or subsequently becomes publicly available other than as a result of a disclosure of such information by a Lender, or prior to the delivery to such Lender is within the possession of such Lender if such information is not known by such Lender to be subject to another confidentiality agreement with or other obligations of secrecy to the Borrower, or is disclosed with the prior approval of Borrower. Nothing herein shall prohibit the disclosure of non-public information to the extent necessary to enforce the Loan Documents.

§18.8     Titled Agents. The Titled Agents shall not have any additional rights or obligations under the Loan Documents, except for those rights, if any, as a Lender.

§18.9     Amendments to Loan Documents. Upon any such assignment or participation, the Borrower shall, upon the request of the Agent, enter into such documents as may be reasonably required by the Agent to modify the Loan Documents to reflect such assignment or participation.

§19.        NOTICES.

(a)            Each notice, demand, election or request provided for or permitted to be given pursuant to this Agreement (hereinafter in this §19 referred to as “Notice”) must be in writing and shall be deemed to have been properly given or served by personal delivery or by telecopy, telefax, electronic mail, or other electronic transmission or by sending same by overnight courier or by depositing same in the United States Mail, postpaid and registered or certified, return receipt requested, and addressed to the parties at the address set forth on Schedule 19.

(b)           Each Notice shall be effective upon being personally delivered or upon being sent by overnight courier or upon being deposited in the United States Mail as aforesaid, or if transmitted by telecopy, telefax, electronic mail, or other electronic transmission is permitted, upon being sent and confirmation of receipt. The time period in which a response to such Notice must be given or any action taken with respect thereto (if any), however, shall commence to run from the date of receipt if personally delivered or sent by overnight courier, or if so deposited in the United States Mail, the earlier of three (3) Business Days following such deposit or the date of receipt as disclosed on the return receipt. Rejection or other refusal to accept or the inability to deliver because of changed address for which no notice was given shall be deemed to be receipt of the Notice sent. By giving at least fifteen (15) days prior Notice thereof, Borrower, a Lender or Agent shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America.

(c)            Loan Documents and notices under the Loan Documents may, with Agent’s approval, be transmitted and/or signed by facsimile and by signatures delivered in “PDF” format by electronic mail. The effectiveness of any such documents and signatures shall, subject to Applicable Law, have the same force and effect as an original copy with manual signatures and shall be binding on the Borrower, the Guarantors, Agent and Lenders. Agent may also require that any such documents and signature delivered by facsimile or “PDF” format by electronic mail be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver any such manually-signed original shall not affect the effectiveness of any facsimile or “PDF” document or signature.

(d)           Notices and other communications to the Agent and the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to §2 if such Lender has notified the Agent that it is incapable of receiving notices under such Section by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

§20.        RELATIONSHIP. Neither the Agent nor any Lender has any fiduciary relationship with or fiduciary duty to the Borrower or their respective Subsidiaries arising out of or in connection with this Agreement or the other Loan Documents or the transactions contemplated hereunder and thereunder, and the relationship between each Lender and Agent, and the Borrower is solely that of a lender and borrower, and nothing contained herein or in any of the other Loan Documents shall in any manner be construed as making the parties hereto partners, joint venturers or any other relationship other than lender and borrower.

§21.        GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401. THE BORROWER, THE GUARANTORS, THE AGENT AND THE LENDERS AGREE THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT MAY BE BROUGHT IN ANY COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK (INCLUDING ANY FEDERAL COURT SITTING THEREIN). THE BORROWER, THE GUARANTORS, THE AGENT AND THE LENDERS FURTHER ACCEPT, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS AND ANY RELATED APPELLATE COURT AND IRREVOCABLY (i) AGREE TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY WITH RESPECT TO THIS AGREEMENT AND (ii) WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION ANY OF THEM MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH A COURT IS AN INCONVENIENT FORUM. IN ADDITION TO THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN, THE AGENT OR ANY LENDER MAY BRING ACTION(S) FOR ENFORCEMENT ON A NONEXCLUSIVE BASIS WHERE ANY ASSETS OF BORROWER OR THE GUARANTORS, EXIST AND THE BORROWER AND THE GUARANTORS, CONSENT TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS. THE BORROWER AND THE GUARANTORS, EXPRESSLY ACKNOWLEDGE AND AGREE THAT THE FOREGOING CHOICE OF NEW YORK LAW WAS A MATERIAL INDUCEMENT TO THE AGENT AND THE LENDERS IN ENTERING INTO THIS AGREEMENT AND IN MAKING THE LOANS HEREUNDER. THE BORROWER AND EACH GUARANTOR FURTHER AGREE THAT SERVICE OF PROCESS IN ANY SUCH SUIT MAY BE MADE UPON SUCH CREDIT PARTY BY MAIL AT THE ADDRESS SPECIFIED IN §19 HEREOF.

§22.        HEADINGS. The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

§23.        COUNTERPARTS. This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

§24.        ENTIRE AGREEMENT, ETC. This Agreement and the Loan Documents are intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement and the Loan Documents. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by this Agreement and the Loan Documents, and no party is relying on any promise, agreement or understanding not set forth in this Agreement and the Loan Documents. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §27.

§25.        WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS. EACH OF THE BORROWER, THE GUARANTORS, THE AGENT AND THE LENDERS HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EACH PARTY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, PUNITIVE OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE PARTIES BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS §25. EACH PARTY ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO REVIEW THIS §25 WITH LEGAL COUNSEL AND THAT EACH PARTY AGREES TO THE FOREGOING AS ITS FREE, KNOWING AND VOLUNTARY ACT.

§26.        DEALINGS WITH THE BORROWER. The Agent, the Lenders and their affiliates may accept deposits from, extend credit to, invest in, act as trustee under indentures of, serve as financial advisor of, and generally engage in any kind of banking, trust or other business with the REIT Guarantor and its Subsidiaries or any of their Affiliates regardless of the capacity of the Agent or the Lender hereunder. The Lenders acknowledge that, pursuant to such activities, KeyBank or its Affiliates may receive information regarding such Persons (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them. Borrower acknowledges, on behalf of itself and its Affiliates that the Agent and each of the Lenders and their respective Affiliates may be providing debt financing, equity capital or other services (including financial advisory services) in which Borrower and its Affiliates may have conflicting interests regarding the transactions described herein and otherwise. Neither the Agent nor any Lender will use confidential information described in §18.7 obtained from Borrower by virtue of the transactions contemplated hereby or its other relationships with Borrower and its Affiliates in connection with the performance by the Agent or such Lender or their respective Affiliates of services for other companies, and neither the Agent nor any Lender nor their Affiliates will furnish any such information to other companies. Borrower, on behalf of itself and its Affiliates, also acknowledges that neither the Agent nor any Lender has any obligation to use in connection with the transactions contemplated hereby, or to furnish to Borrower, confidential information obtained from other companies. Borrower, on behalf of itself and its Affiliates, further acknowledges that one or more of the Agent and Lenders and their respective Affiliates may be a full service securities firm and may from time to time effect transactions, for its own or its Affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of Borrower and its Affiliates.

§27.	CONSENTS, AMENDMENTS, WAIVERS, ETC.

§27.1     Amendments Generally. Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement may be given, and any material term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower or the Guarantors of any terms of this Agreement or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Required Lenders and, with respect to any amendment of any term of this Agreement or of any other instrument related hereto or mentioned herein, the Borrower or the other Credit Parties, as the case may be. Subject to the immediately following §27.2, any term of this Agreement or of any other Loan Document relating to the rights or obligations of the Lenders of a particular Class, and not any other Class, may be amended, and the performance or observance by the Borrower or any other Credit Party of any such terms may be waived (either generally or in a particular instance and either retroactively or prospectively) with, and only with, the written consent of the Required Class Lenders for such Class of Lenders (and, in the case of an amendment to any Loan Document, the written consent of the Borrower).

§27.2     Additional Lender Consents. Notwithstanding the foregoing, none of the following may occur without the written consent of each Lender adversely affected thereby: (a) a reduction in the rate of interest on the Notes (other than (i) a reduction or waiver of default interest or (ii) a reduction arising from a Benchmark Replacement in accordance with §4.16); (b) an increase in the amount of the Commitments of the Lenders (except as provided in §2.12 or §18.1); (c) a forgiveness, reduction or waiver of the principal of any unpaid Loan or any interest thereon or fee payable under the Loan Documents; (d) a change in the amount of any fee payable to a Lender hereunder; (e) the postponement of any date fixed for any payment of principal of or interest on the Loans; (f) an extension of any applicable Maturity Date of any Class of Loans; (g) a change in the manner of distribution of any payments to the Lenders or the Agent; (h) the release of Borrower or any other Credit Party, except as otherwise provided in §5.2 or §5.4; (i) an amendment of the definition of Required Lenders or of any requirement for consent by all of the Lenders; (j) any modification to require a Lender to fund a pro rata share of a request for an advance of a Loan of any Class made by the Borrower other than based on its Applicable Percentage of such Class; (k) an amendment to the definition of the term “Required Class Lenders” as it relates to a Class of Lenders or modification in any other manner the number or percentage of a Class of Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof, in each case, solely with respect to such Class of Lenders, without the written consent of all of the Lenders in such Class; (l) [reserved]; (m) an amendment to the definition of Applicable Percentage; (n) amendment to this §27; or (o) an amendment of any provision of this Agreement or the Loan Documents which requires the approval of all of the Lenders or the Required Lenders to require a lesser number of Lenders to approve such action; or (p) any change in criteria for the admission of any Real Estate as an Unencumbered Property.

§27.3     Amendment of Agent’s Duties, Etc. For the avoidance of doubt, the provisions of §14 may not be amended without the written consent of the Agent. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.

§27.4     Defaulting Lender Votes. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

§27.5     Technical Amendments. Further notwithstanding anything to the contrary in this §27, if the Agent and the Borrower have jointly identified an ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or the other Loan Documents or an inconsistency between provisions of this Agreement and/or the other Loan Documents, the Agent and the Borrower shall be permitted to amend, modify or supplement such provision or provisions to cure such ambiguity, omission, mistake, defect or inconsistency so long as to do so would not adversely affect the interest of the Lenders. Any such amendment, modification or supplement shall become effective without any further action or consent of any of other party to this Agreement.

§27.6     Conforming Amendments. Notwithstanding any provision herein to the contrary, in the event that any financial covenants (including any associated definitions and eligibility conditions for “Unencumbered Properties”) set forth in §9 (or any successor section thereto) of the Revolving Credit Agreement or any amendment, modification, supplement, restatement or replacement thereof, shall be implemented or amended to be more restrictive on the Borrower or Guarantors than the financial covenants set forth in §9 hereunder, the applicable financial covenant(s) set forth in §9 of this Agreement (and any associated definitions) shall automatically be deemed to be amended to conform to such modified financial covenant(s) in §9 (or any successor section) of the Revolving Credit Agreement, unless the Required Lenders otherwise agree in their sole discretion. If requested by the Borrower or the Agent, the Borrower, Guarantors, the Agent and each approving Lender shall execute and deliver a written amendment to, restatement of, or waiver, consent or approval under, this Agreement memorializing such modification, restatement, waiver, consent or approval.

§28.        SEVERABILITY. The provisions of this Agreement are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

§29.        TIME OF THE ESSENCE. Time is of the essence with respect to each and every covenant, agreement and obligation under this Agreement and the other Loan Documents.

§30.        NO UNWRITTEN AGREEMENTS. THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. ANY ADDITIONAL TERMS OF THE AGREEMENT BETWEEN THE PARTIES ARE SET FORTH BELOW.

§31.        REPLACEMENT NOTES. Upon receipt of evidence reasonably satisfactory to Borrower of the loss, theft, destruction or mutilation of any Note, and in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to Borrower or, in the case of any such mutilation, upon surrender and cancellation of the applicable Note, Borrower will execute and deliver, in lieu thereof, a replacement Note, identical in form and substance to the applicable Note and dated as of the date of the applicable Note and upon such execution and delivery all references in the Loan Documents to such Note shall be deemed to refer to such replacement Note.

§32.        NO THIRD PARTIES BENEFITED. This Agreement and the other Loan Documents are made and entered into for the sole protection and legal benefit of the Borrower, the Guarantors, the Lenders, the Agent, the Lender Hedge Provider, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. All conditions to the performance of the obligations of the Agent and the Lenders under this Agreement, including the obligation to make Loans, are imposed solely and exclusively for the benefit of the Agent and the Lenders, and their permitted successors and assigns, and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that the Agent and the Lenders will refuse to make Loans in the absence of strict compliance with any or all thereof and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by the Agent and the Lenders at any time if in their sole discretion they deem it desirable to do so. In particular, the Agent and the Lenders make no representations and assume no obligations as to third parties concerning the quality of the construction by the Borrower or any of their Subsidiaries of any development or the absence therefrom of defects.

§33.        PATRIOT ACT. Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that, pursuant to the requirements of the Patriot Act and the Beneficial Ownership Regulations, it is required to obtain, verify and record information that identifies Borrower, which information includes names and addresses and other information and documentation that will allow such Lender or the Agent, as applicable, to identify Borrower in accordance with the Patriot Act and the Beneficial Ownership Regulations.

§34.        [Intentionally Omitted.]

§35.        JOINT AND SEVERAL LIABILITY. Each of the Borrower and the Guarantors covenants and agrees that each and every covenant and obligation of Borrower and the

Guarantors hereunder and under the other Loan Documents shall be the joint and several obligations of Borrower and each Guarantor.

§36.	ADDITIONAL AGREEMENTS CONCERNING OBLIGATIONS OF CREDIT PARTIES.

§36.1     Waiver of Automatic or Supplemental Stay. Each of the Credit Parties represents, warrants and covenants to the Lenders and Agent that in the event of the filing of any voluntary or involuntary petition in bankruptcy by or against the other of the Credit Parties at any time following the execution and delivery of this Agreement, none of the Credit Parties shall seek a supplemental stay or any other relief, whether injunctive or otherwise, pursuant to Section 105 of the Bankruptcy Code or any other provision of the Bankruptcy Code, to stay, interdict, condition, reduce or inhibit the ability of the Lenders or Agent to enforce any rights it has by virtue of this Agreement, the Loan Documents, or at law or in equity, or any other rights the Lenders or Agent has, whether now or hereafter acquired, against the other Credit Parties or against any property owned by such other Credit Parties.

§36.2     Waiver of Defenses. To the extent permitted by Applicable Law, each of the Credit Parties hereby waives and agrees not to assert or take advantage of any defense based upon:

(a)            Any right to require Agent or the Lenders to proceed against the other Credit Parties or any other Person or to proceed against or exhaust any security held by Agent or the Lenders at any time or to pursue any other remedy in Agent’s or any Lender’s power or under any other agreement before proceeding against a Credit Party hereunder or under any other Loan Document;

(b)           The defense of the statute of limitations in any action hereunder or the payment or performance of any of the Obligations;

(c)            Any defense that may arise by reason of the incapacity, lack of authority, death or disability of any other Person or Persons or the failure of Agent or any Lender to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any other Person or Persons;

(d)           Any failure on the part of Agent or any Lender to ascertain the extent or nature of any security for the Obligations or insurance or other rights with respect thereto, or the liability of any party liable under the Loan Documents or the obligations evidenced or secured thereby;

(e)            Demand, presentment for payment, notice of nonpayment, protest, notice of protest and all other notices of any kind (except for such notices as are specifically required to be provided to Credit Parties pursuant to the Loan Documents), or the lack of any thereof, including, without limiting the generality of the foregoing, notice of the existence, creation or incurring of any new or additional indebtedness or obligation or of any action or non-action on the part of any Credit Party, Agent, any Lender, any endorser or creditor of the Credit Parties or on the part of any other Person whomsoever under this or any other instrument in connection with any obligation or evidence of indebtedness held by Agent or any Lender;

(f)            Any defense based upon an election of remedies by Agent or any Lender, including any election to proceed by judicial or nonjudicial foreclosure of any security, whether real property or personal property security, or by deed in lieu thereof, and whether or not every aspect of any foreclosure sale is commercially reasonable, or any election of remedies, including remedies relating to real property or personal property security, which destroys or otherwise impairs the subrogation rights of a Credit Party or the rights of a Credit Party to proceed against the other Credit Parties for reimbursement, or both;

(g)           Any right or claim of right to cause a marshaling of the assets of the Credit Parties;

(h)           Any principle or provision of law, statutory or otherwise, which is or might be in conflict with the terms and provisions of this Agreement;

(i)             Any duty on the part of Agent or any Lender to disclose to any Credit Party any facts Agent or any Lender may now or hereafter know about a Credit Party, regardless of whether Agent or any Lender has reason to believe that any such facts materially increase the risk beyond that which such Credit Party intends to assume or has reason to believe that such facts are unknown to such Credit Party or has a reasonable opportunity to communicate such facts to any Credit Party, it being understood and agreed that each Credit Party is fully responsible for being and keeping informed of the financial condition of the other Credit Parties, of the condition of the Unencumbered Properties and of any and all circumstances bearing on the risk that liability may be incurred by the Credit Parties hereunder and under the other Loan Documents;

(j)             Any inaccuracy of any representation or other provision contained in any Loan Document;

(k)           Subject to compliance with the provisions of this Agreement, any sale or assignment of the Loan Documents, or any interest therein;

(l)             Subject to compliance with the provisions of this Agreement, any sale or assignment by a Credit Party or any other Person of any Unencumbered Properties, or any portion thereof or interest therein, not consented to by Agent or any Lender;

(m)          Any invalidity, irregularity or unenforceability, in whole or in part, of any one or more of the Loan Documents;

(n)           Any lack of commercial reasonableness in dealing with the Obligations;

(o)           Any deficiencies in the Unencumbered Properties or any deficiency in the ability of Agent or any Lender to collect or to obtain performance from any Persons now or hereafter liable for the payment and performance of any obligation hereby guaranteed;

(p)           An assertion or claim that the automatic stay provided by 11 U.S.C. §362 (arising upon the voluntary or involuntary bankruptcy proceeding of the other Credit Parties) or any other stay provided under any other Debtor Relief Law (whether statutory, common law, case law or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, which may be or become applicable, shall operate or be interpreted to stay, interdict, condition, reduce or inhibit the ability of Agent or any Lender to enforce any of its rights, whether now or hereafter required, which Agent or any Lender may have against a Credit Party or the Unencumbered Property owned by it;

(q)           Any modifications of the Loan Documents or any obligation of Credit Parties relating to the Loan by operation of law or by action of any court, whether pursuant to the Bankruptcy Code, or any other Debtor Relief Law (whether statutory, common law, case law or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, or otherwise;

(r)            Any release of a Credit Party or of any other Person from performance or observance of any of the agreements, covenants, terms or conditions contained in any of the Loan Documents by operation of law, Agent’s or the Lenders’ voluntary act or otherwise;

(s)            Any action, occurrence, event or matter consented to by the Agent or the Lenders under any provision hereof, or otherwise;

(t)             The dissolution or termination of existence of any Credit Party;

(u)           Either with or without notice to the Credit Parties, any renewal, extension, modification, amendment or another changes in the Obligations, including but not limited to any material alteration of the terms of payment or performance of the Obligations;

(v)           Any defense of the Credit Parties, including without limitation, the invalidity, illegality or unenforceability of any of the Obligations; or

(w)          To the fullest extent permitted by law, any other legal, equitable or surety defenses whatsoever to which any Credit Party might otherwise be entitled, it being the intention that the obligations of each Credit Party hereunder are absolute, unconditional and irrevocable.

§36.3     Waiver. Each of the Credit Parties waives, to the fullest extent that each may lawfully so do, the benefit of all appraisement, valuation, stay, extension, homestead, exemption and redemption laws which such Person may claim or seek to take advantage of in order to prevent or hinder the enforcement of any of the Loan Documents or the exercise by Lenders or Agent of any of their respective remedies under the Loan Documents. Each of the Credit Parties further agree that the Lenders and Agent shall be entitled to exercise their respective rights and remedies under the Loan Documents or at law or in equity in such order as they may elect. Without limiting the foregoing, each of the Credit Parties further agree that upon the occurrence of an Event of Default, the Lenders and Agent may exercise any of such rights and remedies without notice to any of the Credit Parties except as required by law or the Loan Documents and agrees that neither the Lenders nor Agent shall be required to proceed against the other of the Credit Parties or any other Person or to proceed against or to exhaust any other security held by the Lenders or Agent at any time or to pursue any other remedy in Lender’s or Agent’s power or under any of the Loan Documents before proceeding against a Credit Party or its assets under the Loan Documents.

§36.4     Subordination. So long as the Loans are outstanding, each of the Credit Parties hereby expressly waive any right of contribution from or indemnity against the other, whether at law or in equity, arising from any payments made by such Person pursuant to the terms of this Agreement or the Loan Documents, and each of the Credit Parties acknowledges that it has no right whatsoever to proceed against the other for reimbursement of any such payments. In connection with the foregoing, each of the Credit Parties expressly waives any and all rights of subrogation to the Lenders or Agent against the other of the Credit Parties, and each of the Credit Parties hereby waives any rights to enforce any remedy which the Lenders or Agent may have against the other of the Credit Parties and any rights to participate in any security for the Obligations or any other assets of the other Credit Parties. In addition to and without in any way limiting the foregoing, each of the Credit Parties hereby subordinates any and all indebtedness it may now or hereafter owe to such other Credit Parties to all indebtedness of the Credit Parties to the Lenders and Agent, and agrees with the Lenders and Agent that no Credit Party shall claim any offset or other reduction of such Credit Party’s obligations hereunder because of any such indebtedness and shall not take any action to obtain any other assets of the other Credit Parties. Notwithstanding anything to the contrary in this §36.4, so long as no Event of Default has occurred and is continuing, each of the Credit Parties may make and may receive and retain regularly scheduled payments, on any and all indebtedness it may now or hereafter owe to such other Credit Parties.

§36.5     Further Waivers. Each Credit Party intentionally, freely, irrevocably and unconditionally waives and relinquishes all rights which may be available to it under any provision of California law or under any California judicial decision, including, without limitation, Section 580a and 726(b) of the California Code of Civil Procedure, to limit the amount of any deficiency judgment or other judgment which may be obtained against such Credit Party under this Agreement to not more than the amount by which the unpaid Obligations exceeds the fair market value or fair value of any real or personal property securing the Obligations, including, without limitation, all rights to an appraisement of, judicial or other hearing on, or other determination of the value of said property. Each Credit Party acknowledges and agrees that, as a result of the foregoing waiver, the Agent or the Lenders may be entitled to recover from such Credit Party an amount which, when combined with the value of any real or personal property foreclosed upon by the Agent (or the proceeds of the sale of which have been received by the Agent and the Lenders) and any sums collected by the Agent and the Lenders from any other Credit Party or other Persons, might exceed the amount of the Obligations.

§37.	ACKNOWLEDGMENT OF BENEFITS; EFFECT OF AVOIDANCE PROVISIONS.

(a)            Without limiting any other provision of §36, each Subsidiary Guarantor acknowledges that it has received, or will receive, significant financial and other benefits, either directly or indirectly, from the proceeds of the Loans made by the Lenders to the Borrower pursuant to this Agreement; that the benefits received by such Subsidiary Guarantor are reasonably equivalent consideration for such Subsidiary Guarantor’s execution of this Agreement and the other Loan Documents to which it is a party; and that such benefits include, without limitation, the access to capital afforded to the Borrower pursuant to this Agreement from which the activities of such Subsidiary Guarantor will be supported, the refinancing of certain existing indebtedness of such Subsidiary Guarantor secured by such Subsidiary Guarantor’s assets from the proceeds of the Loans, and the ability to refinance that indebtedness at a lower interest rate and otherwise on more favorable terms than would be available to it if the assets owned by such Subsidiary Guarantor were being financed on a stand-alone basis and not as part of a pool of assets comprising the security for the Obligations. Each Subsidiary Guarantor is executing this Agreement and the other Loan Documents in consideration of those benefits received by it and each Subsidiary Guarantor desires to enter into an allocation and contribution agreement with each other Subsidiary Guarantor as set forth in this §37 and agrees to subordinate and subrogate any rights or claims it may have against other Subsidiary Guarantors as and to the extent set forth in §36.

(b)           In the event any one or more Subsidiary Guarantors (any such Subsidiary Guarantor, a “Funding Party”) is deemed to have paid an amount in excess of the principal amount attributable to it (such principal amount, the “Allocable Principal Balance”) (any deemed payment in excess of the applicable Allocable Principal Balance, a “Contribution”) as a result of such Funding Party’s payment of and/or performance on the Obligations, then after payment in full of the Loans and the satisfaction of all of Subsidiary Guarantors’ other obligations under the Loan Documents, such Funding Party shall be entitled to contribution from each benefited Subsidiary Guarantor for the amount of the Contribution so benefited (any such contribution, a “Reimbursement Contribution”), up to such benefited Subsidiary Guarantor’s then current Allocable Principal Balance. Any Reimbursement Contributions required to be made hereunder shall, subject to §36, be made within ten (10) days after demand therefor.

(c)            If a Subsidiary Guarantor (a “Defaulting Party”) shall have failed to make a Reimbursement Contribution as hereinabove provided, after the later to occur of (a) payment of the Loan in full and the satisfaction of all of all Subsidiary Guarantors’ other obligations to Lenders or (b) the date which is 366 days after the payment in full of the Loans, the Funding Party to whom such Reimbursement Contribution is owed shall be subrogated to the rights of Lenders against such Defaulting Party; provided, however, if Agent returns any payments in connection with a bankruptcy of a Subsidiary Guarantor, all other Subsidiary Guarantors shall jointly and severally pay to Agent and Lenders all such amounts returned, together with interest at the Default Rate accruing from and after the date on which such amounts were returned.

(d)           In the event that at any time there exists more than one Funding Party with respect to any Contribution (in any such case, the “Applicable Contribution”), then Reimbursement Contributions from Defaulting Party pursuant hereto shall be equitably allocated among such Funding Party. In the event that at any time any Subsidiary Guarantor pays an amount hereunder in excess of the amount calculated pursuant to this paragraph, that Subsidiary Guarantor shall be deemed to be a Funding Party to the extent of such excess and shall be entitled to a Reimbursement Contribution from the other Borrower in accordance with the provisions of this §37.

(e)            It is the intent of each Subsidiary Guarantor, the Agent and the Lenders that in any proceeding under the Bankruptcy Code or any similar Debtor Relief Laws, such Subsidiary Guarantor’s maximum obligation hereunder shall equal, but not exceed, the maximum amount which would not otherwise cause the obligations of such Subsidiary Guarantor hereunder (or any other obligations of such Subsidiary Guarantor to the Agent and the Lenders under the Loan Documents) to be avoidable or unenforceable against such Subsidiary Guarantor in such proceeding as a result of Applicable Law, including, without limitation, (i) Section 548 of the Bankruptcy Code and (ii) any state fraudulent transfer or fraudulent conveyance act or statute applied in such proceeding, whether by virtue of Section 544 of the Bankruptcy Code or otherwise. The Laws under which the possible avoidance or unenforceability of the obligations of such Subsidiary Guarantor hereunder (or any other obligations of such Subsidiary Guarantor to the Agent and the Lenders under the Loan Documents) shall be determined in any such proceeding are referred to herein as “Avoidance Provisions”. Accordingly, to the extent that the obligations of a Subsidiary Guarantor hereunder would otherwise be subject to avoidance under the Avoidance Provisions, the maximum Obligations for which such Subsidiary Guarantor shall be liable hereunder shall be reduced to the greater of (A) the amount which, as of the time any of the Obligations are deemed to have been incurred by such Subsidiary Guarantor under the Avoidance Provisions, would not cause the obligations of such Subsidiary Guarantor hereunder (or any other obligations of such Subsidiary Guarantor to the Agent and the Lenders under the Loan Documents), to be subject to avoidance under the Avoidance Provisions or (B) the amount which, as of the time demand is made hereunder upon such Subsidiary Guarantor for payment on account of the Obligations, would not cause the obligations of such Subsidiary Guarantor hereunder (or any other obligations of such Subsidiary Guarantor to the Agent and the Lenders under the Loan Documents), to be subject to avoidance under the Avoidance Provisions. The provisions of this §37(e) are intended solely to preserve the rights of the Agent and the Lenders hereunder to the maximum extent that would not cause the obligations of any Subsidiary Guarantor hereunder to be subject to avoidance under the Avoidance Provisions, and no Subsidiary Guarantor or any other Person shall have any right or claim under this Section as against the Agent and the Lenders that would not otherwise be available to such Person under the Avoidance Provisions.

§38.	ACKNOWLEDGMENT AND CONSENT TO BAIL-IN OF AFFECTED FINANCIAL INSTITUTIONS.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i)             the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(ii)           the effects of any Bail-In Action on any such liability, including, if applicable:

(1)           a reduction in full or in part or cancellation of any such liability;

(2)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

§39.	ACKNOWLEDGMENT REGARDING ANY SUPPORTED QFCS.

To the extent that the Loan Documents provide support, through a guaranty, mortgage, or otherwise, for any Hedge or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, default rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[Signature pages follow]

IN WITNESS WHEREOF, each of the undersigned have caused this Agreement to be executed by its duly authorized representatives as of the date first set forth above.

BORROWER:

PLYMOUTH INDUSTRIAL OP, LP, a Delaware limited partnership

By:	Plymouth Industrial REIT, Inc., a Maryland corporation, its general partner

	By:	/s/ Daniel C. Wright
Name: Daniel C. Wright
Title: CFO

[SIGNATURES CONTINUE ON FOLLOWING PAGES]

[Signature Page to Term Loan Credit Agreement]

REIT GUARANTOR:
PLYMOUTH INDUSTRIAL REIT, INC., a Maryland corporation By: /s/ Daniel C. Wright Name: Daniel C. Wright Title: CFO

[SIGNATURES CONTINUE ON FOLLOWING PAGES]

[Signature Page to Term Loan Credit Agreement]

SUBSIDIARY GUARANTOR:

PLYMOUTH SOUTH BEND LLC,

PLYMOUTH MEMPHIS ABP LLC,

PLYMOUTH 30339 DIAMOND PARKWAY LLC,

PLYMOUTH 4430 SAM JONES LLC,

PLYMOUTH SOUTH CHICAGO LLC,

PLYMOUTH SHADELAND COMMERCE CENTER LLC,

PLYMOUTH 144 TOWER LLC,

PLYMOUTH PEACHTREE CITY ONE LLC,

PLYMOUTH PEACHTREE CITY TWO LLC,

PLYMOUTH 7901 WEST 21st Street LLC,

PLYMOUTH 14801 COUNTY ROAD 212 LLC,

PLYMOUTH WEST HARVESTER IL LLC,

PLYMOUTH NORTH FRANKLIN IN LLC,

PLYMOUTH MIDWAY GA LLC,

PLYMOUTH NEW CALHOUN GA LLC,

PLYMOUTH PINYON GA LLC,

PLYMOUTH AVON INDUSTRIAL LLC,

PLYMOUTH WESTERN WAY FL LLC,

PLYMOUTH PARAGON PARKWAY OH LLC,

PLYMOUTH 2635 METRO LLC,

PLYMOUTH PHANTOM DRIVE LLC,

PLYMOUTH GRISSOM DRIVE MO LLC,

PLYMOUTH SHUFFEL STREET OH LLC,

PLYMOUTH INTERNATIONAL PARKWAY OH LLC,

PLYMOUTH GILCHRIST ROAD OH LLC,

PLYMOUTH COMMERCE DRIVE OH LLC,

PLYMOUTH DERAMUS MO LLC,

PLYMOUTH GROSS POINT ROAD IL LLC,

PLYMOUTH LATTY AVENUE MO LLC,

PLYMOUTH 31000 VIKING PARKWAY OH LLC,

PLYMOUTH WILLIAMS ROAD OH LLC,

PLYMOUTH 2950 BROTHER TN LLC,

PLYMOUTH CORPORATE WOODS MO LLC,

PLYMOUTH 6290 SHELBY VIEW TN LLC,

PLYMOUTH 1700-1710 DUNN TN LLC,

each a Delaware limited liability company

By:	Plymouth Industrial OP, LP, a Delaware limited partnership, its manager

By:	Plymouth Industrial REIT, Inc., a Maryland corporation, its general partner

	By:	/s/ Daniel C. Wright
Name: Daniel C. Wright
Title: CFO

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[Signature Page to Term Loan Credit Agreement]

AGENT AND LENDERS:

KEYBANK NATIONAL ASSOCIATION, as a Lender and as Agent

By: /s/ Thomas Z. Schmitt
Name: Thomas Z. Schmitt
Title: Vice President

KeyBank National Association

1200 Abernathy Road, Suite 1550
Atlanta, Georgia 30328
Attention: Mr. Tom Schmitt
Telephone: (770) 510-2109
Facsimile: (770) 510-2195

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[Signature Page to Term Loan Credit Agreement]

LENDER:

JPMORGAN CHASE BANK, N.A., as a Lender

By: /s/ Paul Choi
Name: Paul Choi
Title: Authorized Signer

JPMorgan Chase Bank, N.A.

237 Park Avenue, Floor 06
New York, New York 10017
Attention: Paul Choi
Telephone: (212) 648-1281

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[Signature Page to Term Loan Credit Agreement]

LENDER:

TRUIST BANK, as a Lender

By: /s/ Ryan Almond
Name: Ryan Almond
Title: Director

Truist Bank

200 W. Second Street
Winston-Salem, NC 27103
Attention: Richard de la Vega
Telephone: 336-776-5332

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[Signature Page to Term Loan Credit Agreement]

LENDER:

THE HUNTINGTON NATIONAL BANK, as a Lender

By: /s/ Rebecca Stirnkorb
Name: Rebecca Stirnkorb
Title: AVP

The Huntington National Bank

525 Vine Street

Cincinatti, Ohio 45202

Attention: Rebecca Stirnkorb

Telephone: 513-762-1827

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[Signature Page to Term Loan Credit Agreement]

LENDER:

CAPITAL ONE, NATIONAL ASSOCIATION, as a
Lender

By: /s/ Jessica W. Phillips
Name: Jessica W. Phillips
Title: Authorized Signatory, Senior Vice President

Capital One N.A.

299 Park Avenue, 29th Floor

New York, New York 10171

Attention: Matt Dawes

Telephone: 571-340-1090

[Signature Page to Term Loan Credit Agreement]

LENDER:

BANK OF MONTREAL, as a Lender

By:
Name:
Title:

Bank of Montreal

100 High Street, 26th Floor

Boston, MA 02110

Attention: Lloyd Baron

Telephone: 617-800-4987

[Signature Page to Term Loan Credit Agreement]

EXHIBIT A

FORM OF NOTE

$______________	_____________, 202__

FOR VALUE RECEIVED, the undersigned (the “Maker”), hereby promises to pay to ________________________________ (“Payee”), or order, in accordance with the terms of that certain Term Loan Credit Agreement, dated as of August ___, 2021, as from time to time in effect, among PLYMOUTH INDUSTRIAL OP, LP, the Subsidiary Guarantors, KeyBank National Association, for itself and as Agent, and such other Lenders as may be from time to time named therein (the “Credit Agreement”), to the extent not sooner paid, on or before the Maturity Date, the lesser of the principal sum of _________________ ($__________), or such amount as may be advanced by the Payee under the Credit Agreement as a Loan with daily interest from the date thereof, computed as provided in the Credit Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Credit Agreement, and with interest on overdue principal and late charges at the rates provided in the Credit Agreement. Interest shall be payable on the dates specified in the Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

Payments hereunder shall be made to the Agent for the Payee at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other address as Agent may designate from time to time, or made by wire transfer in accordance with wiring instructions provided by the Agent.

This Note is one of one or more Term Notes evidencing borrowings under and is entitled to the benefits and subject to the provisions of the Credit Agreement. The principal of this Note may be due and payable in whole or in part prior to the Maturity Date and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Credit Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Credit Agreement. Amounts of the Loans prepaid under the Credit Agreement prior to the applicable Maturity Date may not be reborrowed.

Notwithstanding anything in this Note to the contrary, all agreements between the undersigned Maker and the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the undersigned Maker and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations of the undersigned Maker, such excess shall be refunded to the undersigned Maker. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations of the undersigned Maker (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law. This paragraph shall control all agreements between the undersigned Maker and the Lenders and the Agent.

In case an Event of Default shall occur, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Credit Agreement.

This Note shall be governed by the laws of the State of New York, including, without limitation, New York General Obligations Law Section 5-1401.

The undersigned Maker and all guarantors and endorsers, to the extent permitted by applicable law, hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has by its duly authorized officer executed this Note on the day and year first above written.

PLYMOUTH INDUSTRIAL OP, LP, a Delaware limited partnership

By:	Plymouth Industrial REIT, Inc.,
a Maryland Corporation, its general partner

By:
Name:
Title:

EXHIBIT B

RESERVED

B-1

EXHIBIT C

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (“Joinder Agreement”) is executed as of __________________, 201__, by _______________________________, a __________________________ (“Joining Party”), and delivered to KeyBank National Association, as Agent, pursuant to §5.3 of the Term Loan Credit Agreement, dated as of August ___, 2021, as from time to time in effect (the “Credit Agreement”), among PLYMOUTH INDUSTRIAL OP, LP (the “Borrower”), the Guarantors, KeyBank National Association, for itself and as Agent, and the other Lenders from time to time party thereto. Terms used but not defined in this Joinder Agreement shall have the meanings defined for those terms in the Credit Agreement.

RECITALS

A.       Joining Party is required, pursuant to §5.3 of the Credit Agreement, to become an additional Subsidiary Guarantor under the Credit Agreement, the Notes and the Guaranty.

B.       Joining Party expects to realize direct and indirect benefits as a result of the availability to Borrower of the credit facilities under the Credit Agreement.

NOW, THEREFORE, Joining Party agrees as follows:

AGREEMENT

Joinder. By this Joinder Agreement, Joining Party hereby becomes a {Subsidiary Guarantor} under the Credit Agreement, the {Notes}{Guaranty}, and the other Loan Documents with respect to all the Obligations of {Subsidiary Guarantors} now or hereafter incurred under the Credit Agreement and the other Loan Documents. Joining Party agrees that Joining Party is and shall be bound by, and hereby assumes, all representations, warranties, covenants, terms, conditions, duties and waivers applicable to a {Subsidiary Guarantor}under the Credit Agreement, the {Notes}{Guaranty}, and the other Loan Documents from and after the Effective Date.{MODIFY AS APPROPRIATE TO JOIN GUARANTY}

Representations and Warranties of Joining Party. Joining Party represents and warrants to Agent that, as of the Effective Date (as defined below), except as disclosed in writing by Joining Party to Agent on or prior to the date hereof and approved by the Agent in writing (which disclosures shall be deemed to amend the Schedules and other disclosures delivered as contemplated in the Credit Agreement), the representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects as applied to Joining Party as a {Subsidiary Guarantor } on and as of the Effective Date as though made on that date. As of the Effective Date, all covenants and agreements in the Loan Documents of the Subsidiary Guarantors are true and correct with respect to Joining Party and no Default or Event of Default shall exist or might exist upon the Effective Date in the event that Joining Party becomes a {Subsidiary Guarantor}.

C-1

Joint and Several. Joining Party hereby agrees that, as of the Effective Date, the Credit Agreement, the Notes and the other Loan Documents heretofore delivered to the Agent and the Lenders shall be a joint and several obligation of Joining Party to the same extent as if executed and delivered by Joining Party, and upon request by Agent, will promptly become a party to the Credit Agreement, the Notes and the other Loan Documents to confirm such obligation.

Further Assurances. Joining Party agrees to execute and deliver such other instruments and documents and take such other action, as the Agent may reasonably request, in connection with the transactions contemplated by this Joinder Agreement.

GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACTUAL OBLIGATION UNDER, AND SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Counterparts. This Agreement may be executed in any number of counterparts which shall together constitute but one and the same agreement.

The effective date (the “Effective Date”) of this Joinder Agreement is _________________, 20__.

IN WITNESS WHEREOF, Joining Party has executed this Joinder Agreement under seal as of the day and year first above written.

“JOINING PARTY”

_________________________________________, a
________________________________

By:
Name:
Title:

[SEAL]

ACKNOWLEDGED:

KEYBANK NATIONAL ASSOCIATION, as Agent

By:

Its:

[Printed Name and Title]

C-2

EXHIBIT D

FORM OF REQUEST FOR TERM LOAN

KeyBank National Association, as Agent

1200 Abernathy Road, Suite 1550
Atlanta, Georgia 30328
Attention: Mr. Tom Schmitt

Ladies and Gentlemen:

Pursuant to the provisions of §2.8 of the Term Loan Credit Agreement, dated as of August 11, 2021 (as the same may hereafter be amended, the “Credit Agreement”), among PLYMOUTH INDUSTRIAL OP, LP, a Delaware limited partnership (the “Borrower”), the Guarantors, KeyBank National Association for itself and as Agent, and the other Lenders from time to time party thereto, the undersigned Borrower hereby requests and certifies as follows:

1.              Delayed Draw Term Loan. The undersigned Borrower on behalf of all Borrower hereby requests a Delayed Draw Term Loan under §2.8 of the Credit Agreement:

Principal Amount: $__________
Type (Daily Simple SOFR, Term SOFR, Base Rate):
Drawdown Date:
Interest Period for Term SOFR Loans:

by credit to the general account of the Borrower with the Agent at the Agent’s Head Office.

Use of Proceeds. Such Loan shall be used for purposes permitted by the Credit Agreement.

No Default. The undersigned Authorized Officer or chief financial officer or chief accounting officer of Borrower certifies that the Borrower and the Guarantors are and will be in compliance with all covenants under the Loan Documents after giving effect to the making of the Loan requested hereby and no Default or Event of Default has occurred and is continuing. Attached hereto is a Compliance Certificate setting forth a calculation of the financial covenants in §9 after giving effect to the Loan requested hereby.

Representations True. The undersigned Authorized Officer or chief financial officer or chief accounting officer of Borrower certifies, represents and agrees that each of the representations and warranties made by or on behalf of the Borrower or its respective Subsidiaries (if applicable), contained in the Credit Agreement, in the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement was true in all material respects as of the date on which it was made and, is true in all material respects as of the date hereof and shall also be true at and as of the Drawdown Date for the Loan requested hereby, with the same effect as if made at and as of such Drawdown Date, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being

D-1

understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date).

Other Conditions. The undersigned chief financial officer or chief accounting officer of Borrower certifies, represents and agrees that all other conditions to the making of the Loan requested hereby set forth in the Credit Agreement have been satisfied.

Definitions. Terms defined in the Credit Agreement are used herein with the meanings so defined.

The undersigned is providing the certifications and other statements set forth herein solely in the undersigned’s representative capacity and not in the undersigned’s personal capacity.

IN WITNESS WHEREOF, the undersigned has duly executed this request this _____ day of _____________, 201__.

PLYMOUTH INDUSTRIAL OP, LP, a Delaware limited partnership By: ______________________________ Name: ______________________________ Title: ______________________________

D-2

EXHIBIT E

RESERVED

E-1

EXHIBIT F

[FORM OF] UNENCUMBERED PROPERTY ADDITION CERTIFICATE

THIS UNENCUMBERED PROPERTY ADDITION CERTIFICATE (“Unencumbered Property Addition Certificate”) is executed as of ______ __, 20__, by[____________], a [___________] (“Joining Party”) and][1] Borrower, and delivered to KeyBank National Association, as Agent, pursuant to §5.1 of the Term Loan Credit Agreement dated as of August 11, 2021, as from time to time in effect (the “Credit Agreement”), among PLYMOUTH INDUSTRIAL OP, LP (the “Borrower”), the Guarantors, KeyBank National Association, for itself and as Agent, and the other Lenders from time to time party thereto. Terms used but not defined in this Unencumbered Property Addition Certificate shall have the meanings given to those terms in the Credit Agreement.

A.       [Joining Party][__________][2] is the owner of Real Estate located at [_____________] (the “Additional Unencumbered Property”), which the Borrower has requested to be added as an Unencumbered Property pursuant to §5.1of the Credit Agreement.

B.       [Joining Party is required, pursuant to §5.1 of the Credit Agreement, to become an additional Subsidiary Guarantor under the Credit Agreement and the Guaranty.]

NOW, THEREFORE, in connection with the addition of the Additional Unencumbered Property as an Unencumbered Property, each of the undersigned certifies as follows:

1.       Addition of Unencumbered Property. [Each of the][The] Borrower [and the Joining Party] hereby certifies that, as of the date hereof,

(a) [Joining Party][________][3] is the Direct Owner of the Additional Unencumbered Property. [Joining Party][_________][4] has no Indirect Owner(s) [except ____________].

(b)       the Adjusted Net Operating Income of the Additional Unencumbered Property is ____________;

(c)       the Value of the Additional Unencumbered Property is ____________;

[1] NTD: Insert bracketed references to Joining Party if Real Estate is owned by an entity other than the Borrower or an existing Guarantor.

[2] NTD: If Real Estate is owned by the Borrower or an existing Guarantor, insert name of the entity that owns the Real Estate.

[3] NTD: If Real Estate is owned by the Borrower or an existing Guarantor, insert name of the entity that owns the Real Estate.

[4] NTD: If Real Estate is owned by the Borrower or an existing Guarantor, insert name of the entity that owns the Real Estate.

(d)       the occupancy rate of the Additional Unencumbered Property is [_________]% of its Net Rentable Area;

(e) the Additional Unencumbered Property shall become an Unencumbered Property under the Credit Agreement on _________, __, 20__[5];

(f)       there have been no material changes to the financial conditions of the Credit Parties since the last Compliance Certificate was delivered that would otherwise affect compliance with the financial covenants set forth in §9 of the Credit Agreement;

(g)       neither [the Joining Party][__________][6] nor the Additional Unencumbered Property is subject to any Indebtedness other than (i) the Obligations, (ii) Indebtedness of such [Joining Party][_________][7] that is owed to a Borrower or any of its Subsidiaries, or (iii) Indebtedness permitted under §8.1 of the Credit Agreement; and

(h)       the Additional Unencumbered Property otherwise satisfies each of the criteria set forth in the definition of Eligible Real Estate in the Credit Agreement.

2.       Representations and Warranties of the Borrower [and Joining Party]. The Borrower hereby certifies that, as of the date hereof after giving effect to the inclusion of the Additional Unencumbered Property owned by [the Joining Party][_______], no Default or Event of Default has occurred and is continuing.

[5] NTD: at least 10 days after the date of this certificate and delivery of required diligence documents

[6] NTD: If Real Estate is owned by the Borrower or an existing Guarantor, insert name of the entity that owns the Real Estate.

[7] NTD: If Real Estate is owned by the Borrower or an existing Guarantor, insert name of the entity that owns the Real Estate.

[Signature Page Follows]

IN WITNESS WHEREOF, Borrower [and Joining Party] have executed this Unencumbered Property Addition Certificate as of the day and year first above written.

“BORROWER”

PLYMOUTH INDUSTRIAL OP, LP, a Delaware limited partnership

By:	Plymouth Industrial REIT, Inc., a Maryland corporation, its general partner

	By:	/s/ Daniel C. Wright
Name: Daniel C. Wright
Title: CFO

[“JOINING PARTY”

[______________], a [______]

By: ________________________________
Name:
Title: ]

EXHIBIT g

FORM OF COMPLIANCE CERTIFICATE

KeyBank National Association, as Agent
1200 Abernathy Road, Suite 1550
Atlanta, Georgia 30328
Attention: Mr. Tom Schmitt

Ladies and Gentlemen:

Reference is made to the Term Loan Credit Agreement, dated as of August 11, 2021 (as the same may hereafter be amended, the “Credit Agreement”) by and among PLYMOUTH INDUSTRIAL OP, LP (“Borrower”), the Guarantors, KeyBank National Association for itself and as Agent, and the other Lenders from time to time party thereto. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement.

Pursuant to the Credit Agreement, REIT Guarantor is furnishing to you herewith (or have most recently furnished to you) the consolidated financial statements of REIT Guarantor for the most recently available quarter end (the “Balance Sheet Date”). Such financial statements have been prepared in accordance with GAAP and present fairly the consolidated financial position in all material respects of REIT Guarantor at the date thereof and the results of its operations for the periods covered thereby.

This certificate is submitted in compliance with requirements of §2.2(c), §2.12(f), §5.2(b), §7.4(c), §10.12 or §11.4 of the Credit Agreement. If this certificate is provided under a provision other than §7.4(c), the calculations provided below are made using the consolidated financial statements of REIT Guarantor as of the Balance Sheet Date adjusted in the best good faith estimate of REIT Guarantor to give effect to the making of a Loan, acquisition or disposition of property or other event that occasions the preparation of this certificate; and the nature of such event and the estimate of REIT Guarantor of its effects are set forth in reasonable detail in an attachment hereto. The undersigned is an Authorized Officer or chief financial officer or chief accounting officer of Borrower.

The undersigned has no knowledge of any Default or Event of Default. (Note: If the signer does have knowledge of any Default or Event of Default, the form of certificate should be revised to specify the Default or Event of Default, the nature thereof and the actions taken, being taken or proposed to be taken by the Borrower with respect thereto.)

The undersigned is providing the attached information to demonstrate compliance as of the date hereof with the covenants described in the attachment hereto. The undersigned is providing this certification solely in the undersigned’s representative capacity and not in the undersigned’s personal capacity.

IN WITNESS WHEREOF, the undersigned have duly executed this Compliance Certificate this _____ day of ___________, 202_.

PLYMOUTH INDUSTRIAL OP, LP, a Delaware limited partnership By: ______________________________ Name: ______________________________ Title: ______________________________

APPENDIX TO COMPLIANCE CERTIFICATE

WORKSHEET

EXHIBIT H

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

THIS ASSIGNMENT AND ACCEPTANCE AGREEMENT (this “Agreement”) dated ____________________, by and between ____________________________ (“Assignor”), and ____________________________ (“Assignee”).

W I T N E S S E T H:

WHEREAS, Assignor is a party to that certain Term Loan Credit Agreement, dated as of August 11, 2021, by and among PLYMOUTH INDUSTRIAL OP, LP (“Borrower”), the Subsidiary Guarantors, the other lenders that are or may become a party thereto, and KEYBANK NATIONAL ASSOCIATION, individually and as Agent (the “Credit Agreement”); and

WHEREAS, Assignor desires to transfer to Assignee [Describe assigned Commitment] under the Credit Agreement and its rights with respect to the Commitment assigned and its Outstanding Loans with respect thereto;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1.              Definitions. Terms defined in the Credit Agreement and used herein without definition shall have the respective meanings assigned to such terms in the Credit Agreement.

2.              Assignment.

(a)            Subject to the terms and conditions of this Agreement and in consideration of the payment to be made by Assignee to Assignor pursuant to Paragraph 5 of this Agreement, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Credit Agreement, as of the Assignment Date (as defined in Section 7 below): (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of its Commitment and outstanding Loans, as applicable, and a corresponding interest in and to all other rights and obligations of the Assignor under the respective facilities identified below (including without limitation any guarantees included in such facilities); and (ii) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Agreement, without representation or warranty by the Assignor.

Assigned Interest:

Class	Aggregate Amount of Commitment for all Lenders[8]	Amount of Applicable Commitment Assigned	Percentage Assigned of Applicable Commitment[9]	Amounts of Outstanding Loans Assigned
Commitment/Loans	$	$	%	$

(b)           Assignee, subject to the terms and conditions hereof, hereby assumes all obligations of Assignor with respect to the Assigned Interests from and after the Assignment Date as if Assignee were an original Lender under and signatory to the Credit Agreement, which obligations shall include, but shall not be limited to, the obligation to make Loans to the Borrower and to indemnify the Agent as provided therein (such obligations, together with all other obligations set forth in the Credit Agreement and the other Loan Documents are hereinafter collectively referred to as the “Assigned Obligations”). Assignor shall have no further duties or obligations with respect to, and shall have no further interest in, the Assigned Obligations or the Assigned Interests.

3.              Representations and Requests of Assignor.

(a)            Assignor represents and warrants to Assignee (i) that it is legally authorized to, and has full power and authority to, enter into this Agreement and perform its obligations under this Agreement; (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, and (iii) that it has forwarded to the Agent the Note held by Assignor. Assignor makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness or sufficiency of any Loan Document or any other instrument or document furnished pursuant thereto or in connection with the Loan, the collectability of the Loans, the continued solvency of the Borrower or the continued existence, sufficiency or value of any assets of the Borrower which may be realized upon for the repayment of the Loans, or the performance or observance by the Borrower of any of their respective obligations under the Loan Documents to which it is a party or any other instrument or document delivered or executed pursuant thereto or in connection with the Loan; other than that it is the legal and beneficial owner of, or has the right to assign, the interests being assigned by it hereunder and that such interests are free and clear of any adverse claim.

[8]       Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[9]        Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

(b)           Assignor requests that the Agent obtain replacement notes for each of Assignor and Assignee as provided in the Credit Agreement.

4.              Representations of Assignee. Assignee makes and confirms to the Agent, Assignor and the other Lenders all of the representations, warranties and covenants of a Lender under Articles 14 and 18 of the Credit Agreement. Without limiting the foregoing, Assignee (a) represents and warrants that it is legally authorized to, and has full power and authority to, enter into this Agreement and perform its obligations under this Agreement; (b) confirms that it has received copies of such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (c) agrees that it has and will, independently and without reliance upon Assignor, any other Lender or the Agent and based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in evaluating the Loans, the Loan Documents, the creditworthiness of the Borrower and the value of the assets of the Borrower, and taking or not taking action under the Loan Documents; (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers as are reasonably incidental thereto pursuant to the terms of the Loan Documents; (e) agrees that, by this Assignment, Assignee has become a party to and will perform in accordance with their terms all the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; (f) represents and warrants that Assignee does not control, is not controlled by, is not under common control with and is otherwise free from influence or control by, the Borrower or Guarantor, (g) represents and warrants that Assignee is subject to control, regulation or examination by a state or federal regulatory agency, (h) represents that it is an Eligible Assignee, and (i) agrees that if Assignee is not incorporated under the laws of the United States of America or any State, it has on or prior to the date hereof delivered to Borrower and Agent certification as to its exemption (or lack thereof) from deduction or withholding of any United States federal income taxes. Assignee agrees that Borrower may rely on the representation contained in Section 4.1.

5.              Payments to Assignor. In consideration of the assignment made pursuant to Paragraph 1 of this Agreement, Assignee agrees to pay to Assignor on the Assignment Date, an amount equal to $____________ representing the aggregate principal amount outstanding of the Loans owing to Assignor under the Credit Agreement and the other Loan Documents with respect to the Assigned Interests.

6.              Payments by Assignor. Assignor agrees to pay the Agent on the Assignment Date the registration fee required by §18.2 of the Credit Agreement.

7.              Effectiveness.

(a)            The effective date for this Agreement shall be _______________ (the “Assignment Date”). Following the execution of this Agreement, each party hereto shall deliver its duly executed counterpart hereof to the Agent for acceptance and recording in the Register by the Agent.

(b)           Upon such acceptance and recording and from and after the Assignment Date, (i) Assignee shall be a party to the Credit Agreement, to the extent of the Assigned Interests, have the rights and obligations of a Lender thereunder, and (ii) Assignor shall, with respect to the

Assigned Interests, relinquish its rights and be released from its obligations under the Credit Agreement.

(c)            Upon such acceptance and recording and from and after the Assignment Date, the Agent shall make all payments in respect of the rights and interests assigned hereby accruing after the Assignment Date (including payments of principal, interest, fees and other amounts) to Assignee.

(d)           All outstanding SOFR Loans shall continue in effect for the remainder of their applicable Interest Periods and Assignee shall accept the currently effective interest rates on its Assigned Interest of each SOFR Loan.

8.              Notices. Assignee specifies as its address for notices and its Applicable Lending Office for all assigned Loans, the offices set forth below:

Notice Address:

Attn:_____________________________________________________________________
Facsimile:
Domestic Lending Office: Same as above
Applicable Lending Office: Same as above

9.              Payment Instructions. From and after the Assignment Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Assignment Date and to the Assignee for amounts which have accrued from and after the Effective Date. All payments to Assignee under the Credit Agreement shall be made as provided in the Credit Agreement in accordance with the separate instructions delivered to Agent.

10.           Governing Law. THIS AGREEMENT IS INTENDED TO TAKE EFFECT AS A SEALED INSTRUMENT FOR ALL PURPOSES AND TO BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO CONFLICT OF LAWS).

11.           Counterparts. This Agreement may be executed in any number of counterparts which shall together constitute but one and the same agreement.

12.           Amendments. This Agreement may not be amended, modified or terminated except by an agreement in writing signed by Assignor and Assignee, and consented to by Agent.

13.           Successors. This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns as permitted by the terms of Credit Agreement.

[signatures on following page]

IN WITNESS WHEREOF, intending to be legally bound, each of the undersigned has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, as of the date first above written.

ASSIGNEE:

By:	_____________________________________________________ Title:

ASSIGNOR:

By:	_____________________________________________________ Title:

RECEIPT ACKNOWLEDGED AND
ASSIGNMENT CONSENTED TO BY:

KEYBANK NATIONAL ASSOCIATION, as Agent

By:_____________________________________________________
Title: